                   Subject to completion, dated July 7, 2004

PROSPECTUS SUPPLEMENT                         Filed pursuant to rule 424(b)(5)
(TO PROSPECTUS DATED JUNE 30, 2004)           Registration No. 333-116505


[GRAPHIC OMITTED]



ENDURANCE SPECIALTY HOLDINGS LTD.

$250,000,000

 % SENIOR NOTES DUE 2034

Interest Payable     and     .

ISSUE PRICE:  %

The notes will mature on      , 2034. Interest will accrue from July   , 2004.
We may redeem the notes in whole or in part at any time prior to maturity at the redemption price described on page S-89.

SEE "RISK FACTORS" BEGINNING ON PAGE S-10 AND THE "RISK FACTORS" SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.


===================================================================================================================================
                                                                                                PRICE TO    UNDERWRITING   PROCEEDS
                                                                                                 PUBLIC      DISCOUNTS       TO US
-----------------------------------------------------------------------------------------------------------------------------------
Per Note                                                                                              %             %            %
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             $            $             $
-----------------------------------------------------------------------------------------------------------------------------------


The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors on or about July , 2004.

JPMORGAN                                                       BARCLAYS CAPITAL

BANC OF AMERICA SECURITIES LLC

           BNY CAPITAL MARKETS, INC.

                      DEUTSCHE BANK SECURITIES

                                 ING FINANCIAL MARKETS

                                                            WACHOVIA SECURITIES

COMERICA SECURITIES                                CALYON SECURITIES (USA) INC.

July   , 2004

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL NOR DO THEY SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS ARE MAKING, NOR WILL MAKE, AN OFFER TO SELL THE NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES, AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE, REGARDLESS OF TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR OF ANY SALE OF THE NOTES.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


                                                                            PAGE
                                                                           -----
About This Prospectus Supplement .......................................      ii
Summary ................................................................     S-1
Risk Factors ...........................................................    S-10
Cautionary Statement Regarding Forward-Looking Statements ..............    S-13
Use of Proceeds ........................................................    S-14
Capitalization .........................................................    S-15
Selected Consolidated Financial Information ............................    S-16
Ratio of Earnings to Fixed Charges .....................................    S-18
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................    S-19
Industry Background ....................................................    S-55
Business ...............................................................    S-57
Regulatory Matters .....................................................    S-74
Certain Relationships and Related Transactions .........................    S-86
Description of Notes ...................................................    S-87
Material Tax Considerations ............................................    S-96
Underwriting ...........................................................   S-101
Legal Matters ..........................................................   S-102
Experts ................................................................   S-102
Where You Can Find More Information ....................................   S-103
Enforceability of Civil Liabilities Under United States Federal
  Securities Laws and Other Matters.....................................   S-105


                                   PROSPECTUS

Risk Factors .............................................................     4
Cautionary Statement Regarding Forward-Looking Statements ................     5
Endurance Specialty Holdings Ltd. ........................................     6
The Capital Trusts .......................................................     7
Use of Proceeds ..........................................................     8
Ratio of Earnings to Fixed Charges .......................................     8
Description of Debt Securities ...........................................     9
Description of Share Capital .............................................    19
Description of Depositary Shares .........................................    38
Description of Warrants ..................................................    41
Description of Trust Preferred Securities And Trust Guarantees ...........    43
Description of Stock Purchase Contracts And Stock Purchase Units .........    47
Selling Shareholders .....................................................    48
Material Tax Considerations ..............................................    51
Plan of Distribution .....................................................    62
Where You Can Find More Information ......................................    64
Legal Matters ............................................................    65
Experts ..................................................................    65
Enforceability of Civil Liabilities Under United States Federal
  Securities Laws and Other Matters.......................................    66

                        ABOUT THIS PROSPECTUS SUPPLEMENT


    THIS PROSPECTUS SUPPLEMENT CONTAINS THE TERMS OF THIS OFFERING OF NOTES. THIS PROSPECTUS SUPPLEMENT MAY ADD, UPDATE OR CHANGE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS. IN ADDITION, THE INFORMATION INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS MAY HAVE ADDED, UPDATED OR CHANGED INFORMATION IN THE ACCOMPANYING PROSPECTUS. IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH ANY INFORMATION IN THE ACCOMPANYING PROSPECTUS (OR ANY INFORMATION INCORPORATED THEREIN BY REFERENCE), THIS PROSPECTUS SUPPLEMENT WILL APPLY AND WILL SUPERSEDE SUCH INFORMATION IN THE ACCOMPANYING PROSPECTUS. IT IS IMPORTANT FOR YOU TO READ AND CONSIDER ALL INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN MAKING YOUR INVESTMENT DECISION. YOU SHOULD ALSO READ AND CONSIDER THE ADDITIONAL INFORMATION UNDER THE CAPTION "WHERE YOU CAN FIND MORE INFORMATION" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

    SECURITIES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT OF 2003 OF BERMUDA WHICH REGULATES THE SALE OF SECURITIES IN BERMUDA. IN ADDITION, THE BERMUDA MONETARY AUTHORITY (THE "BMA") MUST APPROVE ALL ISSUANCES AND TRANSFERS OF SECURITIES OF A BERMUDA EXEMPTED COMPANY. WE WILL HAVE TO OBTAIN (AND HAVE APPLIED FOR) FROM THE BMA THEIR PERMISSION FOR THE ISSUE AND FREE TRANSFERABILITY OF THE SECURITIES IN THE COMPANY BEING OFFERED PURSUANT TO THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT. IN ADDITION, WE WILL DELIVER TO AND FILE A COPY OF THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT WITH THE REGISTRAR OF COMPANIES IN BERMUDA IN ACCORDANCE WITH BERMUDA LAW. THE BMA AND THE REGISTRAR OF COMPANIES ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT.

                                    SUMMARY


    This summary highlights information contained elsewhere or incorporated within this prospectus supplement and the accompanying prospectus. While we have highlighted what we believe is the most important information about the Company in this summary, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" sections and our consolidated financial statements and the notes to those financial statements, in each case included or incorporated by reference herein, before making an investment decision. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to "we," "us," "our" and "the Company" refer to the consolidated operations of Endurance Specialty Holdings Ltd., and its direct and indirect subsidiaries, including Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), Endurance Worldwide Holdings Limited, Endurance Worldwide Insurance Limited ("Endurance U.K."), Endurance U.S. Holdings Corp., Endurance Reinsurance Corporation of America ("Endurance U.S.") and Endurance Services Limited ("Endurance Services"). "Endurance Holdings" refers solely to Endurance Specialty Holdings Ltd. Amounts in this prospectus supplement and the accompanying prospectus are expressed in U.S. dollars and the financial statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), except as otherwise indicated.


                                  THE COMPANY

OVERVIEW

    Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

    We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently, allow for greater capital efficiency, and provide a superior risk-adjusted return on capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized, quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance intermediaries.

    Since our inception in December 2001, we have been able to achieve significant success in the development of our business. Our accomplishments include:

   o building our business from a startup in 2001 to $720.6 million in gross premiums and $100.9 million in net income for the three months ended March 31, 2004, and $1.6 billion in gross premiums and $263.4 million in net income for the year ended December 31, 2003;

   o generating a 23.7% annualized return on average equity for the three months ended March 31, 2004 and an 18.4% return on average equity for the year ended December 31, 2003;

   o successfully launching multiple specialty business segments;

   o building a substantial client base around the world;

   o recruiting a highly experienced management team and building a staff of approximately 260;

   o licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States;

   o acquiring renewal rights to the property catastrophe business of LaSalle Re Limited ("LaSalle");

   o acquiring renewal rights to the majority of the reinsurance business of The Hartford Fire Insurance Company and HartRe Company, L.L.C. (collectively, "HartRe");

   o establishing a $192 million multi-year term loan facility and a $108 million one-year revolving credit facility that was expanded to a $500 million letter of credit and revolving credit facility;

   o successfully completing our initial public offering in February 2003 and obtaining a NYSE listing; and

   o successfully completing a $308 million follow-on secondary equity offering in 2004.

    Current conditions in the global insurance and reinsurance markets continue to present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in losses from asbestos liability, under-reserving, and poor investment performance. In addition, Standard & Poor's Rating Services ("Standard & Poor's") and A.M. Best Company Inc. ("A.M. Best") lowered the financial strength ratings of a significant number of reinsurers in 2002 and 2003, further reducing available reinsurance capacity with sufficient financial security.

OUR COMPETITIVE STRENGTHS

    We believe certain characteristics distinguish us from our competitors, including:

   o Extensive Specialized Underwriting and Risk Management Capabilities. We have made significant investments in our technical capabilities, including hiring 102 experienced underwriters and an actuarial, risk analysis and modeling staff of 30.

   o Underwriting and Risk Management Discipline. We remain highly selective in our underwriting approach. All of our underwriting activity is supported by detailed, upfront pricing analyses through which we seek to limit our exposure to any single contract and any single geographic or catastrophic peril. Despite significant expansion of our business, we provided insurance quotes on 42.3% of the 4,434 submissions received during the three months ended March 31, 2004 and 36.7% of the 8,637 submissions received during the year ended December 31, 2003.

   o Experienced Management Team. Our senior management team averages over 20 years of experience in the insurance and reinsurance industry and participates in our stock-based compensation plan that ties compensation to the achievement of goals aligned with those of our shareholders.

   o Strong Market Relationships. The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including: Aon Corporation ("Aon"), Marsh & McLennan Companies, Inc. ("Marsh"), Benfield Group plc ("Benfield"), Willis Group Holdings, Ltd. ("Willis") and Towers Perrin Reinsurance ("Towers Perrin").

   o Bermuda-Based Operations. Bermuda is our principal base of operations, which allows us to benefit from its well-developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a responsive regulatory environment that allows for rapid innovation in insurance and reinsurance products.

   o Conservative Investment Policy. We have a conservative investment policy aimed at minimizing the volatility of our investment results. At March 31, 2004, 100% of our invested assets were held in cash and cash equivalents and fixed maturity securities, 84% of which were rated AAA and 100% were rated A or better.

   o Excellent Financial Strength. The Company's operating subsidiaries are rated "A" (Excellent) by A.M. Best, "A-" (Strong) by Standard & Poor's and A2 by Moody's Investors Service ("Moody's"). We were one of a small number of companies to be upgraded by A.M. Best in 2003 when we received our upgrade to "A" ("Excellent").

   o Unencumbered Capital Base. At March 31, 2004, we had total shareholders' equity of approximately $1.8 billion. As a recently formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other pre-December 2001 liability exposures currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed "shell" companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results.

BUSINESS STRATEGY

    Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and successfully executing our strategy. The key elements of our strategy are:

   o Maintain a Portfolio of Profitable Specialty Lines. We believe there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines that we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

   o Utilize Monoline Level of Expertise in Each Line of Business. We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

   o Apply Extensive Technical Analysis to Our Underwriting. We manage our portfolio of risks through the utilization of catastrophe modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products. We have our own proprietary underwriting risk management system and have built a proprietary suite of individual contract, portfolio, capital allocation, and market risk management and price monitoring tools around this system.

   o Maintain an Efficient Expense Structure. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current emphasis on high severity, low frequency lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

   o Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long-term, we will seek to return excess capital to our shareholders rather than use it to underwrite business at unattractive pricing levels. We have already undertaken a number of capital management initiatives, including two acquisitions at prices which were accretive to our earnings, selective repurchases of our ordinary shares on favorable terms, and the payment of shareholder dividends.

RISKS RELATING TO OUR COMPANY

    As part of your evaluation of the Company, you should take into account the risks we face in our business. These risks include:

   o Limited Operating History. We have a limited operating and financial history. As a result, there is limited historical financial and operating information to help you evaluate our past performance or to make a decision about an investment in the notes.

   o Uncertainty of Establishing Loss Reserves. Establishing and maintaining an appropriate level of loss reserves is an inherently uncertain process, especially for recently formed insurers like us without an established loss history. Because of this uncertainty, it is possible that our loss reserves at any given time will prove inadequate. This could cause a material reduction in our profitability and capital.

   o Vulnerability to Losses from Catastrophes. Our property and property catastrophe insurance and reinsurance operations expose us to claims arising from catastrophes. In the event that we experience catastrophe losses, there is a possibility that our unearned premium and loss reserves will be inadequate to cover these risks, which could have a material adverse effect on our financial condition and our results of operations.

   o Failure of Our Loss Limitation Methods. Limitations or exclusions from coverage or choice of forum, or other loss limitation methods we employ, may not be effective or may not be enforceable in the manner we intend, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders' equity.

   o Non-renewal of Existing Contracts. Our contracts are generally for a one-year term. In our financial forecasting process, we make assumptions about the renewal of our prior year's contracts. If actual renewals do not meet expectations, our premiums written in future years and our future results of operations could be materially adversely affected. This risk is especially prevalent in the first quarter of each year when a large number of reinsurance contracts are subject to renewal.

   o Constraints Related to Our Holding Company Structure. As a holding company, Endurance Holdings has no substantial operations of its own. Dividends and other permitted distributions from insurance subsidiaries are expected to be Endurance Holdings' sole source of funds to meet ongoing cash requirements, including paying interest on the notes. These payments are limited by the regulations in the jurisdictions in which our subsidiaries operate. The inability of these subsidiaries to pay dividends in sufficient amounts for Endurance Holdings to meet its cash requirements could have a material adverse effect on its operations.

   o Cyclical Nature of the Insurance and Reinsurance Business. Historically, the property and casualty reinsurance business has been a cyclical industry characterized by periods of intense price competition. Although premium levels for many products have generally increased during the past two years, the supply of insurance and reinsurance capacity may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers and reinsurers, which may cause prices to decrease.

    For more information about these and other risks, see "Risk Factors" beginning on page S-10 and the "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2003. You should carefully consider these risk factors together with all the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

                             ----------------------

    Our principal executive offices are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and our telephone number is (441) 278-0400.

                                  THE OFFERING


Issuer. . . . . . . . . . . . . . . . .  Endurance Specialty Holdings Ltd.

Notes Offered . . . . . . . . . . . . .  $250,000,000 principal amount of  %
                                         Senior Notes due 2034.

Maturity Date . . . . . . . . . . . . .   , 2034.

Interest Rate and Payment
 Dates  . . . . . . . . . . . . . . . .   % per annum, payable semi-annually
                                         on      and      of each year,
                                         commencing  , 2004.

Ranking . . . . . . . . . . . . . . . .  The notes:

                                         o are senior unsecured obligations;

                                         o rank equally with all our existing
                                           and future unsecured and
                                           unsubordinated debt from time to
                                           time outstanding; and

                                         o are effectively junior to claims of
                                           creditors of our subsidiaries,
                                           including policyholders, trade
                                           creditors, debt holders, taxing
                                           authorities, guarantee holders and
                                           preference shareholders.

Optional Redemption . . . . . . . . . .  The notes will be redeemable prior to maturity at our option, in whole or
                                         in part, at the redemption price
                                         described on page S-89 (including
                                         accrued and unpaid interest, if any,
                                         to the date of redemption).

Tax Redemption. . . . . . . . . . . . .  We may redeem all of the notes at any time certain tax events occur as
                                         described in "Description of Notes --
                                         Redemption for Tax Purposes."

Covenants . . . . . . . . . . . . . . .  The notes will be issued under an indenture with the Bank of New York,
                                         as trustee. The indenture contains
                                         various covenants, including:

                                         o limitations on liens on the stock
                                           of restricted subsidiaries;

                                         o restrictions as to the disposition
                                           of the stock of restricted
                                           subsidiaries; and

                                         o limitations on mergers,
                                           amalgamations, conversions,
                                           consolidations and successions.

Additional Notes. . . . . . . . . . . .  We may, without notice to or the consent of the then existing holders
                                         of the notes, issue additional notes
                                         having the same ranking and the same
                                         interest rate, maturity and other
                                         terms as the notes offered by this
                                         prospectus supplement except for the
                                         issue price, issue date and, in some
                                         cases, the first interest payment
                                         date. Any additional notes having
                                         such similar terms will, together
                                         with the notes being offered by this
                                         prospectus supplement, constitute a
                                         single series of notes under the
                                         indenture.

Use of Proceeds . . . . . . . . . . . .  We estimate that the net proceeds from this offering will be
                                         approximately $  million. Pursuant to
                                         the terms of our current term loan
                                         facility, the net cash proceeds from
                                         this offering will be used to repay
                                         all amounts outstanding under the
                                         term loan, which were $103.0 million
                                         as of March 31, 2004. The remaining
                                         net proceeds will be used for general
                                         corporate purposes, including
                                         potential acquisitions, and
                                         repurchases of our shares and share
                                         equivalents.

Ratings . . . . . . . . . . . . . . . .  Our prospective senior unsecured debt ratings are as follows:

                                         Moody's Investor Services      Baa1
                                         Standard & Poor's              BBB
                                         A.M. Best                      bbb

                                         The ratings set forth above are not a
                                         recommendation to purchase, hold or
                                         sell the notes and are subject to
                                         revision or withdrawal at any time by
                                         the rating agency.

No Trading Market . . . . . . . . . . .  The notes are a new issue of securities for which there is
                                         currently no established trading
                                         market. Although the underwriters
                                         have informed us that they currently
                                         intend to make a market in the notes,
                                         they are not obligated to do so and
                                         any such market may be discontinued
                                         at any time without notice.

Form of the Notes . . . . . . . . . . .  The notes will be represented by one or more global notes registered in
                                         the name of The Depository Trust
                                         Company or its nominee. This means
                                         that holders will not receive a
                                         certificate for their notes and the
                                         notes will not be registered in their
                                         names. Ownership interests in the
                                         notes will be shown on, and transfers
                                         of the notes will be effected only
                                         through, records maintained by
                                         participants in The Depository Trust
                                         Company. The Depository Trust Company
                                         and the paying agent for the notes
                                         will be responsible for interest
                                         payments to you.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


    The following table sets forth our summary consolidated financial information. As described in Note 1 to our consolidated financial statements incorporated herein by reference, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus supplement and the accompanying prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented.

    The summary consolidated financial information for the periods ended December 31, 2003, 2002 and 2001 and at December 31, 2003 and 2002 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003. The summary consolidated financial information at and for the three months ended March 31, 2004 and 2003 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2004. This summary consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. These historical results are not necessarily indicative of results to be expected from any future period.


                                                                 THREE MONTHS ENDED              YEAR ENDED
                                                               ---------------------     ---------------------------   PERIOD ENDED
                                                               MARCH 31,   MARCH 31,    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                                 2004         2003          2003            2002           2001
                                                               ---------   ---------    ------------    ------------   ------------
                                                                    (UNAUDITED)                (IN THOUSANDS)
SUMMARY INCOME STATEMENT DATA:
Gross premiums written and acquired (a).....................    $720,631     $362,115     $1,601,997       $798,760         $376
Net premiums written and acquired (b).......................     717,007      360,054      1,597,844        764,918          376
Net premiums earned (includes $0.3 million and $30.7 million
  from related parties in 2003 and 2002, respectively)......     415,826      189,653      1,173,947        369,489            1
Net investment income.......................................      24,675       14,356         71,010         42,938          838
Net realized gains on sales of investments..................       5,176        4,404          5,718          6,730           --
Losses and loss expenses (includes $0.2 million and
  $17.5 million from related parties in 2003 and 2002,
  respectively).............................................     222,009      104,145        663,696        204,455           --
Acquisition expenses (includes $0.0 million and $7.0 million
  from related parties in 2003 and 2002, respectively)......      85,518       34,560        230,549         64,013           --
General and administrative expenses.........................      31,767       19,466        100,657         49,999          527
Net income..................................................     100,872       51,201        263,437        102,066          312


                                                            AS OF              AS OF                AS OF               AS OF
                                                       MARCH 31, 2004    DECEMBER 31, 2003    DECEMBER 31, 2002   DECEMBER 31, 2001
                                                       --------------    -----------------    -----------------   -----------------
                                                         (UNAUDITED)                  (IN THOUSANDS)
SUMMARY BALANCE SHEET DATA:
Cash and investments ...............................     $2,980,915          $2,674,232          $1,663,249           $1,162,498
Total assets .......................................      4,127,517           3,458,964           2,054,594            1,165,099
Reserve for losses and loss expenses ...............      1,019,318             833,158             200,840                   --
Reserve for unearned premiums ......................      1,129,102             824,685             403,305                  375
Bank debt ..........................................        103,029             103,029             192,000                   --
Total shareholders' equity .........................      1,763,103           1,644,815           1,217,500            1,162,312


SELECTED RATIOS (BASED ON U.S. GAAP INCOME STATEMENT DATA):


                                                                                                           YEAR ENDED
                                                                        THREE MONTHS ENDED    -------------------------------------
                                                                          MARCH 31, 2004      DECEMBER 31, 2002   DECEMBER 31, 2003
                                                                        ------------------    -----------------   -----------------
Loss ratio (c)......................................................           53.4%                56.5%                55.3%
Acquisition expense ratio (d).......................................           20.6%                19.6%                17.3%
General and administrative expense ratio(e).........................            7.6%                 8.6%                13.6%
                                                                               ----                 ----                 ----
Combined ratio (f)..................................................           81.6%                84.7%                86.2%
                                                                               ====                 ====                 ====

---------------
(a) Gross premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Gross premiums written and acquired for the year ended December 31, 2002 included $90.0 million of gross premiums acquired in the LaSalle transaction.

(b) Net premiums written and acquired for the year ended December 31, 2003 included $400.3 million of net premiums acquired in the HartRe transaction. Net premiums written and acquired for the year ended December 31, 2002 included $69.0 million of net premiums acquired in the LaSalle transaction.

(c) The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.

(d) The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.

(e) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(f) The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a recently formed company, our historical combined ratio may not be indicative of future underwriting performance.

                                  RISK FACTORS


    Before investing in the notes you should carefully consider the following risk factors and all other information set forth and incorporated by reference in this prospectus supplement and accompanying prospectus including the "Risk Factors" set forth in our Annual Report on Form 10-K for the year ended December 31, 2003. These risks could materially affect our business, results of operations or financial condition. You could lose all or part of your investment.

RISKS RELATING TO THE NOTES

    IN THE EVENT OF OUR LIQUIDATION OR REORGANIZATION, HOLDERS OF THE NOTES WILL GENERALLY HAVE A JUNIOR POSITION TO CLAIMS OF CREDITORS OF OUR SUBSIDIARIES.

    The notes are obligations exclusively of Endurance Holdings and not of its subsidiaries. We are a holding company and conduct substantially all our operations through our subsidiaries. Our ability to meet our obligations under the notes will be dependent on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. See "We will depend upon dividends from Endurance Bermuda to meet our obligations under the notes" below and "-- Risks Relating to Our Business -- Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments" in our Annual Report on Form 10-K for the year ended December 31, 2003. Our right to participate as an equity holder in any distribution of assets of any subsidiary (and thus the ability of holders of the notes to benefit as creditors of our company from such distribution) is junior to creditors of that subsidiary, including policyholders, trade creditors, debt holders, taxing authorities, guarantee holders and preference shareholders. As a result, claims of holders of the notes will be effectively subordinated to the claims of existing and future policyholders and other creditors of our subsidiaries. In the event of our liquidation or reorganization, holders of the notes will generally have a junior position to claims of creditors of our subsidiaries. The notes will not be secured, and thus the notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. On a pro forma basis as of March 31, 2004, after giving effect to the offering of the notes and the application of the proceeds there from, we would have had $250.0 million principal amount of outstanding senior indebtedness, none of which would have been secured indebtedness.

    THE NOTES WILL NOT CONTAIN CERTAIN RESTRICTIVE COVENANTS.

    The notes will not contain some covenants that could protect holders of the notes from certain transactions. For example, the notes will not contain covenants that:

   o limit our ability or any subsidiaries' ability to incur additional indebtedness;

   o limit our ability to pay dividends or make distributions on, or redeem or repurchase our equity securities;

   o prevent us from selling or otherwise transferring any shares of, or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of any of our subsidiaries, or prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to purchase shares of, voting stock of such subsidiary (so long as in the case of our restricted subsidiaries, as defined in "Description of Debt Securities -- Covenants Applicable to the Debt Securities" in the accompanying prospectus, it is for fair market value); or

   o give holders of the notes the right to require us to repurchase their notes in the event of a change of control of our company due to a takeover, recapitalization or similar restructuring, or for any other reason.

    WE WILL DEPEND UPON DIVIDENDS FROM ENDURANCE BERMUDA TO MEET OUR OBLIGATIONS UNDER THE NOTES.

    Dividends and other permitted distributions from Endurance Bermuda are expected to be our sole source of funds to meet ongoing cash requirements, including debt service payments and other expenses. Bermuda law and regulations, including but not limited to Bermuda insurance regulations, limit the declaration and payment of dividends and the making of distributions by Endurance Bermuda to us and in certain cases requires the prior notification to, or the approval of, the BMA. Subject to such laws, the directors of Endurance Bermuda have the authority to determine whether or not to declare dividends to us. The maximum amount of dividends that could have been paid, or additional paid-in capital that could have been returned, by Endurance Bermuda to us at March 31, 2004, without such notification, was approximately
$353 million ($230 million at December 31, 2003). There is no assurance that dividends will be declared or paid by Endurance Bermuda in the future.

    The inability of Endurance Bermuda to pay dividends to us in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and ability to satisfy our obligations to you under the notes.

    Endurance Bermuda has no obligation to pay interest or principal due on the notes or to make funds available to us for that purpose, whether in the form of loans, dividends or other distributions. Accordingly, our ability to repay the notes at maturity or otherwise may be dependent upon our ability to refinance the notes, which will in turn depend, in large part, upon factors beyond our control. Due to regulatory and other restrictions, we do not currently intend to take dividends from Endurance U.K. and Endurance U.S.

    AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

    There has been no trading market for the notes prior to this offering, and a trading market for the notes may not develop or continue. The notes will not be listed on any national securities exchange or automated quotation system. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so and could stop making a market in the notes at any time without notice. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. The price at which you will be able to sell the notes may be less than the price paid for them due to prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

    U.S. PERSONS WHO OWN OUR NOTES MAY HAVE MORE DIFFICULTY IN PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE CREDITORS OF A U.S. CORPORATION.

    Creditors of a company in Bermuda, such as Endurance Holdings, may enforce their rights against the company by legal process in Bermuda. The creditor would first have to obtain a judgment in its favor against the company by pursuing a legal action against the company in Bermuda. This would entail retaining attorneys in Bermuda and (in the case of a plaintiff who is a U.S. person) pursuing an action in a jurisdiction which would be foreign to the plaintiff.

    The costs of pursuing such an action could be more costly than pursuing corresponding proceedings against a U.S. person.

    Appeals from decisions of the Supreme Court of Bermuda (the first instance court for most civil proceedings in Bermuda) may be made in certain cases to the Court of Appeal for Bermuda. In turn, appeals from the decisions of the Court of Appeal may be made in certain cases to the English Privy Council. Rights of appeal in Bermuda may be more restrictive than rights of appeal in the United States.

    In the event that the company becomes insolvent the rights of a creditor against the company would be severely impaired. In the event of an insolvent liquidation (or appointment of a provisional liquidator), a creditor may pursue legal action only upon obtaining permission to do so from the Supreme Court of Bermuda. The rights of creditors in an insolvent liquidation will extend only to proving a claim in the liquidation and receiving a dividend pro rata along with other unsecured creditors to the extent of the available assets of the company (after the payment of costs of the liquidation).

    The impairment of the rights of an unsecured creditor may be more severe in an insolvent liquidation in Bermuda than would be the case where a U.S. person has a claim against a U.S. corporation which becomes insolvent. This is so mainly because in the event of an insolvency Bermuda law may be more generous to secured creditors (and hence less generous to unsecured creditors) than U.S. law. The rights of secured creditors in an insolvent liquidation in Bermuda remain largely unimpaired, with the result that secured creditors will be paid in full to the extent of the value of the security they hold. Another possible consequence of the favorable treatment of secured creditors under Bermuda insolvency law is that a rehabilitation of an insolvent company in Bermuda may be more difficult to achieve than the rehabilitation of an insolvent U.S. corporation.

    IT MAY BE DIFFICULT TO EFFECT SERVICE OF PROCESS ON AND ENFORCE JUDGMENTS AGAINST US.

    Endurance Holdings is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. A substantial portion of its assets and its officers and directors, at any one time, are or may be located in jurisdictions outside the United States. It may be difficult for investors to effect service of process within the United States on us or our officers and directors resident outside the United States or to enforce against us judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

    We have been advised by Appleby Spurling Hunter, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not United States) law.

    In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling Hunter that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

    OUR OPTION TO REDEEM THE NOTES IN CERTAIN CIRCUMSTANCES MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES.

    The notes will be redeemable at our option if certain tax events occur. Redemption may occur at a time when prevailing interest rates are relatively low. If this happens, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the redeemed notes. See "Description of the Notes -- Redemption for Tax Purposes" in this prospectus supplement for a more detailed discussion of redemption of the notes.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

    All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

   o the effects of competitors' pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

   o the impact of acts of terrorism and acts of war;

   o the effects of terrorist-related insurance legislation and laws;

   o greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

   o decreased level of demand for property and casualty insurance or reinsurance or increased competition due to an increase in capacity of property and casualty insurers and reinsurers;

   o the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

   o uncertainties in our reserving process;

   o Endurance Holdings or Endurance Bermuda becomes subject to income taxes in the United States or the United Kingdom;

   o changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

   o acceptance of our products and services, including new products and services;

   o the inability to renew business previously underwritten or acquired;

   o changes in the availability, cost or quality of reinsurance or retrocessional coverage;

   o loss of key personnel;

   o political stability of Bermuda;

   o changes in accounting policies or practices; and

   o changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates, and other factors.

    The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                USE OF PROCEEDS

    The estimated net proceeds from this offering will be approximately $ million. Pursuant to the terms of our current term loan facility, the net cash proceeds from this offering will be used to repay all amounts outstanding under the term loan, which were $103.0 million as of March 31, 2004. The remaining net proceeds will be used for general corporate purposes, including potential acquisitions and repurchases of our shares and share equivalents.

    Prior to the application of the proceeds of this offering, our remaining term loan borrowings are subject to principal payments of $76.8 million in September 2004 and $26.2 million in September 2005. Our term loan borrowings currently bear interest at the London Interbank Offered Rate ("LIBOR") plus 0.875%.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization as of March 31, 2004, on an actual basis and as adjusted to reflect the issuance of the notes and the application of the net proceeds therefrom, as described elsewhere in this prospectus supplement and the accompanying prospectus. You should read this information in conjunction with our consolidated financial statements and other financial information that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.


                                                          AS OF MARCH 31, 2004
                                                        ------------------------
                                                          ACTUAL     AS ADJUSTED
                                                        ----------   -----------
                                                             (IN THOUSANDS)
DEBT OUTSTANDING
Bank debt ..........................................    $  103,029    $
Notes offered hereby ...............................            --
SHAREHOLDERS' EQUITY (A)
Ordinary shares -- 63,943,486 issued and
  outstanding.......................................        63,943
Additional paid in capital .........................     1,192,908
Accumulated other comprehensive income .............        71,699
Retained earnings ..................................       434,553
                                                        ----------    ---------
Total shareholders' equity .........................     1,763,103
                                                        ----------    ---------
Total Capitalization ...............................    $1,866,132    $
                                                        ==========    =========

---------------
(a) As of March 31, 2004, the Company had 120,000,000 ordinary shares of $1.00 par value authorized. This table does not give effect to warrants currently exercisable for 7,242,890 ordinary or class A shares, options to purchase 1,737,296 ordinary shares and restricted stock units equivalent to 215,644 ordinary shares that were fully vested at March 31, 2004.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth our selected consolidated financial information. As described in Note 1 to our consolidated financial statements incorporated herein by reference, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus supplement and the accompanying prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented.

    The summary consolidated financial information for the periods ended December 31, 2003, 2002 and 2001 and at December 31, 2003 and 2002 has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003. The summary consolidated financial information at and for the three months ended March 31, 2004 and 2003 has been derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2004. This summary consolidated financial information should be read in conjunction with and is qualified by reference to these financial statements and the related notes. These historical results are not necessarily indicative of results to be expected from any future period.


                                                                 THREE MONTHS ENDED              YEAR ENDED
                                                               ---------------------     ---------------------------   PERIOD ENDED
                                                               MARCH 31,   MARCH 31,    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                                 2004         2003          2003            2002           2001
                                                               ---------   ---------    ------------    ------------   ------------
                                                                    (UNAUDITED)          (IN THOUSANDS)
SUMMARY INCOME STATEMENT DATA:
Gross premiums written and acquired (a)....................    $720,631     $362,115     $1,601,997       $798,760         $376
Net premiums written and acquired (b)......................     717,007      360,054      1,597,844        764,918          376
Net premiums earned (includes $0.3 million and $30.7
  million from related parties in
  2003 and 2002, respectively).............................     415,826      189,653      1,173,947        369,489            1
Net investment income......................................      24,675       14,356         71,010         42,938          838
Net realized gains on sales of investments.................       5,176        4,404          5,718          6,730           --
Losses and loss expenses (includes $0.2 million and $17.5
  million from related parties in 2003 and 2002,
  respectively)............................................     222,009      104,145        663,696        204,455           --
Acquisition expenses (includes $0.0 million and $7.0
  million from related parties in 2003 and 2002,
  respectively)............................................      85,518       34,560        230,549         64,013           --
General and administrative expenses........................      31,767       19,466        100,657         49,999          527
Net income.................................................     100,872       51,201        263,437        102,066          312


                                                            AS OF              AS OF                AS OF               AS OF
                                                       MARCH 31, 2004    DECEMBER 31, 2003    DECEMBER 31, 2002   DECEMBER 31, 2001
                                                       --------------    -----------------    -----------------   -----------------
                                                         (UNAUDITED)                  (IN THOUSANDS)
SUMMARY BALANCE SHEET DATA:
Cash and investments ...............................     $2,980,915          $2,674,232          $1,663,249           $1,162,498
Total assets .......................................      4,127,517           3,458,964           2,054,594            1,165,099
Reserve for losses and loss expenses ...............      1,019,318             833,158             200,840                   --
Reserve for unearned premiums ......................      1,129,102             824,685             403,305                  375
Bank debt ..........................................        103,029             103,029             192,000                   --
Total shareholders' equity .........................      1,763,103           1,644,815           1,217,500            1,162,312


SELECTED RATIOS (BASED ON U.S. GAAP INCOME STATEMENT DATA):


                                                                                                                YEAR ENDED
                                                                                  THREE MONTHS ENDED    ---------------------------
                                                                                       MARCH 31,        DECEMBER 31,   DECEMBER 31,
                                                                                         2004               2003           2002
                                                                                  ------------------    ------------   ------------
Loss ratio (c)................................................................           53.4%              56.5%          55.3%
Acquisition expense ratio (d).................................................           20.6%              19.6%          17.3%
General and administrative expense ratio (e)..................................            7.6%               8.6%          13.6%
                                                                                         ----               ----           -----
Combined ratio (f)............................................................           81.6%              84.7%          86.2%
                                                                                         ====               ====           =====

---------------
(a) Gross premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Gross premiums written and acquired for the year ended December 31, 2002 included $90.0 million of gross premiums acquired in the LaSalle transaction.

(b) Net premiums written and acquired for the year ended December 31, 2003 included $400.3 million of net premiums acquired in the HartRe transaction. Net premiums written and acquired for the year ended December 31, 2002 included $69.0 million of net premiums acquired in the LaSalle transaction.

(c) The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.

(d) The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.

(e) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(f) The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a recently formed company, our historical combined ratio may not be indicative of future underwriting performance.

                       RATIO OF EARNINGS TO FIXED CHARGES

    For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and one-third of rental payments under operating leases (estimated by management to be the interest factor of such rentals).


                                                                        THREE MONTHS             YEAR ENDED               PERIOD
                                                                            ENDED        ---------------------------       ENDED
                                                                          MARCH 31,     DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                                            2004            2003            2002           2001
                                                                        ------------    ------------    ------------   ------------
Ratio of Earnings to Fixed Charges ..................................      71.18x          43.33x          74.86x          NM(a)

---------------
(a)   Not meaningful.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes that are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and the Company's Quarterly Report on Form 10-Q for the three months ended
March 31, 2004, which are incorporated by reference in this prospectus supplement.

    Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus supplement and the accompanying prospectus, including information with respect to the Company's plans and strategy for its business, includes forward looking statements that involve risk and uncertainties. Please see the section "Cautionary Statement Regarding Forward-Looking Statements" contained elsewhere in this prospectus supplement for more information on factors that could cause actual results to differ materially from the results described in or implied by any forward-looking statements contained in this discussion and analysis. You should review the "Risk Factors" set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and contained elsewhere in this prospectus supplement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

OVERVIEW

    Endurance Holdings was organized as a Bermuda holding company on June 27, 2002. Endurance Holdings has three wholly owned operating subsidiaries:
Endurance Bermuda, based in Pembroke, Bermuda; Endurance U.K., based in London, England; and Endurance U.S., based in White Plains, New York.

    The Company writes specialty lines of commercial property and casualty insurance and reinsurance on a global basis, and seeks to create a portfolio of specialty lines which are profitable and have limited correlation with one another. The Company's portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk, and aerospace and other specialty lines.

    The insurance lines that the Company writes are included in the property individual risk, casualty individual risk, and aerospace and other specialty lines segments. The reinsurance lines that the Company writes are included in the property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, and aerospace and other specialty lines segments.

    Property insurance and reinsurance provides coverage of an insurable interest in tangible property for property loss, damage or loss of use. The Company writes property lines through its property per risk treaty reinsurance, property catastrophe reinsurance, property individual risk, and aerospace and other specialty lines segments.

    Casualty insurance and reinsurance is primarily concerned with the losses caused by injuries to third parties, i.e., not the insured, or to property owned by third parties and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. The Company writes casualty lines through its casualty treaty reinsurance, casualty individual risk, and aerospace and other specialty lines segments.

    The Company's results of operations are affected by the following business and accounting factors and critical accounting policies:

REVENUES

    The Company derives its revenues primarily from premiums from its insurance policies and reinsurance contracts. The premiums the Company charges for the risks assumed are priced based on many assumptions and are a function of the amount and type of policies and contracts the Company writes as well as prevailing market prices. The Company prices these risks before its ultimate costs are known, which may extend many years into the future. In addition, the Company's revenues include income generated from its investment portfolio. The Company's investment portfolio is comprised primarily of fixed maturity investments that are held as available for sale. Under U.S. GAAP, these investments are carried at fair market value and unrealized gains and losses on the Company's investments are excluded from earnings. These unrealized gains and losses are included on the Company's balance sheet in accumulated other comprehensive income as a separate component of shareholders' equity.

EXPENSES

    The Company's expenses consist primarily of losses and loss expenses, acquisition expenses and general and administrative expenses. Losses and loss expenses are estimated by management and reflect its best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. The Company records losses and loss expenses based on an actuarial analysis of the estimated losses the Company expects to be reported on policies and contracts written. The ultimate losses and loss expenses will depend on the actual costs to settle claims. Acquisition expenses consist principally of commissions and brokerage expenses that are typically a percentage of the premiums on insurance policies or reinsurance contracts written. General and administrative expenses consist primarily of personnel expenses and general operating expenses. Interest expense and amortization of intangible assets are disclosed separately from general and administrative expenses.

MARKETPLACE CONDITIONS AND TRENDS

    In general, the Company believes operating conditions in the insurance and reinsurance marketplace continued to be favorable during 2003 and the first quarter of 2004. This improvement reflects the industry response to losses arising from the events of September 11, 2001, as well as recognition that intense competition in the late 1990s led to inadequate pricing and overly broad terms, conditions and coverages. Such industry developments resulted in impaired financial results of market participants and erosion of the industry's capital base. Additionally, many established insurers and reinsurers have exited key markets. These developments have provided recently formed insurers and reinsurers, such as ourselves, with an opportunity to provide needed underwriting capacity at what the Company believes to be attractive rates in conjunction with improved terms and conditions. Although the Company is beginning to see increased competition across a number of its business segments, the Company believes premium levels are still attractive in the lines of business in which the Company participates.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

    The Company's consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described in the "Risk Factors" sections set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and contained elsewhere in this prospectus supplement cause actual events or results to differ materially from management's underlying assumptions or estimates, there could be a material adverse effect on the Company's results of operations and financial condition and liquidity.

    The Company believes that the following critical accounting policies affect significant estimates used in the preparation of its consolidated financial statements:

    Premiums. Premiums written, acquired and ceded are earned over the terms of the risk period. Contracts and policies written on a losses occurring basis cover losses which occur during the term of the contract or policy, typically 12 months. Accordingly, the premium is earned evenly over the term. Contracts written on a policies attaching basis cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a policies attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24 month period rather than the traditional 12 month period. Policies attaching contracts accounted for 37% and 51% of the Company's gross premiums written and acquired during the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

    Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on the Company's excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount the Company generally records as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts, primarily written on a policies attaching basis, are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

    Reserve for Losses and Loss Expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and losses incurred but not reported ("IBNR"). The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for IBNR losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they become known.

    Losses and loss expense reserves are initially estimated by the Company using information either developed by the Company from internal or independent external sources, or by using pricing information provided to the Company by ceding companies, insureds and brokers at the time individual contracts and policies are bound. This information is used to develop individual point estimates of carried reserves for each business segment. These individual point estimates are then aggregated along with actual losses reported to reach the total reserve carried in the Company's consolidated financial statements. All of the Company's loss reserving is currently performed on a point estimate basis. Neither the Company nor its actuarial advisors utilize any form of range estimation in the loss reserving process. The reserving method currently used is an expected loss method that is commonly applied when limited loss development experience exists. The methodology, known as the Modified Bornheuter-Ferguson method, establishes an initial loss estimate for each underwriting quarter by segment and type of contract. The portion of the initial loss estimate that is the IBNR reserve is then reduced each subsequent quarter by an amount equal to the amount of losses expected to be reported for that business segment during that quarter. Over time, the IBNR reserve will be reduced to zero and be replaced with the actual losses reported to the Company. The time period over which all losses are expected to be reported to the Company varies significantly by line of business. This period can range from a few quarters for some lines, such as property catastrophe, to many years for some casualty lines. To the extent that actual reported losses for specific lines of business and segments exceed expected reported losses, the carried estimate of ultimate loss will be correspondingly increased, and to the extent that actual reported losses are less than expected reported losses, the carried estimate of ultimate losses will be reduced.

    The most significant assumptions used to estimate losses and loss expense reserves are as follows:

         1. the information developed from internal and independent external sources can be used to develop meaningful estimates of the likely future performance of business bound by the Company;

         2. the loss and exposure information provided by ceding companies, insureds and brokers in support of their submissions can be used to derive meaningful estimates of the likely future performance of business bound with respect to each contract and policy;

         3. historic loss development and trend experience is assumed to be indicative of future loss development and trends; and

         4. no significant emergence of losses or types of losses that are not represented in the information supplied to the Company by its brokers, ceding companies and insureds will occur.

    While there can be no guarantee that any of the above assumptions will prove to be correct, management believes that these assumptions represent a realistic and appropriate basis for estimating loss and loss expense reserves.

    At the time each insurance policy or reinsurance contract is written, an underwriter, generally working in conjunction with an actuary or a risk analyst, estimates an initial expected loss ratio for the contract. The estimate may be based on the prior experience of the insured or ceding company, current exposure profiles, analogous exposures under similar contracts with other insureds or ceding companies, modeled long-term expected losses and/or some combination of these factors. These initial expected loss ratios are utilized along with other factors, including industry experience and the judgment of the Company's actuaries, in establishing loss ratios by line of business.

    Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claims experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

    Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company's attachment levels in many of its contracts will be low in frequency and high in severity, limiting the utility of claims experience of other insurers and reinsurers for similar claims.

    The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of IBNR reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. The establishment of new reserves or the adjustment of previously recorded reserves could result in significant upward or downward changes to the Company's financial condition for any particular period. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and it is possible that losses and loss expenses will exceed the total reserves.

    Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. A 1% change in the March 31, 2004 reserve for losses and loss expenses would result in a 10.1% change in net income for the three months ended March 31, 2004. A 1% change in the December 31, 2003 reserve for losses and loss expenses would result in a 3.2% change in net income for the year ended December 31, 2003.

    Under U.S. GAAP, the Company is not permitted to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, the Company establishes reserves based upon estimates of total losses incurred by the ceding companies or insureds as a result of the event, its estimate of the potential losses incurred, and its estimate of the portion of such loss the Company has insured or reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial. See "-- Reserve for Losses and Loss Expenses" below for further discussion.

    During the three months ended March 31, 2004, the reduction in the Company's initial estimated losses for prior accident years was experienced most significantly in the Property Catastrophe segment, where the initial estimate was reduced by approximately $7 million and the Property Individual Risk segment, where the initial estimate was reduced by approximately
$6 million. The remaining $6.3 million redundancy was experienced across all the remaining business segments.

    Results for the year ended December 31, 2003 included $35.9 million of positive development of reserves as established at December 31, 2002. This positive prior period development benefited the Company's loss ratio by approximately 3.1% in 2003. This positive development related to reductions in estimated ultimate incurred losses for the accident year 2002 resulted from reported loss emergence in 2003 which was less than expected in 2003. This absence of reported losses versus expectations occurred primarily in the Property Catastrophe Reinsurance and Property Individual Risk segment. See "-- Reserve for Losses and Loss Expenses" below for further discussion.

    Investments. The Company currently classifies all of its fixed maturity investments and short-term investments as "available for sale" and, accordingly, they are carried at estimated fair value. The fair value of fixed maturity securities is estimated using quoted market prices or dealer quotes.

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company periodically reviews its investments to determine whether a decline in the fair value below the amortized cost basis is other than temporary. If such a decline in the fair value is judged to be other than temporary, the Company would write down the investment to fair value establishing a new cost basis. The amount of the write-down is charged to income as a realized loss. The new cost basis is not changed for subsequent recoveries in fair value.

    Stock-based Employee Compensation Plans. Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") prospectively to all employee awards granted, modified or settled after January 1, 2002. Under the fair value recognition provisions of SFAS No. 123, the estimated grant date fair value of employee stock options and other stock-based compensation is recognized as part of general and administrative expenses over the vesting period.

    There were no material changes in the application of the Company's critical accounting estimates subsequent to the Annual Report on Form 10-K for the year ended December 31, 2003.

RESULTS OF OPERATIONS

    Results of operations for the three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003 and 2002 were as follows (in thousands):


                                                       THREE MONTHS ENDED                           YEAR ENDED
                                                     ----------------------                 ---------------------------
                                                     MARCH 31,    MARCH 31,                DECEMBER 31,    DECEMBER 31,
                                                       2004         2003      CHANGE(1)        2003            2002       CHANGE(1)
                                                    ----------    ---------   ---------    ------------    ------------   ---------
                                                                (UNAUDITED)
Revenues
 Gross premiums written and acquired ............   $  720,631    $362,115        99.1%     $1,601,997       $798,760        100.6%
                                                    ----------    --------      ------      ----------       --------       ------
 Net premiums written and acquired ..............      717,007     360,054        99.1%      1,597,844        764,918        108.9%
                                                    ----------    --------      ------      ----------       --------       ------
 Net premiums earned ............................      415,826     189,653       119.3%      1,173,947        369,489        217.7%
                                                    ----------    --------      ------      ----------       --------       ------
Expenses
 Losses and loss expenses .......................      222,009     104,145       113.2%        663,696        204,455        224.6%
 Acquisition expenses ...........................       85,518      34,560       147.4%        230,549         64,013        260.2%
 General and administrative expenses ............       31,767      19,466        63.2%        100,657         49,999        101.3%
                                                    ----------    --------      ------      ----------       --------       ------
                                                       339,294     158,171       114.5%        994,902        318,467        212.4%
                                                    ----------    --------      ------      ----------       --------       ------
Underwriting income .............................       76,532      31,482       143.1%        179,045         51,022        250.9%
Net investment income ...........................       24,675      14,356        71.9%         71,010         42,938         65.4%
Net foreign exchange (losses) gains .............       (3,159)      2,506      (226.1%)         9,883          2,312        327.5%
Net realized gains on sales of investments ......        5,176       4,404        17.5%          5,718          6,730       (15.0)%
Amortization of intangibles .....................         (944)       (405)      133.1%         (3,237)          (809)       300.1%
Interest expense ................................         (828)     (1,207)      (31.4%)        (4,238)          (984)       330.7%
Income tax (expense) benefit ....................         (580)         65      (992.3%)         5,256            857        513.3%
                                                    ----------    --------      ------      ----------       --------       ------
Net income ......................................   $  100,872    $ 51,201        97.0%     $  263,437       $102,066        158.1%
                                                    ==========    ========      ======      ==========       ========       ======
Loss ratio  .....................................         53.4%       54.9%       (1.5)           56.5%          55.3%         1.2
Acquisition expense ratio .......................         20.6%       18.2%        2.4            19.6%          17.3%         2.3
General and administrative expense ratio ........          7.6%       10.3%       (2.7)            8.6%          13.6%        (5.0)
                                                    ----------    --------      ------
Combined ratio ..................................         81.6%       83.4%       (1.8)           84.7%          86.2%        (1.5)
                                                    ----------    --------      ------
Reserve for losses and loss expenses ............   $1,019,318    $297,754       242.3%     $  833,158       $200,840        314.8%
                                                    ==========    ========      ======      ==========       ========       ======

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

THREE MONTHS ENDED MARCH 31, 2004 AND MARCH 31, 2003

    Premiums. Gross premiums written increased during the three months to March 31, 2004 as a result of the renewal of business obtained from the HartRe portfolio acquisition during the second quarter of 2003, growth from the Company's U.S. and U.K. subsidiaries which commenced operations at the beginning of 2003, and other growth experienced in Bermuda. The growth in written premiums was experienced across a number of business segments including property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance and aerospace and other specialty lines. Premium growth of approximately $195 million in the three month period resulted from new business written at Endurance U.S. and Endurance U.K. which have observed favorable underwriting opportunities across the property per risk treaty, casualty treaty reinsurance and property individual risk segments. Significant premium growth has also been recorded in Endurance Bermuda within the property catastrophe reinsurance segment as the Company increased the capital allocated to that segment, resulting in an increase in premiums written of $68 million for the three month period. These specific areas of premium growth were modestly offset by business that was not renewed because terms and conditions did not meet the Company's requirements.

    Premiums ceded in both the three month period ended March 31, 2004 and 2003 were negligible. The Company currently does not purchase significant levels of reinsurance protection as part of its overall underwriting strategy.

    Net premiums earned increased in 2004 as a result of the higher level of premiums written in the three months ended March 31, 2004 compared to 2003, in addition to the earning of net premiums that were written in 2003 and 2002.

    Net Investment Income. Net investment income was derived primarily from interest earned on fixed maturity investments partially offset by investment management fees. The increase in net investment income was principally due to an increase in invested assets of approximately 50%. The increase in invested assets resulted from positive net operating cash flows throughout the last twelve months. Investment expenses for the three months ended March 31, 2004 were $1.0 million compared to investment expenses of $0.5 million for the same period in 2003.

    The annualized period book yield (which is the average yield of the invested portfolio after adjusting for accretion and amortization from the purchase price) and total return of the investment portfolio (which includes realized and unrealized gains and losses) for the three months ended March 31, 2004 were 3.57% and 8.61%, respectively. For the three months ended March 31, 2003, the annualized period book yield and total return were 3.40% and 3.87%, respectively. The yield on the benchmark five year U.S. Treasury bond has fluctuated in a range of 71 basis points from a high of 3.35% to a low of 2.64% during the quarter. The Company has taken this opportunity to accumulate cash and expects to redeploy it when market rates rise. The decline in interest rates coupled with the Company's increased cash position has shortened the portfolio duration to 2.74 years from 3.08 years at December 31, 2003 and 2.52 years at March 31, 2003. Overall, the annualized period book yield of the portfolio has increased due to investments made during the last twelve months and the repositioning of some of the Company's portfolio from government securities into higher yielding fixed income investments.

    Losses and Loss Expenses. The reported loss ratio is characterized by various factors. Since the first quarter of 2003 there has been a shift in the mix of business towards casualty business. The impact of the HartRe transaction and the other areas of premium growth resulted in a lower mix of property catastrophe reinsurance. While this shift in business mix has resulted in a slightly higher weighted average loss ratio for the current year to date, some business lines, particularly property individual risk and property catastrophe reinsurance experienced lower levels of reported losses than previously anticipated thereby resulting in favorable adjustments to reserves.

    In the three month period ended March 31, 2004, loss reserves held by the Company for the 2002 and 2003 accident years proved to be moderately redundant. During the period, the Company's previously estimated ultimate losses for those accident years were reduced by $19.3 million. This reduction in the Company's estimated losses for prior years was experienced most significantly in the Property Catastrophe and the Property Individual Risk segments.

    The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are the only valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate losses. See "-- Reserve for Losses and Loss Expenses" for further discussion.

    Acquisition Expenses. The increase in acquisition expense ratio is due to changes in the mix of business resulting from the growth of the Company's underwriting activities, most notably at Endurance U.S. which wrote a number of large treaty contracts.

    General and Administrative Expenses. Growth in general and administrative expenses principally reflected the establishment of Endurance U.S. and Endurance U.K. At March 31, 2004 the Company had 255 employees compared to 143 employees at March 31, 2003. The general and administrative expense ratio for the three months ended March 31, 2004 was 7.6% compared to a general and administrative expense ratio of 10.3% for the three months ended March 31, 2003. The ratio has declined as a result of growth in premiums earned.

    Net Income. The increase in netincome for the three months ended March 31, 2004 compared to the same period in 2003 was due to the growth of the Company's premiums, strong underwriting margin and an increase in invested assets. Net income in the first quarter of 2004 was positively impacted by the results of all of the Company's business segments, most notably in the Property Catastrophe Reinsurance segment.

UNDERWRITING RESULTS BY OPERATING SEGMENTS

    The determination of the Company's business segments was based on how the Company monitors the performance of its underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. The Company's historic combined ratios may not be indicative of future underwriting performance. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment's proportional share of gross premiums written.

    The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the three month period ended March 31, 2004.


                                                                                          PROPERTY PER     PROPERTY       CASUALTY
                                                                                           RISK TREATY    CATASTROPHE      TREATY
                                                                                           REINSURANCE    REINSURANCE   REINSURANCE
                                                                                          ------------    -----------   -----------
                                                                                                        (IN THOUSANDS)
Revenues
 Gross premiums written ..............................................................      $206,413       $128,538       $187,178
                                                                                            --------       --------       --------
 Net premiums written.................................................................       206,413        128,538        184,428
                                                                                            --------       --------       --------
 Net premiums earned..................................................................       118,125         53,373        106,055
                                                                                            --------       --------       --------
Expenses
 Losses and loss expenses ............................................................        60,616          2,913         69,285
 Acquisition expenses.................................................................        30,040          6,195         28,040
 General and administrative expenses..................................................         8,123          5,294          8,306
                                                                                            --------       --------       --------
                                                                                              98,779         14,402        105,631
                                                                                            --------       --------       --------
Underwriting income...................................................................      $ 19,346       $ 38,971       $    424
                                                                                            ========       ========       ========
Loss ratio............................................................................          51.3%           5.5%          65.3%
Acquisition expense ratio.............................................................          25.4%          11.6%          26.4%
General and administrative expense ratio..............................................           6.9%           9.9%           7.8%
                                                                                            --------       --------       --------
Combined ratio........................................................................          83.6%          27.0%          99.5%
                                                                                            --------       --------       --------



                                                                                                               AEROSPACE
                                                                                    PROPERTY      CASUALTY     AND OTHER
                                                                                   INDIVIDUAL    INDIVIDUAL    SPECIALTY
                                                                                      RISK          RISK         LINES       TOTAL
                                                                                   ----------    ----------    ---------   --------
                                                                                                    (IN THOUSANDS)
Revenues
 Gross premiums written  .......................................................     $29,534       $50,091     $118,877    $720,631
                                                                                     -------       -------     --------    --------
 Net premiums written ..........................................................      28,660        50,091      118,877     717,007
                                                                                     -------       -------     --------    --------
 Net premiums earned ...........................................................      22,855        54,675       60,743     415,826
                                                                                     -------       -------     --------    --------
Expenses
 Losses and loss expenses ......................................................       6,154        38,572       44,469     222,009
 Acquisition expenses ..........................................................       2,681         6,130       12,432      85,518
 General and administrative expenses ...........................................       2,321         3,855        3,868      31,767
                                                                                     -------       -------     --------    --------
                                                                                      11,156        48,557       60,769     339,294
                                                                                     -------       -------     --------    --------
Underwriting income (loss) .....................................................     $11,699       $ 6,118     $    (26)   $ 76,532
                                                                                     =======       =======     ========    ========
Loss ratio .....................................................................        26.9%         70.5%        73.2%       53.4%
Acquisition expense ratio ......................................................        11.7%         11.2%        20.5%       20.6%
General and administrative expense ratio .......................................        10.2%          7.1%         6.4%        7.6%
                                                                                     -------       -------     --------    --------
Combined ratio .................................................................        48.8%         88.8%       100.1%       81.6%
                                                                                     -------       -------     --------    --------

    The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the three month period ended March 31, 2003.


                                                                                            PROPERTY
                                                                                            PER RISK       PROPERTY      CASUALTY
                                                                                             TREATY       CATASTROPHE     TREATY
                                                                                           REINSURANCE    REINSURANCE   REINSURANCE
                                                                                           -----------    -----------   -----------
                                                                                                        (IN THOUSANDS)
Revenues
 Gross premiums written ...............................................................      $91,979        $60,634       $83,427
                                                                                             -------        -------       -------
 Net premiums written..................................................................       91,979         61,344        81,162
                                                                                             -------        -------       -------
 Net premiums earned...................................................................       41,036         36,027        40,252
                                                                                             -------        -------       -------
Expenses
 Losses and loss expenses .............................................................       24,794          6,292        26,654
 Acquisition expenses..................................................................        9,119          5,207        10,927
 General and administrative expenses...................................................        5,403          2,792         3,913
                                                                                             -------        -------       -------
                                                                                              39,316         14,291        41,494
                                                                                             -------        -------       -------
Underwriting income (loss).............................................................      $ 1,720        $21,736       $(1,242)
                                                                                             =======        =======       =======
Loss ratio.............................................................................         60.4%          17.5%         66.2%
Acquisition expense ratio..............................................................         22.2%          14.5%         27.2%
General and administrative expense ratio...............................................         13.2%           7.7%          9.7%
                                                                                             -------        -------       -------
Combined ratio.........................................................................         95.8%          39.7%        103.1%
                                                                                             -------        -------       -------



                                                                                                               AEROSPACE
                                                                                    PROPERTY      CASUALTY     AND OTHER
                                                                                   INDIVIDUAL    INDIVIDUAL    SPECIALTY
                                                                                      RISK          RISK         LINES       TOTAL
                                                                                   ----------    ----------    ---------   --------
                                                                                                    (IN THOUSANDS)
Revenues
 Gross premiums written ........................................................     $14,597       $33,522      $77,956    $362,115
                                                                                     -------       -------      -------    --------
 Net premiums written ..........................................................      14,091        33,522       77,956     360,054
                                                                                     -------       -------      -------    --------
 Net premiums earned ...........................................................      15,015        31,915       25,408     189,653
                                                                                     -------       -------      -------    --------
Expenses
 Losses and loss expenses ......................................................       2,239        24,153       20,013     104,145
 Acquisition expenses ..........................................................       1,585         3,865        3,857      34,560
 General and administrative expenses ...........................................       1,158         2,546        3,654      19,466
                                                                                     -------       -------      -------    --------
                                                                                       4,982        30,564       27,524     158,171
                                                                                     -------       -------      -------    --------
Underwriting income (loss) .....................................................     $10,033       $ 1,351      $(2,116)   $ 31,482
                                                                                     =======       =======      =======    ========
Loss ratio .....................................................................        14.9%         75.7%        78.8%       54.9%
Acquisition expense ratio ......................................................        10.6%         12.1%        15.2%       18.2%
General and administrative expense ratio .......................................         7.7%          8.0%        14.4%       10.3%
                                                                                     -------       -------      -------    --------
Combined ratio .................................................................        33.2%         95.8%       108.4%       83.4%
                                                                                     -------       -------      -------    --------

PROPERTY PER RISK TREATY REINSURANCE

    The Company's Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. The Company's property per risk reinsurance contracts cover claims from individual insurance policies written by its ceding company clients and include both personal lines and commercial lines exposures. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Per Risk Treaty Reinsurance business segment for the three months ended March 31, 2004 and 2003, respectively.


                                                                                                  THREE MONTHS ENDED
                                                                                                ----------------------
                                                                                                MARCH 31,    MARCH 31,
                                                                                                   2004        2003      CHANGE (1)
                                                                                                ---------    ---------   ----------
                                                                                                    (IN THOUSANDS)
Revenues
 Gross premiums written.....................................................................     $206,413     $91,979       124.4%
                                                                                                 --------     -------       -----
 Net premiums written.......................................................................      206,413      91,979       124.4%
                                                                                                 --------     -------       -----
 Net premiums earned........................................................................      118,125      41,036       187.9%
                                                                                                 ========     =======       =====
Expenses
 Losses and loss expenses ..................................................................       60,616      24,794       144.5%
 Acquisition expenses.......................................................................       30,040       9,119       229.4%
 General and administrative expenses........................................................        8,123       5,403        50.3%
                                                                                                 --------     -------       -----
                                                                                                   98,779      39,316       151.2%
                                                                                                 --------     -------       -----
Underwriting income.........................................................................     $ 19,346     $ 1,720        NM(2)
                                                                                                 ========     =======       =====
Loss ratio..................................................................................         51.3%       60.4%       (9.1)
Acquisition expense ratio...................................................................         25.4%       22.2%        3.2
General and administrative expense ratio....................................................          6.9%       13.2%       (6.3)
                                                                                                 --------     -------       -----
Combined ratio..............................................................................         83.6%       95.8%      (12.2)
                                                                                                 --------     -------       -----
Reserve for losses and loss expenses........................................................     $227,173     $58,146       290.7%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.
(2)   Not meaningful.

    Premiums. The increase in gross premiums written was in large part due to the renewal of policies acquired as part of the HartRe business in May 2003. These renewals contributed approximately $40 million in premiums written in the three months ended March 31, 2004. In addition, part of the increase in premiums written is a result of the expansion of underwriting activities at Endurance U.S. and Endurance U.K. which have generated approximately
$46 million and approximately $42 million in new business, respectively. These areas of premium growth have been offset by certain business that has not been renewed where terms and conditions have no longer met the Company's requirements. The growth in premiums earned benefited significantly from the earning of premiums written in 2003. During 2003, 67% of premiums in this segment were written on a policies attaching basis which are earned over a 24-month risk period. In the three month period ended March 31, 2004, 47% of premiums were written on a policies attaching basis and therefore premiums written in the 2004 underwriting year are being earned over a shorter period on average than those written in 2003.

    Losses and Loss Expenses. The low loss ratios in 2004 and 2003 reflected the generally low level of loss emergence, both catastrophic losses and attritional losses, during both years.

    Acquisition Expenses. The acquisition expense ratio for 2004 was largely consistent with 2003. The slight increase was due to a moderate shift in the mix of business.

    General and Administrative Expenses. The increase in general and administrative expenses reflected the growth in the underwriting staff at Endurance U.S. and Endurance U.K. during the twelve months ended March 31, 2004. General and administrative expenses as a percentage of net premiums earned have decreased as premium earnings have increased significantly.

PROPERTY CATASTROPHE REINSURANCE

    The Company's Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. The Company's property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by its ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing the Company's ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Catastrophe Reinsurance business segment for the three months ended March 31, 2004 and 2003, respectively.


                                                                                                  THREE MONTHS ENDED
                                                                                                ----------------------
                                                                                                MARCH 31,    MARCH 31,
                                                                                                   2004        2003      CHANGE (1)
                                                                                                ---------    ---------   ----------
                                                                                                    (IN THOUSANDS)
Revenues
Gross premiums written......................................................................     $128,538     $60,634       112.0%
                                                                                                 --------     -------      ------
Net premiums written........................................................................      128,538      61,344       109.5%
                                                                                                 --------     -------      ------
Net premiums earned.........................................................................       53,373      36,027        48.1%
                                                                                                 --------     -------      ------
Expenses
 Losses and loss expenses ..................................................................        2,913       6,292       (53.7%)
 Acquisition expenses.......................................................................        6,195       5,207        19.0%
 General and administrative expenses........................................................        5,294       2,792        89.6%
                                                                                                 --------     -------      ------
                                                                                                   14,402      14,291         0.8%
                                                                                                 --------     -------      ------
Underwriting income.........................................................................     $ 38,971     $21,736        79.3%
                                                                                                 ========     =======      ======
Loss ratio..................................................................................          5.5%       17.5%      (12.0)
Acquisition expense ratio...................................................................         11.6%       14.5%       (2.9)
General and administrative expense ratio....................................................          9.9%        7.7%        2.2
                                                                                                 --------     -------      ------
Combined ratio..............................................................................         27.0%       39.7%      (12.7)
                                                                                                 --------     -------      ------
Reserve for losses and loss expenses........................................................     $ 63,045     $45,988        37.1%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. The increase in gross premiums written is due to the Company increasing the amount of capital committed to this segment. As a result of the growth experienced across many of the other lines of business over the last twelve months, the Company has been able to increase property catastrophe premiums whilst maintaining its objective of limiting the expected economic loss from a one in one hundred year series of catastrophic events to no more than 25% of total capital. The majority of the contracts associated with this segment are written on a losses occurring basis. The growth in premiums earned is a result of the increase in premiums written in the twelve months to March 31, 2004 compared to the corresponding period to March 31, 2003.

    Losses and Loss Expenses. The low loss ratios for the three month periods ended March 31, 2004 and 2003 reflected the generally low level of catastrophic loss emergence during both years. Positive development on the Company's losses and loss expense reserves related to prior periods had a more marked effect in the period ended March 31, 2004 than the corresponding period to March 31, 2003.

    Acquisition Expenses. The reduction in acquisition expense ratio is a result of the changing profile of business written as premiums have increased.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity and increased corporate expenses.

CASUALTY TREATY REINSURANCE

    The Company's Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that the Company reinsures include automobile liability, professional liability, directors' and officers' liability, umbrella liability and workers' compensation. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Treaty Reinsurance business segment for the three months ended March 31, 2004 and 2003, respectively.


                                                                                                  THREE MONTHS ENDED
                                                                                                ----------------------
                                                                                                MARCH 31,    MARCH 31,
                                                                                                   2004        2003      CHANGE (1)
                                                                                                ---------    ---------   ----------
                                                                                                    (IN THOUSANDS)
Revenues
 Gross premiums written.....................................................................     $187,178     $83,427       124.4%
                                                                                                 --------     -------       -----
 Net premiums written.......................................................................      184,428      81,162       127.2%
                                                                                                 --------     -------       -----
 Net premiums earned........................................................................      106,055      40,252       163.5%
                                                                                                 --------     -------       -----
Expenses
 Losses and loss expenses...................................................................       69,285      26,654       159.9%
 Acquisition expenses.......................................................................       28,040      10,927       156.6%
 General and administrative expenses........................................................        8,306       3,913       112.3%
                                                                                                 --------     -------       -----
                                                                                                  105,631      41,494       154.6%
                                                                                                 --------     -------       -----
Underwriting income (loss)..................................................................     $    424     $(1,242)      134.1%
                                                                                                 ========     =======       =====
Loss ratio..................................................................................         65.3%       66.2%       (0.9)
Acquisition expense ratio...................................................................         26.4%       27.2%       (0.8)
General and administrative expense ratio....................................................          7.8%        9.7%       (1.9)
                                                                                                 --------     -------       -----
Combined ratio..............................................................................         99.5%      103.1%       (3.6)
                                                                                                 --------     -------       -----
Reserve for losses and loss expenses........................................................     $301,644     $82,077       267.5%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. The increase in gross premiums written was in large part due to the renewal of policies acquired as part of the HartRe business in May 2003. These renewals contributed $38 million in premiums written in the three months ended March 31, 2004. In addition, the Company has experienced organic growth at Endurance Bermuda and Endurance U.S. which has generated $32 million and $65 million in new business, respectively. These areas of premium growth have been offset by certain business that has not been renewed where terms and conditions have no longer met the Company's requirements. The growth in premiums earned benefited significantly from the earning of premiums written in 2003. During 2003, 72% of premiums in this segment were written on a policies attaching basis which are earned over a 24-month risk period. In the three month period ended March 31, 2004, 37% of premiums were written on a policies attaching basis and therefore premiums written in the 2004 underwriting year are being earned over a shorter period on average than those written in 2003.

    Losses and Loss Expenses. Claims may not be reported for many years in the lines of business included in this segment. Increased uncertainty exists regarding the development of reserves due to the long tail nature of this business. The slight difference in loss ratio was a result of differences in the mix of business.

    Acquisition Expenses. The acquisition cost ratio for the three months ended March 31, 2004 is largely consistent compared to the same period to March 31, 2003. The slight decrease is due to a moderate shift in the mix of business.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

PROPERTY INDIVIDUAL RISK

    The Company's Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. This business is written by Endurance Bermuda and Endurance U.K. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Individual Risk business segment for the three months ended March 31, 2004 and 2003, respectively.


                                                                                                  THREE MONTHS ENDED
                                                                                                ----------------------
                                                                                                MARCH 31,    MARCH 31,
                                                                                                   2004        2003      CHANGE (1)
                                                                                                ---------    ---------   ----------
                                                                                                    (IN THOUSANDS)
Revenues
 Gross premiums written.....................................................................     $29,534      $14,597       102.3%
                                                                                                 -------      -------       -----
 Net premiums written ......................................................................      28,660       14,091       103.4%
                                                                                                 -------      -------       -----
 Net premiums earned........................................................................      22,855       15,015        52.2%
                                                                                                 -------      -------       -----
Expenses
 Losses and loss expenses...................................................................       6,154        2,239       174.9%
 Acquisition expenses.......................................................................       2,681        1,585        69.1%
 General and administrative expenses........................................................       2,321        1,158       100.4%
                                                                                                 -------      -------       -----
                                                                                                  11,156        4,982       123.9%
                                                                                                 -------      -------       -----
Underwriting income.........................................................................     $11,699      $10,033        16.6%
                                                                                                 =======      =======       =====
Loss ratio..................................................................................        26.9%        14.9%       12.0
Acquisition expense ratio...................................................................        11.7%        10.6%        1.1
General and administrative expense ratio                                                            10.2%         7.7%        2.5
                                                                                                 -------      -------       -----
Combined ratio..............................................................................        48.8%        33.2%       15.6
                                                                                                 -------      -------       -----
Reserve for losses and loss expenses........................................................     $39,756      $15,508       156.4%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. Premiums written in the three months ended March 31, 2004 grew largely due to new business generated by Endurance U.K. which expanded its team of underwriters and support staff throughout 2003. Endurance U.K. generated new business of approximately $15 million in the three month period ended March 31, 2004. This segment has seen decreases in pricing due to increased capacity and competition. This has resulted in reduced premiums recorded on those policies renewed and a portion of policies not being renewed due to less attractive terms. The increase in premiums earned was a result of the earning of premiums that were written over the last twelve months.

    Losses and Loss Expenses. In general, losses in this segment were lower than expected reflecting a lack of large individual property losses experienced by the market in the three month periods ended March 31, 2004 and 2003. The low loss ratio in both 2004 and 2003 was partly due to positive loss development on prior underwriting year business. The higher loss ratio in 2004 was a result of the decreasing pricing trend which has caused initial expected loss ratios to increase.

    Acquisition Expenses. The acquisition expense ratio for the three months ended March 31, 2004 was largely consistent with the same period in 2003; the slight increase was due to a moderate shift in the mix of business brought about by the growth in premiums generated by Endurance U.K.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

CASUALTY INDIVIDUAL RISK

    The Company's Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers.

    The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Individual Risk business segment for the three months ended March 31, 2004 and 2003, respectively.


                                                                                                  THREE MONTHS ENDED
                                                                                                ----------------------
                                                                                                MARCH 31,    MARCH 31,
                                                                                                   2004        2003      CHANGE (1)
                                                                                                ---------    ---------   ----------
                                                                                                    (IN THOUSANDS)
Revenues
 Gross premiums written.....................................................................     $ 50,091     $33,522        49.4%
                                                                                                 --------     -------       -----
 Net premiums written.......................................................................       50,091      33,522        49.4%
                                                                                                 --------     -------       -----
 Net premiums earned........................................................................       54,675      31,915        71.3%
                                                                                                 --------     -------       -----
Expenses
 Losses and loss expenses...................................................................       38,572      24,153        59.7%
 Acquisition expenses.......................................................................        6,130       3,865        58.6%
 General and administrative expenses........................................................        3,855       2,546        51.4%
                                                                                                 --------     -------       -----
                                                                                                   48,557      30,564        58.9%
                                                                                                 --------     -------       -----
Underwriting income.........................................................................     $  6,118     $ 1,351       352.8%
                                                                                                 ========     =======       =====
Loss ratio..................................................................................         70.5%       75.7%       (5.2)
Acquisition expense ratio...................................................................         11.2%       12.1%       (0.9)
General and administrative expense ratio....................................................          7.1%        8.0%       (0.9)
                                                                                                 --------     -------       -----
Combined ratio..............................................................................         88.8%       95.8%       (7.0)
                                                                                                 --------     -------       -----
Reserve for losses and loss expenses........................................................     $191,045     $58,111       228.8%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. All premiums written by this segment are earned ratably over the terms of the insurance policies, typically a 12-month period. The Company has observed slightly improved market conditions with pricing either holding firm or increasing ahead of loss trend factors. Capacity is increasing across all lines but has not yet impacted pricing adversely. Premiums in all lines have increased as a result of the favorable market conditions and an expansion of the underwriting staff dedicated to this segment, whichtotaled 28 at March 31,

2004 versus 13 at March 31, 2003. The increase in premiums earned was a result of higher premiums written in the twelve months ended March 31, 2004 against those written in the corresponding period to March 31, 2003.

    Losses and Loss Expenses. The Company has received only a limited number of notices of potential losses for this segment, none of which has yet reached a level which would result in the Company paying a claim. Accordingly, the reserve for losses and loss expenses established by the Company's actuaries was based on historical industry loss data and business segment specific pricing information.

    Acquisition Expenses. The acquisition expense ratio for the three months ended March 31, 2004 was largely consistent with the corresponding period in 2003. The slight decrease reflects variations in individual contract terms.

    General and Administrative Expenses. The increase in general and administrative expenses was due to the increase in the number of staff dedicated to this segment.

AEROSPACE AND OTHER SPECIALTY LINES

    The Company's Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance of Aerospace lines, and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others. Aerospace includes aviation hull, aircraft liability and aircraft products coverage, and satellite launch and in-orbit coverage. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Aerospace and Other Specialty Lines business segment for the three months ended March 31, 2004 and 2003, respectively.


                                                                                                  THREE MONTHS ENDED
                                                                                                ----------------------
                                                                                                MARCH 31,    MARCH 31,
                                                                                                   2004        2003      CHANGE (1)
                                                                                                ---------    ---------   ----------
                                                                                                    (IN THOUSANDS)
Revenues
 Gross premiums written.....................................................................     $118,877     $77,956        52.5%
                                                                                                 --------     -------       -----
 Net premiums written ......................................................................      118,877      77,956        52.5%
                                                                                                 --------     -------       -----
 Net premiums earned........................................................................       60,743      25,408       139.1%
                                                                                                 --------     -------       -----
Expenses
 Losses and loss expenses...................................................................       44,469      20,013       122.2%
 Acquisition expenses.......................................................................       12,432       3,857       222.3%
 General and administrative expenses........................................................        3,868       3,654         5.9%
                                                                                                 --------     -------       -----
                                                                                                  60,769       27,524       120.8%
                                                                                                 --------     -------       -----
Underwriting loss...........................................................................     $    (26)    $(2,116)      (98.8%)
                                                                                                 ========     =======       =====
Loss ratio..................................................................................         73.2%       78.8%       (5.6)
Acquisition expense ratio...................................................................         20.5%       15.2%        5.3
General and administrative expense ratio....................................................          6.4%       14.4%       (8.0)
                                                                                                 --------     -------       -----
Combined ratio..............................................................................        100.1%      108.4%       (8.3)
                                                                                                 --------     -------       -----
Reserve for losses and loss expenses........................................................     $196,655     $37,924       418.6%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. The increase in gross premiums written was in large part due to the renewal of policies acquired as part of the HartRe business in May 2003. These renewals contributed $51 million in premiums written in the three months ended March 31, 2004. The majority of this amount represented the Company's participation in a large aviation pool. Other increases in premiums written were generated by an expansion in underwriting staff within the

Company's marine and personal accident teams which combined have contributed approximately $26 million to premium growth. The effect of the HartRe business and increased marine and personal accident premiums written were partially offset by lower premiums written in other specialty lines. The growth in premiums earned was largely due to the increase in premiums written. In addition, premiums earned benefited from the earning of premiums written in 2003. During 2003, 83% of premiums in this segment were written on a policies attaching basis which are earned over a 24-month risk period. In the three months ended March 31, 2004, 85% of premiums in this segment were written on a policies attaching basis.

    Losses and Loss Expenses. The decrease in the loss ratio is due to the relatively lower level of loss emergence in the three months ended March 31, 2004 against the corresponding period in 2003.

    Acquisition Expenses. The increase in expense ratio was due to the changes in mix of business towards proportional reinsurance contracts in aerospace lines.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity and increased corporate overhead allocation.

YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

    Premiums. Gross premiums written and acquired increased during 2003 due to growth from Endurance U.S., Endurance U.K. and Endurance Bermuda, and the acquisition of the majority of the in-force reinsurance business of HartRe.
The acquisition of HartRe contributed $400.3 million in premiums acquired across a number of business segments including property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance and aerospace and other specialty lines. For more information on the HartRe transaction, see "--Significant Transactions and Events" below. There was additional contribution to premium growth of over $425.5 million as a result of growth at Endurance U.S. and Endurance U.K. which have observed favorable underwriting opportunities across the property per risk treaty reinsurance, casualty treaty reinsurance and property individual risk segments. Significant premium growth has also occurred in Endurance Bermuda, especially within the aerospace and other specialty lines segment which has seen an increase in excess of $46.4 million for the year in aerospace premiums written and the casualty individual risk segment which has experienced favorable underwriting conditions in both healthcare and excess general liability lines to produce an increase of $107.5 million in premiums written for the year.

    There were negligible premiums ceded in the year ended December 31, 2003 compared to $33.8 million for the year ended December 31, 2002. The premiums ceded in 2002 resulted from retrocessional contracts acquired from LaSalle in May 2002. The Company currently does not purchase significant amounts of reinsurance protection as part of its overall risk management strategy.

    Net premiums earned increased in 2003 as a result of the higher level of premiums written in the year ended December 31, 2003 compared to 2002, in addition to the earning of premiums that were written in 2002.

    The following table provides the geographic distribution of gross premiums written and acquired by location of the related risks for the years ended December 31, 2003 and 2002:


                                                              2003        2002
                                                           ----------   --------
                                                              (IN THOUSANDS)
United States .........................................    $1,065,893   $561,000
Worldwide .............................................       383,670    160,897
Europe ................................................        80,001     32,939
Japan .................................................        27,062     13,081
Canada ................................................        14,790      7,487
Other .................................................        30,581     23,356
                                                           ----------   --------
Total gross premiums written and acquired .............    $1,601,997   $798,760
                                                           ==========   ========


    The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

    Net Investment Income. Net investment income was derived from interest earned on fixed maturity investments partially offset by investment management fees. The increase in net investment income was principally due to a 61% increase in invested assets, partially offset by declining average yields as a result of a lower interest rate environment in 2003. The increase in invested assets resulted from positive net operating cash flows of $943.2 million. Investment expenses for the year ended December 31, 2003 were $2.6 million, compared to $1.4 million for the year ended December 31, 2002.

    The annualized period book yield (which is the average yield of the invested portfolio after adjusting for accretion and amortization from the purchase price) and total return of the investment portfolio (which includes realized and unrealized gains and losses) for the year ended December 31, 2003 were 3.79% and 4.07%, respectively. For the year ended December 31, 2002, the annualized period book yield and total return were 3.75% and 8.13%, respectively. The interest rate environment in the year ended December 31, 2003 was volatile. The yield on the benchmark five year U.S. Treasury bond moved 142 basis points from a high of 3.28% to a low of 1.86% during the year. The yield on the five year U.S. Treasury bond moved from 4.84% to 2.40% in the year ended December 31, 2002. During 2003, the Company redeployed cash into higher yielding securities thus reducing the overall portfolio cash position to 4.4% of total assets and extending the portfolio duration to 3.08 years at December 31, 2003, from 12.5% and 2.22 years, respectively, at December 31, 2002.

    Losses and Loss Expenses. The reported loss ratio is characterized by various factors. During 2003 there had been a shift in the mix of business towards casualty business. The impact of the HartRe transaction and the other areas of premium growth resulted in a lower mix of property catastrophe reinsurance which produced a low incidence of loss activity over the last year due to the absence of significant catastrophes. While this shift in business mix has resulted in a slightly higher weighted average loss ratio for the current year, some business lines, particularly property individual risk and property catastrophe reinsurance experienced lower levels of reported losses than previously anticipated thereby resulting in favorable adjustments to reserves.

    During 2003, the loss reserves held by the Company for the 2002 accident year proved to be moderately redundant. As of December 31, 2003, the Company's original estimated ultimate losses of $204.5 million for accident year 2002 had been reduced by $35.9 million. This reduction in the Company's initial estimated losses for accident year 2002 was experienced most significantly in the Property Catastrophe segment, the Property Individual Risk segment, and the Casualty Individual Risk segment.

    The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are the only valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate losses. See "--Critical Accounting Policies and Estimates -- Reserve for Losses and Loss Expenses" for further discussion.

    Acquisition Expenses. The acquisition expense ratio for the year ended December 31, 2003 was 19.6% compared to an acquisition expense ratio of 17.3% for the year ended December 31, 2002. The increase in acquisition expense ratio is due to the growth of the Company's underwriting activities, most notably at Endurance U.S. which wrote a number of large treaty contracts.

    General and Administrative Expenses. Growth in general and administrative expenses reflected the establishment and development of Endurance U.S. and Endurance U.K., as well as additional staff at Endurance Bermuda. At
December 31, 2003 the Company had 245 employees compared to 120 employees at December 31, 2002.

    The general and administrative expense ratio for the year ended
December 31, 2003 was 8.6% compared to a general and administrative expense ratio of 13.6% for the year ended December 31, 2002. The ratio has declined as a result of growth in premiums earned.

    Net Income. The increase in net income for the year ended December 31, 2003 compared to the year ended December 31, 2002 was due to the growth of the Company's premiums, consistent underwriting margin and an increase in invested assets. Net income in 2003, was positively impacted by the results of all of the Company's business segments, most notably its Property Catastrophe Reinsurance and Property Individual Risk segments.

UNDERWRITING RESULTS BY OPERATING SEGMENTS

    The determination of the Company's business segments was based on how the Company monitors the performance of its underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. Our historic combined ratios may not be indicative of future underwriting performance. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment's proportional share of gross premiums written and acquired.

    The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the year ended December 31, 2003.


                                                                                          PROPERTY PER     PROPERTY       CASUALTY
                                                                                           RISK TREATY    CATASTROPHE      TREATY
                                                                                           REINSURANCE    REINSURANCE   REINSURANCE
                                                                                          ------------    -----------   -----------
                                                                                                        (IN THOUSANDS)
Revenues
 Gross premiums written and acquired..................................................      $469,290       $183,594       $390,265
                                                                                            --------       --------       --------
 Net premiums written and acquired....................................................       469,290        184,303        387,497
                                                                                            --------       --------       --------
 Net premiums earned..................................................................       296,551        174,158        284,843
                                                                                            --------       --------       --------
Expenses
 Losses and loss expenses.............................................................       179,031         33,393        178,725
 Acquisition expenses.................................................................        74,454         19,807         76,643
 General and administrative expenses..................................................        25,021         13,738         22,537
                                                                                            --------       --------       --------
                                                                                             278,506         66,938        277,905
                                                                                            --------       --------       --------
Underwriting income...................................................................      $ 18,045       $107,220       $  6,938
                                                                                            ========       ========       ========
Ratios
 Loss ratio...........................................................................          60.4%          19.2%          62.7%
 Acquisition expense ratio............................................................          25.1%          11.4%          26.9%
 General and administrative expense ratio.............................................           8.4%           7.9%           7.9%
                                                                                            --------       --------       --------
 Combined ratio.......................................................................          93.9%          38.5%          97.5%
                                                                                            --------       --------       --------



                                                                       PROPERTY                          AEROSPACE
                                                                      INDIVIDUAL       CASUALTY          AND OTHER
                                                                         RISK       INDIVIDUAL RISK    SPECIALTY LINES     TOTAL
                                                                      ----------    ---------------    ---------------   ----------
                                                                                              (IN THOUSANDS)
Revenues
 Gross premiums written and acquired ..............................     $85,863         $214,392          $258,593       $1,601,997
                                                                        -------         --------          --------       ----------
 Net premiums written and acquired ................................      83,929          214,232           258,593        1,597,844
                                                                        -------         --------          --------       ----------
 Net premiums earned ..............................................      65,408          173,266           179,721        1,173,947
                                                                        -------         --------          --------       ----------
Expenses
 Losses and loss expenses .........................................      23,317          118,515           130,715          663,696
 Acquisition expenses .............................................       7,058           19,069            33,518          230,549
 General and administrative expenses ..............................       7,955           16,882            14,524          100,657
                                                                        -------         --------          --------       ----------
                                                                         38,330          154,466           178,757          994,902
                                                                        -------         --------          --------       ----------
Underwriting income ...............................................     $27,078         $ 18,800          $    964       $  179,045
                                                                        =======         ========          ========       ==========
Ratios
 Loss ratio .......................................................        35.6%            68.4%             72.7%            56.5%
 Acquisition expense ratio ........................................        10.8%            11.0%             18.7%            19.6%
 General and administrative expense ratio .........................        12.2%             9.7%              8.1%             8.6%
                                                                        -------         --------          --------       ----------
 Combined ratio ...................................................        58.6%            89.1%             99.5%            84.7%
                                                                        -------         --------          --------       ----------

    The following table summarizes the underwriting results and associated ratios for the Company's six business segments for the year ended December 31, 2002.


                                                                                          PROPERTY PER     PROPERTY      CASUALTY
                                                                                           RISK TREATY    CATASTROPHE     TREATY
                                                                                           REINSURANCE    REINSURANCE   REINSURANCE
                                                                                          ------------    -----------   -----------
                                                                                                        (IN THOUSANDS)
Revenues
 Gross premiums written and acquired..................................................      $168,054       $178,120       $203,566
                                                                                            --------       --------       --------
 Net premiums written and acquired....................................................       168,054        145,453        203,566
                                                                                            --------       --------       --------
 Net premiums earned..................................................................        59,453        114,823         84,355
                                                                                            --------       --------       --------
Expenses
 Losses and loss expenses.............................................................        35,577         42,804         56,070
 Acquisition expenses.................................................................        14,607         16,885         20,597
 General and administrative expenses..................................................        10,520         11,150         12,743
                                                                                            --------       --------       --------
                                                                                              60,704         70,839         89,410
                                                                                            --------       --------       --------
Underwriting income (loss)............................................................      $ (1,251)      $ 43,984       $ (5,055)
                                                                                            ========       ========       ========
Ratios
 Loss ratio...........................................................................          59.8%          37.3%          66.5%
 Acquisition expense ratio............................................................          24.6%          14.7%          24.4%
 General and administrative expense ratio.............................................          17.7%           9.7%          15.1%
                                                                                            --------       --------       --------
 Combined ratio.......................................................................         102.1%          61.7%         106.0%
                                                                                            --------       --------       --------



                                                                         PROPERTY                          AEROSPACE
                                                                        INDIVIDUAL       CASUALTY          AND OTHER
                                                                           RISK       INDIVIDUAL RISK    SPECIALTY LINES     TOTAL
                                                                        ----------    ---------------    ---------------   --------
                                                                                               (IN THOUSANDS)
Revenues
 Gross premiums written and acquired ................................     $62,934         $106,903           $79,183       $798,760
                                                                          -------         --------           -------       --------
 Net premiums written and acquired ..................................      61,759          106,903            79,183        764,918
                                                                          -------         --------           -------       --------
 Net premiums earned ................................................      33,907           44,292            32,659        369,489
                                                                          -------         --------           -------       --------
Expenses
 Losses and loss expenses ...........................................      13,283           33,958            22,763        204,455
 Acquisition expenses ...............................................       3,406            3,978             4,540         64,013
 General and administrative expenses ................................       3,939            6,692             4,955         49,999
                                                                          -------         --------           -------       --------
                                                                           20,628           44,628            32,258        318,467
                                                                          -------         --------           -------       --------
Underwriting income (loss) ..........................................     $13,279         $   (336)          $   401       $ 51,022
                                                                          =======         ========           =======       ========
Ratios
 Loss ratio .........................................................        39.2%            76.7%             69.7%          55.3%
 Acquisition expense ratio ..........................................        10.0%             9.0%             13.9%          17.3%
 General and administrative expense ratio ...........................        11.6%            15.1%             15.2%          13.6%
                                                                          -------         --------           -------       --------
 Combined ratio .....................................................        60.8%           100.8%             98.8%          86.2%
                                                                          -------         --------           -------       --------

PROPERTY PER RISK TREATY REINSURANCE

    The Company's Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. The Company's Property Per Risk Treaty Reinsurance contracts cover claims from individual insurance policies written by its ceding company clients and include both personal lines and commercial lines exposures. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Per Risk Treaty Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.

                                                                                                   YEAR ENDED
                                                                                          ----------------------------
                                                                                          DECEMBER 31,    DECEMBER 31,
                                                                                              2003            2002       CHANGE (1)
                                                                                          ------------    ------------   ----------
                                                                                                 (IN THOUSANDS)
Revenues
 Gross premiums written and acquired..................................................      $469,290        $168,054        179.2%
                                                                                            --------        --------        -----
 Net premiums written and acquired....................................................       469,290         168,054        179.2%
                                                                                            --------        --------        -----
 Net premiums earned..................................................................       296,551          59,453        398.8%
                                                                                            --------        --------        -----
Expenses
 Losses and loss expenses.............................................................       179,031          35,577        403.2%
 Acquisition expenses.................................................................        74,454          14,607        409.7%
 General and administrative expenses..................................................        25,021          10,520        137.8%
                                                                                            --------        --------        -----
                                                                                             278,506          60,704        358.8%
                                                                                            --------        --------        -----
Underwriting income (loss)............................................................      $ 18,045        $ (1,251)       NM(2)
                                                                                            ========        ========        =====
Ratios
 Loss ratio...........................................................................          60.4%           59.8%         0.6
 Acquisition expense ratio............................................................          25.1%           24.6%         0.5
 General and administrative expense ratio.............................................           8.4%           17.7%        (9.3)
                                                                                            --------        --------        -----
 Combined ratio.......................................................................          93.9%          102.1%        (8.2)
                                                                                            --------        --------        -----
 Reserve for losses and loss expenses.................................................      $188,757        $ 34,843        441.8%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.
(2)   Not meaningful.



    Premiums. The increase in gross premiums written and acquired was in large part due to the acquisition of the HartRe business which contributed
$139.8 million in premiums acquired for the year ended December 31, 2003. In addition, part of the increase in premiums written and acquired is a result of the inception of business of Endurance U.S. and Endurance U.K. which combined have contributed $148.0 million in premium growth for 2003. The growth in premiums earned in 2003 benefited significantly from the earning of premiums written in 2002. During 2003, 67% of premiums in this segment were written on a policies attaching basis which are earned over a 24 month period. In 2002, 59% of premiums in this segment were written on a policies attaching basis.

    Losses and Loss Expenses. The low loss ratios in 2003 and 2002 reflected the strong pricing environment experienced by this business segment as well as the generally low level of loss emergence, both catastrophic losses and attritional losses, during both years.

    Acquisition Expenses. The acquisition expense ratio for 2003 was largely consistent with 2002; the slight increase was due to a moderate shift in the mix of business.

    General and Administrative Expenses. The increase in general and administrative expenses reflected the growth in the underwriting staff across all three operating subsidiaries during 2003. General and administrative expenses as a percentage of net premiums earned have decreased as premium earnings have increased significantly.

PROPERTY CATASTROPHE REINSURANCE

    The Company's Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. The Company's property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by its ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing the Company's ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Catastrophe Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                                   YEAR ENDED
                                                                                          ----------------------------
                                                                                          DECEMBER 31,    DECEMBER 31,
                                                                                              2003            2002       CHANGE (1)
                                                                                          ------------    ------------   ----------
                                                                                                 (IN THOUSANDS)
Revenues
 Gross premiums written and acquired..................................................      $183,594        $178,120          3.1%
                                                                                            --------        --------        -----
 Net premiums written and acquired....................................................       184,303         145,453         26.7%
                                                                                            --------        --------        -----
 Net premiums earned..................................................................       174,158         114,823         51.7%
                                                                                            --------        --------        -----
Expenses
 Losses and loss expenses.............................................................        33,393          42,804        (22.0)%
 Acquisition expenses.................................................................        19,807          16,885         17.3%
 General and administrative expenses..................................................        13,738          11,150         23.2%
                                                                                            --------        --------        -----
                                                                                              66,938          70,839         (5.5)%
                                                                                            --------        --------        -----
Underwriting income (loss)............................................................      $107,220        $ 43,984        143.8%
                                                                                            ========        ========        =====
Ratios
 Loss ratio...........................................................................          19.2%           37.3%       (18.1)
 Acquisition expense ratio............................................................          11.4%           14.7%        (3.3)
 General and administrative expense ratio.............................................           7.9%            9.7%        (1.8)
                                                                                            --------        --------        -----
 Combined ratio.......................................................................          38.5%           61.7%       (23.2)
                                                                                            --------        --------        -----
 Reserve for losses and loss expenses.................................................      $ 62,725        $ 40,122         56.3%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. The majority of the contracts associated with this segment are written on a losses occurring basis. The growth in premiums earned was a result of the reduction in ceded premiums and the earning of premiums that were written prior to 2003.

    Losses and Loss Expenses. The lower loss ratio experienced in 2003 for this segment can be attributed to the lower than expected severity of catastrophic events experienced in the period. The 2002 loss ratio was heavily influenced by losses from the August 2002 Central European floods. The 2003 losses were impacted by the Midwestern tornados, Hurricanes Fabian and Isabel as well as the California wildfires experienced in the fourth quarter. Although the frequency of catastrophe losses was relatively high in 2003, the loss severity of these events was relatively low compared to the loss events of 2002.

    In addition, during 2003, the Company experienced positive development on its reserves for losses and loss expenses related to 2002. Positive development of loss reserves related to 2002 was due to less than expected reported losses during 2003 related to catastrophic loss events that occurred in 2002.

    Acquisition Expenses. The impact of ceded reinsurance purchased in 2002, which yielded very low ceding commissions overall, resulted in the expense ratio in 2002 being higher than in 2003 when a negligible amount of reinsurance was purchased.

    General and Administrative Expenses. The increase in general and administrative expenses resulted from an increased allocation of corporate overhead in 2003.

CASUALTY TREATY REINSURANCE

    The Company's Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that the Company reinsures include automobile liability, professional liability, directors' and officers' liability, umbrella liability and workers' compensation. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Treaty Reinsurance business segment for the years ended
December 31, 2003 and 2002, respectively.


                                                                                                   YEAR ENDED
                                                                                          ----------------------------
                                                                                          DECEMBER 31,    DECEMBER 31,
                                                                                              2003            2002       CHANGE (1)
                                                                                          ------------    ------------   ----------
                                                                                                 (IN THOUSANDS)
Revenues
 Gross premiums written and acquired..................................................      $390,265        $203,566         91.7%
                                                                                            --------        --------        -----
 Net premiums written and acquired....................................................       387,497         203,566         90.4%
                                                                                            --------        --------        -----
 Net premiums earned..................................................................       284,843          84,355        237.7%
                                                                                            --------        --------        -----
Expenses
 Losses and loss expenses.............................................................       178,725          56,070        218.8%
 Acquisition expenses.................................................................        76,643          20,597        272.1%
 General and administrative expenses..................................................        22,537          12,743         76.9%
                                                                                            --------        --------        -----
                                                                                             277,905          89,410        210.8%
                                                                                            --------        --------        -----
Underwriting income (loss)............................................................      $  6,938        $ (5,055)          NM
                                                                                            ========        ========        =====
Ratios
 Loss ratio...........................................................................          62.7%           66.5%        (3.8)
 Acquisition expense ratio............................................................          26.9%           24.4%         2.5
 General and administrative expense ratio.............................................           7.9%           15.1%        (7.2)
                                                                                            --------        --------        -----
 Combined ratio.......................................................................          97.5%          106.0%        (8.5)
                                                                                            --------        --------        -----
 Reserve for losses and loss expenses.................................................      $236,521        $ 56,070        321.8%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.



    Premiums. The increase in gross premiums written and acquired was due to the acquisition of the HartRe business and organic growth due to an increased underwriting staff, in particular at Endurance U.S. The growth in premiums earned was primarily the result of the earning of premiums written prior to 2003. 72% of premiums were written on a policies attaching basis in 2003 and 67% in 2002.

    Losses and Loss Expenses. Claims may not be reported for many years in the lines of business included in this segment. Increased uncertainty exists regarding the development of reserves due to the long tail nature of this business. The slight difference in loss ratio in the year was a result of differences in the mix of business.

    Acquisition Expenses. The higher expense ratio in the year ended December 31, 2003 was due to an increased amount of business in this segment written as proportional reinsurance contracts, which incur higher commissions than excess of loss treaties.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

PROPERTY INDIVIDUAL RISK

    The Company's Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. This business is written by Endurance Bermuda and Endurance U.K. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Individual Risk business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                                   YEAR ENDED
                                                                                          ----------------------------
                                                                                          DECEMBER 31,    DECEMBER 31,
                                                                                              2003            2002       CHANGE (1)
                                                                                          ------------    ------------   ----------
                                                                                                 (IN THOUSANDS)
Revenues
 Gross premiums written and acquired..................................................       $85,863        $62,934          36.4%
                                                                                          ------------    ------------   ----------
 Net premiums written and acquired....................................................        83,929         61,759          35.9%
                                                                                          ------------    ------------   ----------
 Net premiums earned..................................................................        65,408         33,907          92.9%
                                                                                          ------------    ------------   ----------
Expenses
 Losses and loss expenses.............................................................        23,317         13,283          75.5%
 Acquisition expenses.................................................................         7,058          3,406         107.2%
 General and administrative expenses..................................................         7,955          3,939         102.0%
                                                                                          ------------    ------------   ----------
                                                                                              38,330         20,628          85.8%
                                                                                          ------------    ------------   ----------
Underwriting income (loss)............................................................       $27,078        $13,279         103.9%
                                                                                             =======        =======        ======
Ratios
 Loss ratio...........................................................................          35.6%          39.2%         (3.6)
 Acquisition expense ratio............................................................          10.8%          10.0%          0.8
 General and administrative expense ratio.............................................          12.2%          11.6%          0.6
                                                                                          ------------    ------------   ----------
 Combined ratio.......................................................................          58.6%          60.8%         (2.2)
                                                                                          ------------    ------------   ----------
 Reserve for losses and loss expenses.................................................       $36,117        $13,282        171.9%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. Policies written in this segment are written on a losses occurring basis and typically earn over the 12 month period of the contract. Premiums written and acquired in the year ended December 31, 2003 grew largely due to new business generated by Endurance U.K. which wrote no business in the prior year. This segment has seen decreases in pricing due to increased capacity and competition. This has resulted in reduced premiums recorded on those policies renewed and a proportion of policies not being renewed due to less attractive terms. The increase in premiums earned was a result of the earning of premiums that were written prior to 2003.

    Losses and Loss Expenses. The decrease in the loss ratio was due to positive loss development on 2002 business partially offset by tornado damage in the mid-western United States in May 2003 and hurricane damage in Bermuda in September 2003. In general, losses in this segment were lower than expected reflecting a lack of large individual property losses experienced by the market in 2003.

    In addition, during 2003, the Company experienced a moderate amount of positive development on its reserves for losses and loss expenses related to 2002. Positive development on the Company's losses and loss expense reserves related to 2002 was due to less than expected reported losses during 2003 for 2002 catastrophic loss events.

    Acquisition Expenses. The acquisition expense ratio for 2003 was largely consistent with 2002; the slight increase was due to a moderate shift in the mix of business.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

CASUALTY INDIVIDUAL RISK

    The Company's Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers.

    The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Individual Risk business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                                   YEAR ENDED
                                                                                          ----------------------------
                                                                                          DECEMBER 31,    DECEMBER 31,
                                                                                              2003            2002       CHANGE (1)
                                                                                          ------------    ------------   ----------
                                                                                                 (IN THOUSANDS)
Revenues
 Gross premiums written and acquired..................................................      $214,392        $106,903        100.5%
                                                                                          ------------    ------------   ----------
 Net premiums written and acquired....................................................       214,232         106,903        100.4%
                                                                                          ------------    ------------   ----------
 Net premiums earned..................................................................       173,266          44,292        291.2%
                                                                                          ------------    ------------   ----------
Expenses
 Losses and loss expenses.............................................................       118,515          33,958        249.0%
 Acquisition expenses.................................................................        19,069           3,978        379.4%
 General and administrative expenses..................................................        16,882           6,692        152.3%
                                                                                          ------------    ------------   ----------
                                                                                             154,466          44,628        246.1%
                                                                                          ------------    ------------   ----------
Underwriting income (loss)............................................................      $ 18,800        $  (336)       NM (2)
                                                                                            ========        ========       ======
Ratios
 Loss ratio...........................................................................          68.4%           76.7%        (8.3)
 Acquisition expense ratio............................................................          11.0%            9.0%         2.0
 General and administrative expense ratio.............................................           9.7%           15.1%        (5.4)
                                                                                          ------------    ------------   ----------
 Combined ratio.......................................................................          89.1%          100.8%       (11.7)
                                                                                          ------------    ------------   ----------
 Reserve for losses and loss expenses.................................................      $152,473        $ 33,958       349.0%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.
(2)   Not meaningful.

    Premiums. All premiums written by this segment are earned ratably over the terms of the insurance policies, typically a 12 month period. The Company has observed improved market conditions with pricing either holding firm or increasing ahead of loss trend factors. Capacity is increasing across all lines but has not yet impacted pricing adversely. Premiums in all lines have increased in 2003 as a result of an expansion of the underwriting staff dedicated to this segment which totaled 26 at December 31, 2003 versus 8 in December 31, 2002. The increase in premiums earned was a result of higher premiums written in 2003 and the earning of premiums written in 2002.

    Losses and Loss Expenses. The Company has received only a limited number of notices of potential losses for this segment, none of which has yet reached a level which would result in paying a claim. Accordingly, the reserve for losses and loss expenses established by the Company's actuaries was based on historical industry loss data and business segment specific pricing information.

    During 2003, the Company experienced positive development on its reserves for losses and loss expenses related to 2002. The Company's loss ratio for 2003 was explained by a moderate reduction in the initial expected loss ratios estimated for this segment in 2003 and partly accounted for by the moderate positive development for the year-end 2002 loss reserves for the segment.

    Acquisition Expenses. The difference in the acquisition expense ratio reflects variations in individual contract terms.

    General and Administrative Expenses. The increase in general and administrative expenses was due to the increase in the number of staff dedicated to this segment.

AEROSPACE AND OTHER SPECIALTY LINES

    The Company's Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance of Aerospace lines and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others. Aerospace lines include aviation hull, aircraft liability, aircraft products coverage and satellite launch and in-orbit coverage. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Aerospace and Other Specialty Lines business segment for the years ended December 31, 2003 and 2002, respectively.


                                                                                                   YEAR ENDED
                                                                                          ----------------------------
                                                                                          DECEMBER 31,    DECEMBER 31,
                                                                                              2003            2002       CHANGE (1)
                                                                                          ------------    ------------   ----------
                                                                                                 (IN THOUSANDS)
Revenues
 Gross premiums written and acquired..................................................      $258,593        $79,183         226.6%
                                                                                          ------------    ------------   ----------
 Net premiums written and acquired....................................................       258,593         79,183         226.6%
                                                                                          ------------    ------------   ----------
 Net premiums earned..................................................................       179,721         32,659         450.3%
                                                                                          ------------    ------------   ----------
Expenses
 Losses and loss expenses.............................................................       130,715         22,763         474.2%
 Acquisition expenses.................................................................        33,518          4,540         638.3%
 General and administrative expenses..................................................        14,524          4,955         193.1%
                                                                                          ------------    ------------   ----------
                                                                                             178,757         32,258         454.2%
                                                                                          ------------    ------------   ----------
Underwriting income ..................................................................      $    964        $   401         140.4%
                                                                                            ========        =======        ======
Ratios
 Loss ratio...........................................................................          72.7%          69.7%          3.0
 Acquisition expense ratio............................................................          18.7%          13.9%          4.8
 General and administrative expense ratio.............................................           8.1%          15.2%         (7.1)
                                                                                          ------------    ------------   ----------
 Combined ratio.......................................................................          99.5%          98.8%          0.7
                                                                                          ------------    ------------   ----------
 Reserve for losses and loss expenses.................................................      $156,565        $22,565        593.8%

---------------
(1) With respect to ratios, changes show increase or decrease in percentage points.

    Premiums. The increase in gross premiums written and acquired was in large part due to the acquisition of the in-force reinsurance business of HartRe which contributed $67.2 million in aerospace premiums written and acquired and $80.4 million in other specialty accounts for the year ended December 31, 2003. Of this amount $51.9 million represented a large workers' compensation contract. The remaining increase in premiums written and acquired was due primarily to the growth in the Company's aerospace business. The effect of the HartRe addition and the increased aerospace premiums written were partially offset by lower premiums written in other specialty lines. The growth in premiums earned was a result of the earning of premiums that have been written since the inception of the Company given that 83% of this segment's premiums were written on a policies attaching basis in 2003 and 42% in 2002.

    Losses and Loss Expenses. The increase in the loss ratio is a result of two satellite related losses and a relatively high loss ratio on the workers' compensation contract acquired from HartRe.

    Acquisition Expenses. The increase in expense ratio was due to the changes in mix of business towards proportional reinsurance contracts in aerospace lines.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity and increased corporate overhead allocation.

PERIOD ENDED DECEMBER 31, 2001

    During the period from November 30, 2001 to December 31, 2001, the Company wrote a small volume of business, with gross premiums written of $0.4 million and an immaterial amount of earned premiums. The Company did not incur any losses during this period. Net investment income resulting from the investment of the proceeds from the Company's private placement contributed $0.8 million to its earnings. General and administrative expenses for the period were $0.5 million and net income was $0.3 million.

SIGNIFICANT TRANSACTIONS AND EVENTS

    On May 15, 2003, Endurance U.S. completed the HartRe transaction in which Endurance U.S. assumed the majority of the in-force reinsurance business of HartRe, acquired exclusive renewal rights to that business and hired certain employees of HartRe necessary for the operation of the assumed business. The transaction was structured as a quota share retrocession of the majority of HartRe's reinsurance business, a purchase of HartRe's renewal rights with respect to such business and an agreement with respect to claims handling for the business. The effective date of the arrangement was April 1, 2003. Some of the contracts included in HartRe's in-force reinsurance business were proportionally assumed by the Company from the original inception dates of the underlying contracts. The Company did not assume any of HartRe's historical reinsurance liabilities from expired policies. The primary reasons for the transaction were to acquire potentially profitable business, to increase the Company's presence in the U.S. domestic reinsurance marketplace and to increase the U.S.-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, "Business Combinations."

    At closing, Endurance U.S. agreed to pay a $15 million minimum override commission on unearned premium acquired and a $10 million minimum advance on renewal rights commissions. On the one year anniversary of the closing, Endurance U.S. agreed to pay an additional $5 million minimum advance on renewal rights commissions. These amounts are guaranteed and constitute part of the initial purchase price.

    In addition to the initial purchase price, Endurance U.S. may be required to pay further amounts to HartRe. Such contingent amounts are based on the actual acquired premiums collected and on the renewal and profitability of the in-force business acquired. Endurance U.S. committed to pay HartRe override commissions on the assumed business. The override commissions vary up to a maximum of 5% of premiums depending on the line of business. At closing, unearned premiums assumed by Endurance U.S. were valued at $414.5 million. Upon renewal of the business over the two years following April 1, 2003, renewal rights commissions are due at a range of 1%-5% of premiums depending on the line of business. Contingent renewal commissions are only payable to the extent total renewal rights commissions exceed

$10 million for the first year following closing and $5 million for the second year following closing.

    In addition to the override commission and the renewal rights commission, a profit sharing commission will be paid if the net loss ratio of the business acquired which is associated with the property treaty, property catastrophe, and aviation lines is less than a blended target loss ratio for the acquired business. The contingent profit commission will be equal to 50% of underwriting profits generated by the difference between the ultimate loss ratio and target loss ratio multiplied by the earned premiums for the acquired business.

    At December 31, 2003, a material portion of the in-force contracts acquired had not yet come up for renewal, and as such, the amounts potentially payable to HartRe based on renewals were not yet determinable. At March 31, 2004, based on the acquired premiums collected and earnings of the acquired business to date, the Company estimates that an additional $1.6 million
($6.3 million at December 31, 2003) of contingent profit and renewal commissions could become payable to HartRe. Contingent profit and renewal commissions will be recorded in the period in which the contingencies are deemed materially resolved and will be recorded as additional goodwill.

    On March 9, 2004, certain of the Company's founding shareholders consummated a secondary public offering of the Company's ordinary shares, par value $1.00 per share. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner
& Smith Incorporated acted as joint bookrunning managers, together with Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., JP Morgan Securities Inc. and Wachovia Capital Markets, LLC, as the representatives of the underwriters. The ordinary shares sold in the offering were registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 (Registration No. 333-112258) that was declared effective by the Securities and Exchange Commission on March 3, 2004. Of the ordinary shares registered under the Registration Statement, 8,850,000 were sold at a price to the public of $34.85 per share. The underwriters had an option, exercisable until April 2, 2004, to acquire up to an additional 1,327,500 ordinary shares registered on the Registration Statement to cover over-allotments. On March 12, 2004, the underwriters exercised this option to purchase an additional 944,500 ordinary shares at a price of $34.85 per share. All of the ordinary shares were sold by certain founding shareholders and neither the Company nor any of its officers or directors received any proceeds from the offering.

    On May 21, 2004, the Company repurchased 2,036,834 of its ordinary shares owned by Lightyear Capital, initial investors at the formation of the Company. The purchase price was $31.779 per share, representing a 1% discount to the closing price for the ordinary shares on May 21, 2004. The purchase price totaled $64.7 million. The Company used existing cash on hand to fund the repurchase. The Company also announced a share repurchase program under which the Company may repurchase up to 2 million additional ordinary shares or share equivalents. The repurchases will be accomplished in open market or privately negotiated transactions, from time to time, depending on market conditions. The share repurchase program is currently authorized to continue until May 2006. As described in "Use of Proceeds" in this prospectus supplement, it is possible that the Company may use a portion of the proceeds from this offering for repurchases of its shares and share equivalents.

LIQUIDITY AND CAPITAL RESOURCES

    Endurance Holdings is a holding company that does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Holdings relies primarily on dividends and other permitted distributions from its insurance subsidiaries to pay its operating expenses, interest on debt and dividends, if any, on its common shares. There are restrictions on the payment of dividends by Endurance Bermuda, Endurance U.K. and Endurance U.S. to Endurance Holdings, which are described in more detail below.

    The ability of Endurance Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of March 31, 2004, Endurance Bermuda could pay a dividend or return additional paid-in capital totaling approximately
$353 million ($230 million at December 31, 2003) without prior regulatory approval based upon insurance and Bermuda Companies Act regulations.

    The Company has agreed with the New York Insurance Department not to take a dividend from Endurance U.S. until December 2004 without prior regulatory approval. In addition, Endurance U.S. and Endurance U.K. are each subject to significant regulatory restrictions limiting their ability to pay dividends. Accordingly, the Company does not currently intend to seek a dividend from Endurance U.S. or Endurance U.K.

    The Company's aggregate invested assets as of March 31, 2004 totaled $2.9 billion compared to aggregate invested assets of $2.7 billion as of December 31, 2003. The increase in invested assets since December 31, 2003 resulted from collections of premiums on insurance policies and reinsurance contracts and investment income, offset by loss and loss expenses paid, acquisition expenses paid, reinsurance premiums paid and general and administrative expenses paid.

    On August 8, 2003, the Company and its lenders amended the Company's existing three-year term loan facility and amended and restated the letter of credit and revolving credit facility. The amendments extended the letter of credit and revolving credit facility for an additional year, increased the size of the letter of credit and revolving credit facility to $500 million and revised certain representations and covenants in the three-year term loan facility and the letter of credit and revolving credit facility. The letter of credit and revolving credit facility now expire on August 6, 2004, at which point any revolving credit balance will be converted into a twelve-month term loan. The amended agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders' equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $1.0 billion; and the Company's unencumbered cash and investment grade assets must exceed the greater of $400 million or outstanding debt and letters of credit. The lenders under the amended letter of credit and revolving credit facility are JPMorgan Chase Bank, Bank One, Bank of Bermuda, Bank of New York, Bank of Nova Scotia, Barclays Bank, Comerica Bank, Commerzbank, Credit Lyonnais, Deutsche Bank, Fleet National Bank, Goldman Sachs, ING Bank, Lloyds TSB, Merrill Lynch, Royal Bank of Scotland and Wachovia Bank, N.A. The administrative agent under the amended letter of credit and revolving credit facility is JPMorgan Chase Bank. Affiliates of certain of these lenders are participating as underwriters in this offering of notes, and proceeds of this offering will be used in part to repay loans made by these lenders. See "Underwriting" in this prospectus supplement.

    At March 31, 2004, letters of credit totaling $251.4 million were outstanding and $103.0 million of the term loan was outstanding; $183.3 million and 103.0 million, respectively, were outstanding at December 31, 2003.

    In accordance with the terms of the Company's term loan facility, it prepaid $50.6 million of the outstanding principal on its term loan facility on March 5, 2003 with a portion of the proceeds from its initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan facility on September 26, 2003. Prior to the application of the proceeds of this offering, our remaining term loan borrowings are subject to principal payments of $76.8 million in September 2004 and

$26.2 million in September 2005. The Company's term loan borrowings currently bear interest at the London Interbank Offered Rate ("LIBOR") plus 0.875%.

    Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

    Cash flows from operating activities on a consolidated basis are provided by premiums collected and investment income, offset by loss and loss expense payments and other general and administrative expenses. Consolidated cash provided by operating activities for the three months ended March 31, 2004 and the year ended December 31, 2003 was approximately $270 million and $943 million, respectively.

CURRENCY AND FOREIGN EXCHANGE

    The Company's functional currency is U.S. dollars for Endurance Bermuda and Endurance U.S. and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. The Company maintains a portion of its investments and liabilities in currencies other than the U.S. dollar. The Company capitalized Endurance U.K. with an investment of (L)100 million. Endurance U.K. is subject to the FSA rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.'s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. The Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on its results of operations.

    Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

    Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

EFFECTS OF INFLATION

    The effects of inflation could cause the severity of claims to rise in the future. The Company's estimates for losses and loss expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, the Company will be required to increase reserves for losses and loss expenses with a corresponding reduction in its earnings in the period in which the deficiency is identified.

RESERVE FOR LOSSES AND LOSS EXPENSES

    As of March 31, 2004, the Company had accrued losses and loss expense reserves of $1.0 billion (December 31, 2003 -- $833.2 million). This amount represents the Company's actuarial best estimate of the ultimate liability for payment of losses and loss expenses. During the three month period ended
March 31, 2004, the Company paid losses and loss expenses of $35.6 million ($86.8 million for the year ended December 31, 2003).

    The Company has been notified of a moderate number of claims and potential claims under its insurance policies and reinsurance contracts. Of these notifications, management expects some of the claims to penetrate layers in which the Company provides coverage and case reserves have been established for these expected losses. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are currently a valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. See "--Critical Accounting Policies and Estimates -- Reserve for Losses and Loss Expenses."

    Incurred losses for the three months ended March 31, 2004 are summarized as follows:


                                                                                                             AEROSPACE &
                                     PROPERTY PER     PROPERTY      CASUALTY      PROPERTY      CASUALTY        OTHER
                                     RISK TREATY    CATASTROPHE      TREATY      INDIVIDUAL    INDIVIDUAL     SPECIALTY
                                     REINSURANCE    REINSURANCE    REINSURANCE      RISK          RISK          LINES        TOTAL
                                     ------------   -----------    -----------   ----------    ----------    -----------   --------
                                                                             (IN THOUSANDS)
Incurred related to:
Current year.....................      $63,008        $10,201        $71,112       $12,448       $38,943       $45,669     $241,381
Prior years......................       (2,392)        (7,288)        (1,827)       (6,294)         (371)       (1,200)     (19,372)
                                     ------------   -----------    -----------   ----------    ----------    -----------   --------
Total Incurred Losses............      $60,616        $ 2,913        $69,285       $ 6,154       $38,572       $44,469     $222,009
                                       =======        =======        =======       =======       =======       =======     ========


    Incurred losses for the year ended December 31, 2003 are summarized as follows:


                                                                                                             AEROSPACE &
                                     PROPERTY PER     PROPERTY      CASUALTY      PROPERTY      CASUALTY        OTHER
                                     RISK TREATY    CATASTROPHE      TREATY      INDIVIDUAL    INDIVIDUAL     SPECIALTY
                                     REINSURANCE    REINSURANCE    REINSURANCE      RISK          RISK          LINES        TOTAL
                                     ------------   -----------    -----------   ----------    ----------    -----------   --------
                                                                             (IN THOUSANDS)
Incurred related to:
Current year.....................      $182,003       $ 48,175      $179,924       $32,012      $123,771      $133,728     $699,613
Prior years......................        (2,972)       (14,782)       (1,199)       (8,695)       (5,256)       (3,013)     (35,917)
                                     ------------   -----------    -----------   ----------    ----------    -----------   --------
Total Incurred Losses............      $179,031       $ 33,393      $178,725       $23,317      $118,515      $130,715     $663,696
                                       ========       ========      ========       =======      ========      ========     ========


    Incurred losses for the three months ended March 31, 2004 include approximately $19.4 million ($35.9 million for the year ended December 31, 2003) in positive development of reserves relating to the prior accident years. The positive loss reserve development experienced during the three months ended March 31, 2004 benefited the Company's reported loss ratio by approximately 4.7% (benefit of 3.1% for the year ended December 31, 2003).

    During the three months ended March 31, 2004, the reduction in the Company's initial estimated losses for prior accident years was experienced most significantly in the Property Catastrophe segment, where the initial estimate was reduced by approximately $7 million; and the Property Individual Risk segment, where the initial estimate was reduced by approximately
$6 million. The balance of the $19.4 million redundancy was experienced across all the remaining business segments.

    During the year ended December 31, 2003, the reduction in the Company's initial estimated losses for the 2002 accident year was experienced most significantly in the Property Catastrophe segment, where the initial estimate was reduced by approximately $15 million; the Property Individual Risk segment, where the initial estimate was reduced by approximately $9 million; and the Casualty Individual Risk segment, where the initial estimate was reduced by approximately $5 million. The balance of the $35.9 million redundancy was experienced evenly across the remaining business segments.

    The above reduction in estimated losses for prior accident years reflects lower than expected emergence of catastrophic and attritional losses.

    Reserves for losses and loss expenses are comprised of the following at March 31, 2004:


                                                                                                           AEROSPACE &
                                   PROPERTY PER     PROPERTY      CASUALTY      PROPERTY      CASUALTY        OTHER
                                   RISK TREATY    CATASTROPHE      TREATY      INDIVIDUAL    INDIVIDUAL     SPECIALTY
                                   REINSURANCE    REINSURANCE    REINSURANCE      RISK          RISK          LINES         TOTAL
                                   ------------   -----------    -----------   ----------    ----------    -----------   ----------
                                                                            (IN THOUSANDS)
Case reserves..................      $ 66,083       $29,322       $ 40,926       $14,081      $     --      $ 44,782     $  195,194
IBNR...........................       161,090        33,723        260,718        25,675       191,045       181,873        824,124
                                   ------------   -----------    -----------   ----------    ----------    -----------   ----------
Reserve for Losses and Loss
  Expenses.....................      $227,173       $63,045       $301,644       $39,756      $191,045      $196,655     $1,019,318
                                     ========       =======       ========       =======      ========      ========     ==========


    Reserves for losses and loss expenses are comprised of the following at December 31, 2003:


                                                                                                             AEROSPACE &
                                     PROPERTY PER     PROPERTY      CASUALTY      PROPERTY      CASUALTY        OTHER
                                     RISK TREATY    CATASTROPHE      TREATY      INDIVIDUAL    INDIVIDUAL     SPECIALTY
                                     REINSURANCE    REINSURANCE    REINSURANCE      RISK          RISK          LINES        TOTAL
                                     ------------   -----------    -----------   ----------    ----------    -----------   --------
                                                                             (IN THOUSANDS)
Case reserves....................      $ 55,523       $30,814       $ 28,464       $15,758      $     --      $ 31,919     $162,478
IBNR.............................       133,234        31,911        208,057        20,359       152,473       124,646      670,680
                                     ------------   -----------    -----------   ----------    ----------    -----------   --------
Reserve for Losses and Loss
  Expenses.......................      $188,757       $62,725       $236,521       $36,117      $152,473      $156,565     $833,158
                                       ========       =======       ========       =======      ========      ========     ========


CEDED REINSURANCE

    The Company's ceded premiums consist primarily of reinsurance protection in conjunction with the LaSalle transaction. Total premiums ceded were negligible for each of the three months ended March 31, 2004 and the year ended December 31, 2003. The reinsurance agreements principally provide the Company with protection related to certain identified catastrophes in its Property Catastrophe Reinsurance segment. The Company also cedes premiums related to its Property Individual Risk, Casualty Treaty Reinsurance and Casualty Individual Risk segments. At March 31, 2004, the Company recorded reinsurance recoverables of $1.5 million related to these reinsurance agreements ($1.4 million at December 31, 2003). The Company remains obligated for amounts ceded in the event that its reinsurers or retrocessionaires do not meet their obligations. Accordingly, the Company has evaluated the reinsurers and retrocessionaires that are providing reinsurance and retrocessional protection and will continue to monitor the stability of its reinsurers and retrocessionaires.

INTANGIBLE ASSETS

    Goodwill and other intangibles that arise from business combinations are accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". These standards require that identifiable intangible assets are amortized in accordance with their useful lives and goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually. As a result of its acquisition of the majority of the reinsurance business of HartRe during the year ended December 31, 2003, the Company recorded goodwill of $0.2 million. The Company also recorded other acquisition related intangibles of $19.6 million. The other acquisition related intangibles are being amortized over periods of up to ten years. The Company recorded no goodwill or intangibles in the three months ended March 31, 2004.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

    The Company believes that it is principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

    Interest Rate Risk. The Company's primary market risk exposure is to changes in interest rates. The Company's fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of the Company's fixed maturity portfolio falls, and the converse is also true. The Company expects to manage interest rate risk through an active portfolio management strategy that involves the selection, by its managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity, that are tailored to the anticipated cash outflow characteristics of its liabilities. The Company's strategy for managing interest rate risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance the Company's exposure to interest rates. As of March 31, 2004, assuming parallel shifts in interest rates, the impact of an immediate 100 basis point increase in market interest rates on the Company's invested assets of $3.0 billion would have been an estimated decrease in market value of 2.9% or approximately $87 million, and the impact on its invested assets of an immediate 100 basis point decrease in market interest rates would have been an estimated increase in market value of 2.6% or approximately $75 million.

    Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

    Foreign Currency Risk. The Company has made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, the Company enters into reinsurance and insurance contracts for which it is obligated to pay losses in currencies other than U.S. dollars. For the three months ended March 31, 2004, approximately 12% of the Company's gross premiums were written in currencies other than the U.S. dollar (approximately 9% for the year ended December 31, 2003). A portion of the Company's cash and cash equivalents, investments and loss reserves are also denominated in non-U.S. currencies. The majority of the Company's operating foreign currency assets and liabilities are denominated in Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian Dollars ("Major Currencies"). The Company may, from time to time, experience losses from fluctuations in the values of these and other non-U.S. currencies, which could have a material adverse effect on its results of operations. The Company will attempt to manage its foreign currency risk by seeking to match its liabilities under insurance and reinsurance contracts that are payable in foreign currencies with investments that are denominated in such currencies. The Company purchases assets which are matched in currency to its case reserves for liabilities incurred in major currencies including U.S. dollars, Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian dollars at the time such reserves are established. The Company has no currency hedges in place; however, as part of its matching strategy, the Company may consider the use of hedges when it becomes aware of probable significant losses that will be paid in non-U.S. dollar currencies. For liabilities incurred in currencies other than those listed above, U.S. dollars are converted to the currency of the loss at the time of claims payment. As a result, the Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies.

    Credit Risk. The Company has exposure to credit risk primarily as a holder of fixed maturity securities. The Company's risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. The Company attempts to limit its credit exposure by purchasing fixed income investments rated A-/A3 or higher. In addition, the Company has limited its exposure to any single corporate issuer to 1% or less of its total portfolio.

                              INDUSTRY BACKGROUND

INDUSTRY CONDITIONS AND TRENDS

    The property and casualty insurance and reinsurance industry has historically been a cyclical business. During periods of excess underwriting capacity, competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of diminished underwriting capacity, industry-wide pricing and policy terms and conditions become more favorable for insurers and reinsurers. Underwriting capacity, as defined by capital available to the industry, is affected by a number of factors, including:

   o loss experience for the industry in general, and for specific lines of business or risks, in particular;

   o natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires and acts of terrorism;

   o court decisions expanding insurance coverage and granting of large awards;

   o investment results including realized and unrealized gains and losses on investment portfolios and annual investment yields; and

   o ratings and financial strength of competitors.

    In recent years, the insurance and reinsurance industry has gone from a period of excess capacity to one of more constrained capacity. For several years prior to 2000, the market faced increasing excess capital capacity, producing year-over-year rate decreases and coverage increases. Beginning in 2000, an accumulation of losses from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy have significantly reduced the industry's capital base.

    The events of September 11, 2001 altered the insurance and reinsurance market landscape dramatically. While the full impact of the losses related to these events is still unknown, a wide range of industry experts estimate ultimate losses at approximately $40 billion. Prior to the World Trade Center tragedy, the largest insured catastrophic event was Hurricane Andrew, with approximately $20 billion of losses. Over the past three years, a number of major property and casualty insurers and reinsurers have announced charges of several hundred million dollars or more. The majority of these charges are related to adverse developments and large asbestos claims losses.

            TEN LARGEST GLOBAL CATASTROPHIC EVENTS BY INSURED LOSSES
                                 (IN BILLIONS)







                                [GRAPHIC OMITTED]




THE BERMUDA INSURANCE MARKET

    Over the past 15 years, Bermuda has become one of the world's leading insurance and reinsurance markets. Bermuda's favorable regulatory and tax environment, which minimizes governmental involvement for those companies that meet certain solvency and liquidity requirements, creates an attractive platform for insurance and reinsurance companies.

    There are a number of other factors that have made Bermuda the venue of choice for us and other new property and casualty companies over the last several years, including:

   o a highly reputable business center;

   o excellent professional and other business services;

   o a well-developed captive insurance industry;

   o political and economic stability; and

   o ease of access to global insurance markets.

    Notwithstanding the positive operating environment, a challenge faced by Bermuda-domiciled companies is the limited number of trained underwriting and professional staff in Bermuda. Many companies have addressed this issue by importing appropriately trained employees into Bermuda. Endurance Bermuda has successfully hired approximately 120 employees through May 15, 2004, through both its recruiting efforts and as a result of the LaSalle transaction, and believes it is adequately staffed.

    Most Bermuda-domiciled insurance and reinsurance companies have also pursued business diversification and international expansion. Although most of the Bermudian insurers were established as monoline specialist underwriters, in order to achieve long-term growth and better risk exposure, virtually all of these companies have diversified their operations, either across property and liability lines, into new international markets, or through a combination of both of these methods.

    Bermuda is now recognized as one of the leading reinsurance and insurance markets, currently serving as the headquarters for an increasing number of global reinsurance and insurance companies.

                                    BUSINESS

OVERVIEW

    Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

    We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently, allow for greater capital efficiency and provide a superior risk-adjusted return on capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized, quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance brokers and intermediaries.

    We began operations on December 17, 2001 after Endurance Bermuda completed a private placement of $1.2 billion of its equity securities. Initial investors in Endurance Bermuda included Aon, Zurich Financial Services Group, Thomas H. Lee Partners, L.P., Texas Pacific Group, Capital Z Financial Services Fund II, L.P., Perry Capital, Metro Center Investments Pte Ltd., General Motors Asset Management, Lightyear Capital, Credit Suisse First Boston Private Equity, Golden Gate Capital, Reservoir Capital and TIAA CREF. Since our inception in December 2001, we have been able to achieve significant success in the development of our business. Our accomplishments include:

   o building our business from a startup in 2001 to $720.6 million in gross premiums and $100.9 million in net income for the three months ended March 31, 2004, and $1.6 billion in gross premiums and $263.4 million in net income for the year ended December 31, 2003;

   o generating a 23.7% annualized return on average equity for the three months ended March 31, 2004 and an 18.4% return on average equity for the year ended December 31, 2003;

   o successfully launching multiple specialty business segments;

   o building a substantial client base around the world;

   o recruiting a highly experienced management team and building a staff of approximately 260;

   o licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States;

   o acquiring renewal rights to the property catastrophe business of LaSalle;

   o acquiring renewal rights to the majority of the reinsurance business of HartRe;

   o establishing a $192 million multi-year term loan facility and a $108 million one-year revolving credit facility that was expanded to a $500 million letter of credit and revolving credit facility;

   o successfully completing our initial public offering in February 2003 and obtaining a NYSE listing; and

   o successfully completing a $308 follow-on million secondary equity offering in 2004.

    Current conditions in the global insurance and reinsurance markets continue to present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in losses from asbestos liability, under-reserving and poor investment performance. In addition, Standard & Poor's and A.M. Best lowered the financial strength ratings of a significant number of reinsurers in 2002 and 2003, further reducing available reinsurance capacity with sufficient financial security.

Endurance Bermuda

    Endurance Bermuda was incorporated on November 30, 2001. Endurance Bermuda is registered with the BMA as a Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require Endurance Bermuda to maintain minimum levels of statutory capital and surplus and liquidity to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. Endurance Bermuda, headquartered in Pembroke, Bermuda, focuses on property and casualty insurance and reinsurance business that is of a low frequency, high severity nature. Endurance Bermuda is headed by Thomas D. Bell.

Endurance U.K.

    Endurance U.K. was incorporated on April 10, 2002. On December 4, 2002, Endurance U.K. was authorized by the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. Endurance U.K., which is headquartered in London, is able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements, and will focus on the origination of property and casualty insurance and reinsurance from non-North American markets. We have capitalized Endurance U.K. with (L)100 million of initial capital. Endurance U.K. is headed by Mark W. Boucher.

Endurance U.S.

    Endurance U.S. was incorporated on September 5, 2002. On December 18,
2002, Endurance U.S. received a license in the State of New York from the New York Department to conduct business as a property and casualty reinsurer. Certain reinsurance business, known as working layer, is characterized by higher frequency and lower severity of losses as compared to the type of reinsurance business targeted by Endurance Bermuda. We believe that this business, which requires a higher degree of client contact including underwriting, claims, actuarial and accounting reviews, would be difficult to underwrite from a Bermuda location. Endurance U.S. focused on such working layer business and provides us with access to classes of reinsurance business and types of reinsurance clients which we would not otherwise be able to effectively access from Bermuda. We initially capitalized Endurance U.S. with $336 million in equity capital and during 2003 added an additional $135 million of equity capital. Endurance U.S. is headed by William M. Jewett.

Endurance Services

    Endurance Services was incorporated on January 12, 2004. Endurance Services has been established to provide administrative support to and to improve operational efficiencies among Endurance Bermuda, Endurance U.S. and Endurance U.K. Endurance Services is headed by Steven W. Carlsen.

OUR COMPETITIVE STRENGTHS

    We believe certain characteristics distinguish us from our competitors, including:

   o Extensive Specialized Underwriting and Risk Management Capabilities. We have made significant investments in our technical capabilities, including hiring 102 experienced underwriters and an actuarial, risk analysis and modeling staff of 30.

   o Underwriting and Risk Management Discipline. We remain highly selective in our underwriting approach. All of our underwriting activity is supported by detailed, upfront pricing analyses through which we seek to limit our exposure to any single contract and any single geographic or catastrophic peril. Despite significant expansion of our business, we provided insurance quotes on 42.3% of the 4,434 submissions received during the three months ended March 31, 2004 and 36.7% of the 8,637 submissions received during the year ended December 31, 2003.

   o Experienced Management Team. Our senior management team averages over 20 years of experience in the insurance and reinsurance industry and participates in our stock-based compensation plan that ties compensation to the achievement of goals aligned with those of our shareholders.

   o Strong Market Relationships. The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including: Aon, Marsh, Willis, Benfield and Towers Perrin. We wrote business with more than 450 clients during the three months ended March 31, 2004 and more than 1,150 clients during the year ended December 31, 2003.

   o Bermuda-Based Operations. Bermuda is our principal base of operations. As one of the leading centers of the global insurance industry, Bermuda provides us with ready access to clients who increasingly seek Bermuda-based capacity to meet their insurance and reinsurance needs. Bermuda also has a well-developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a responsive regulatory environment which allows for rapid innovation in insurance and reinsurance products.

   o Conservative Investment Policy. We have a conservative investment policy aimed at minimizing the volatility of our investment results. At March 31, 2004, 100% of our invested assets were held in cash and cash equivalents and fixed maturity securities, 84% of which were rated AAA and 100% were rated A or better, with an average duration of 2.74 years.

   o Excellent Financial Strength. The Company's operating subsidiaries are rated "A" (Excellent) by A.M. Best, "A-" (Strong) by Standard & Poor's and A2 by Moody's. We were one of a small number of companies to be upgraded by A.M. Best in 2003 when we received an upgrade to "A" ("Excellent"). These ratings reflect A.M. Best's, Standard & Poor's and Moody's opinions of our financial strength and are not recommendations to buy, sell or hold the notes.

   o Unencumbered Capital Base. At March 31, 2004, we had total shareholders' equity capital of approximately $1.8 billion. As a recently formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other pre-December 31, 2001 liability exposures currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed "shell" companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results. We believe that our unencumbered capital will allow us to distinguish ourselves from many of our competitors and help to attract clients who are seeking long-term financial stability from their insurers and reinsurers.

BUSINESS STRATEGY

    Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and successfully executing our strategy.

    The key elements of our strategy are:

   o Maintain a Portfolio of Profitable Specialty Lines. We believe there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines that we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

   o Utilize Monoline Level of Expertise in Each Line of Business. We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

   o Apply Extensive Technical Analysis to Our Underwriting. We manage our portfolio of risks through the utilization of catastrophe modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products available from EQE, AIR and RMS. We have also launched our own proprietary underwriting risk management system and have built a proprietary suite of individual contract, portfolio, capital allocation and market risk management and price monitoring tools around this system. We proactively monitor market trends to look for competitive threats to the lines of business in which we are operating as well as analyze potential new lines that may provide attractive opportunities.

     We require significant amounts of data in our underwriting process. All major accounts are underwritten with dedicated actuarial involvement. We avoid writing business for which we believe sufficient underwriting data is not available, and therefore, to date have written no qualifying quota shares and only a limited amount of retrocessional business. We also limit the use of retrocessional protection, relying upon our underwriting analysis and portfolio diversification for risk management purposes.

   o Maintain an Efficient Expense Structure. We believe an efficient expense structure will allow us to produce more profitable results and more easily deploy our resources to those lines of business that become more attractive as market conditions change. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current emphasis on high severity, low frequency lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

   o Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long-term, we will seek to return excess capital to our shareholders rather than use it to underwrite business at unattractive pricing levels. We have already undertaken a number of capital management initiatives, including two acquisitions at prices which were accretive to our earnings, selective repurchases of our ordinary shares on favorable terms, and the payment of shareholder dividends.

BUSINESS SEGMENTS

    Our commitment to specialized underwriting requires market knowledge, analytic capabilities and experience more typically found in monoline companies. Accordingly, we have organized our company by business segment, under the direction of managers for each line of business who are recognized leaders in their respective fields. We support these managers with centralized and state of the art analytic expertise and technology. Our six business segments and the related gross premiums written and acquired for the three months ended March 31, 2004 and for the year ended December 31, 2003 are as follows:


                                                      GROSS PREMIUMS
                                                   WRITTEN AND ACQUIRED
                                                      (IN MILLIONS)
                                          --------------------------------------
                                          THREE MONTHS ENDED      YEAR ENDED
BUSINESS SEGMENT                           MARCH 31, 2004      DECEMBER 31, 2003
------------------                        ------------------   -----------------
Property Per Risk Treaty Reinsurance .          $206.4              $  469.3
Property Catastrophe Reinsurance .....           128.5                 183.6
Casualty Treaty Reinsurance ..........           187.2                 390.3
Property Individual Risk .............            29.5                  85.9
Casualty Individual Risk .............            50.1                 214.4
Aerospace and Other Specialty Lines ..           118.9                 258.5
                                                ------              --------
Total ................................          $720.6              $1,602.0
                                                ======              ========


    These segments and their associated lines of business are described in greater detail below.

    Property Per Risk Treaty Reinsurance. Our Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. This segment is comprised of a diversified portfolio of property per risk reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients and including both personal lines and commercial exposures (principally covering buildings, structures, equipment, contents and time element coverages). Loss exposures in this segment include the perils of fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake. This segment is comprised of proportional and excess of loss reinsurance agreements. Our current mix of business, as measured by gross premiums written during the three months ended March 31, 2004, is approximately 66% excess of loss and 34% proportional. Currently, 67% of the exposures reinsured in this segment are in the United States, although we expect this percentage to gradually decline as we expand our activities in Europe and the United Kingdom through Endurance U.K. The remaining reinsured risks represent worldwide exposures, including the United States. This segment is underwritten by Endurance U.S., Endurance U.K. and Endurance Bermuda. We currently have 20 underwriters dedicated to this segment.

    Because the reinsurance contracts written in this segment are exposed to losses on an individual policy basis, we underwrite and price the agreements based on anticipated claims frequency. We use actuarial techniques to examine our ceding companies' underwriting results as well as the underwriting results from the ceding companies with comparable books of business and pertinent industry results. These experience analyses are compared against actuarial exposure analyses to refine our pricing assumptions. Our pricing also takes into account our variable and fixed expenses and our assessment of an appropriate return on the capital required to support each individual contract relative to our portfolio of risks.

    Reinsurance contracts that provide coverage through individual underlying insurance policies may contain significant risk of accumulation of exposures, both to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. Other perils, such as fire and terrorism events, are considered on a contract-by-contract basis and monitored for cumulative aggregate exposure. All of our excess of loss agreements have occurrence limits and many have limited reinstatement rights. Proportional contracts can be particularly prone to accumulations of exposure and losses in catastrophic events. Most of our proportional contracts in force at March 31, 2004 are also subject to occurrence limits. The only exceptions made to our occurrence limits requirements are a result of explicit approval by executive management and have been based on complete and ongoing disclosures by our ceding companies of the underlying policies. We do not currently write any qualified quota share agreements emanating from Lloyd's or the London market.

    This business segment operates as a subscription market, with the reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. Our maximum capacity on any one program is $30 million on any one risk and our average commitment has been approximately $2 million.

    Our Property Per Risk Treaty Reinsurance business is produced principally by Aon, Benfield, Willis and Marsh. Our principal competitors in this segment include Arch Capital Group Ltd. ("Arch"), Converium Holding AG ("Converium"), GeneralCologne Re ("General Re"), Montpelier Re Holdings Ltd. ("Montpelier Re"), Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft ("Munich Re"), PartnerRe Ltd. ("PartnerRe"), Transatlantic Reinsurance Company ("Transatlantic Re") and XL Capital Ltd ("XL").

    Property Catastrophe Reinsurance. Our Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. The principal perils in our portfolio include hurricane, typhoon, earthquake, flood, tornado, hail and fire. This segment is comprised of reinsurance contracts which incur losses only when events occur that impact more than one risk or insured. Coverage for other perils may be negotiated on a case-by-case basis. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure. This business is only underwritten by Endurance Bermuda. We have 19 underwriters dedicated to this segment.

    We have licensed catastrophe modeling software from all of the principal firms, including EQE, RMS and AIR. These software tools use exposure data provided by our ceding company clients to simulate catastrophic losses. We have high standards for the quality and level of detail of such exposure data and have an expressed preference for data at the zip code or postal code level. Data provided at more summary levels, such as counties or CRESTA zones, is conservatively modeled and effectively surcharged for increased uncertainty. Our commitment to detailed exposure data precludes significant involvement as a retrocessionaire in the current market. To date, less than 10% of the gross written premiums in this segment have been derived from other reinsurers, with over 90% coming from the catastrophe programs of insurance companies.

    Data output from the software described above is incorporated in a proprietary model for multiple purposes. First, the data output is used to estimate the amount of reinsurance premium that is required to pay the long-term expected losses under the proposed contracts. Second, the data output is used to estimate correlation among the contracts we have written. The degree of correlation is used to estimate the incremental capital required to support our participation on each proposed contract, allowing us to calculate a return on consumed capital. Finally, the data output is used to monitor and control the Company's cumulative exposure to individual perils across all of our businesses.

    Our pricing of property catastrophe reinsurance contracts is based on a combination of modeled loss estimates, actual ceding company loss history, surcharges for potential unmodeled exposures, fixed and variable expense estimates and profit requirements. The profit requirements are based on incremental capital usage estimates described above and the Company's required return on consumed capital.

    Similar to the Property Per Risk Treaty Reinsurance segment, the Property Catastrophe Reinsurance market operates on a subscription basis with all subscribing reinsurers participating at substantially the same pricing, terms and conditions. Our average attachment point is approximately $244 million. Generally, our maximum capacity on any one program is $30 million per event.

    Our property catastrophe business is diversified geographically. As of March 31, 2004, approximately 54% of our property catastrophe premium was associated with exposures in the United States and the remainder from over 20 other countries around the world. Our principal exposures outside the United States are in the United Kingdom, Europe, Australia, Canada and Japan. Our estimates of exposures to the major perils in each of these territories are provided in the "Risk Management" section below.

    Our Property Catastrophe Reinsurance business is produced primarily by Aon, Marsh, Willis and Benfield. Our principal competitors in this segment include ACE Limited ("ACE"), Arch, AXIS Specialty Limited ("AXIS"), IPC Holdings Ltd. ("IPC"), Montpelier Re, PartnerRe, Renaissance Re Holdings Ltd. ("Renaissance Re") and XL.

    Casualty Treaty Reinsurance. Our Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. Approximately 87% of the exposures are in the United States, with the remainder representing worldwide risks, including the United States. The exposures that we reinsure include automobile liability, professional liability, directors' and officers' liability, umbrella liability and workers' compensation. We write severity oriented casualty treaty business such as clash and high excess workers' compensation in Endurance Bermuda. Most other casualty treaty business is underwritten by Endurance U.S. We do not currently write casualty treaty business in Endurance U.K. We have 21 underwriters dedicated to this segment.

    Our customer base includes national, regional and specialty insurance companies. Due to the potential for long claims payment patterns in the underlying business, we target ceding companies with strong financial positions. We look for sophisticated actuarial capabilities, the demonstrated ability to monitor and react to shifts in pricing levels and coverage changes, experienced claims management capabilities and substantial net retentions from our clients. We also favor companies and management teams that have worked through prior property and casualty insurance market cycles.

    The maximum capacity available for casualty treaty programs that are exposed to loss by individual policy limits is $30 million, but we rarely allocate capacity over $15 million. Our average capacity commitment in this segment as of March 31, 2004 was approximately $2 million per program.

    Our Casualty Treaty Reinsurance business is produced primarily by Aon, Marsh, Willis and A.J. Gallagher. Our principal competitors in this segment are American Re, Converium, General Re, Munich Re, Swiss Reinsurance Company ("Swiss Re"), Transatlantic Re and XL.

    Property Individual Risk. Our Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. We underwrite property individual risk business at Endurance Bermuda and Endurance U.K. We have 21 underwriters specializing in property individual risk.

    Our risks in this business segment are all well diversified across a range of industries. These industries include real estate, retail, manufacturing, chemicals, financial, utilities, telecommunications, construction and civil engineering, municipalities/institutional properties and other industries.

    As of March 31, 2004, approximately 29% of the insured risks were located in the United States and the remainder in the rest of the world, including worldwide exposures which include U.S. based risks. We expect the proportion of business written outside of the United States to increase as we expand our capabilities in Endurance U.K. Approximately 95% of the business in this segment is written on an excess of loss basis and 5% is written on a proportional basis. The proportional policies are typically written with large deductibles or self-insured retentions.

    Our average attachment point overall is approximately $35 million. We offer gross limits capacity of up to $50 million on any one risk. We limit these lines to no more than $15 million on any one risk on risks located in active catastrophe zones. To date, our average participation has been approximately $13 million on any one risk.

    Our Property Individual Risk business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our competitors in this segment include a large number of insurance and reinsurance companies. Among our most frequent competitors are ACE, Allianz AG ("Allianz"), Allied World Assurance Company Ltd. ("AWAC"), Arch, FM Global, Montpelier Re, Munich Re, Swiss Re, XL and Zurich.

    Casualty Individual Risk. Our Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This segment is comprised of three lines of business:
Excess Casualty Insurance, Professional Lines Insurance and Healthcare. For the three months ended March 31, 2004, these lines of business represented approximately 31%, 19% and 50% of the gross written premiums for this segment, respectively, and for the year ended December 31, 2004, these lines of business represented approximately 33%, 19% and 48% of the gross written premiums for this segment, respectively. This segment is only underwritten by Endurance Bermuda. We have 27 dedicated underwriters who specialize in Excess Casualty, Professional Lines or Healthcare.

    The Excess Casualty Insurance line of business provides third party liability insurance for a wide range of industry groups. Our clients are typically Fortune 1000 companies with sophisticated risk management practices who generally retain large portions of their own risk and purchase large insurance limits. Our target clients within this group are in strong financial positions, have formal, well-developed risk management programs and proactive claims detection and management procedures. As of March 31, 2004, approximately 14% of our insured risks in this line of business were solely located in the United States and the remainder represented worldwide exposures, including the United States.

    Our minimum attachment point for the Excess Casualty Insurance line of business is $25 million and our average attachment point is approximately
$209 million. In all cases, we carefully review and approve our policy forms and endorsements to ensure we are fully comfortable with the scope of coverage we provide. Our maximum line in this category is $50 million, although we only occasionally exceed $25 million, and only do so with explicit approval of executive management. Our average line is approximately $27 million.

    The business in the Excess Casualty Insurance line of business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our principal competitors in this line of business include ACE, Arch, AWAC, Lloyd's of London ("Lloyd's"), Starr Excess Liability Insurance Company, Ltd ("Starr Excess"), XL and Zurich.

    Our Professional Lines Insurance line of business includes a limited range of products: directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance. Our clients include both for-profit and non-profit entities. We target clients with strong, stable financial positions, paying particular attention to liquidity, solvency margins and profitability. As of March 31, 2004, approximately 22% of our insured risks in this line of business were located within the United States, with the remainder representing worldwide risks, including the United States.

    We require a minimum attachment point of $25 million and our average attachment point has been approximately $132 million. We have maximum limits capacity of up to $25 million and an average limit of $17 million on any one risk. Business in this segment is written almost exclusively on a claims-made basis and all of the business is written on an excess of loss basis.

    Our Professional Lines Insurance business is produced primarily by Aon, Jardine Lloyd Thompson and Marsh. Our principal competitors in this line of business include ACE, Arch, AWAC, The Chubb Corporation, Lloyd's, Starr Excess, XL and Zurich.

    Our Healthcare business is focused on one narrow niche within the medical professional liability market: hospital malpractice insurance. Within this market, we target large institutional healthcare providers such as hospital groups, university teaching hospitals and integrated healthcare delivery systems. We do not work with smaller entities having 250 beds or less, nor do we seek risks that are principally from long-term-care facilities. We do not insure stand-alone individual physicians, physician groups, or other healthcare professionals. We estimate that the large institutional healthcare niche currently represents approximately $800 million in annual premiums for the industry. As of March 31, 2004, all of our healthcare insureds were based in the United States.

    All of the business in our Healthcare line of business is written on an excess of loss basis. Our average attachment point is approximately
$26 million. All of this business is written on a claims-made basis. We do not write any multi-year policies, or programs with profit sharing or swing-rating plans. Our average program participation is approximately $23 million.

    Our principal underwriting considerations from this line of business are based on evaluations of risk management policies and procedures, historical claims activity, current exposures and operating jurisdictions. Pricing is determined based on account-specific experience and exposure ratings. We incorporate the insight that we have gained from a proprietary database of over 400,000 hospital claims.

    Our Healthcare business is produced primarily by Marsh, Aon, Jardine Lloyd Thompson and A.J. Gallagher.

    Our principal competitors in this line of business are American International Group, Inc., CNA Financial Corporation, Employers Reinsurance Corporation and Zurich.

    Aerospace and Other Specialty Lines. Our Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance Aerospace lines, and to a lesser extent, of unique opportunities, including a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

    Our Aerospace line is comprised of aviation and space business. The aviation business includes hull, aircraft liability and aircraft products coverages. Currently, approximately 63% of the exposures insured in this line of business are in the United States with the remainder being distributed throughout the world, including the United States. We write these exposures both as insurance and reinsurance, with the reinsurance written both in the form of facultative reinsurance and treaty reinsurance. In all cases, we track our exposures by original insured in order to monitor our maximum exposures by major airline and by major manufacturer. We currently do not write hull war risk, primary general aviation business or workers' compensation for this category. Our average attachment point is $9 million. Our average commitment has been approximately $2 million per program.

    Our expertise in the aviation category stems from an extensive database of historical aviation claims and program structures. Individual account decisions are based on a combination of qualitative evaluations of the risk management programs of the original insureds and quantitative examinations of our clients' track records and the records of peer and comparable operations.

    The space business includes satellite launch and in-orbit coverage. We have chosen to write space business through industry recognized leaders, and currently support three organizations on a treaty reinsurance basis only.

    Our Aerospace business is produced primarily by Aon, Marsh and Willis. Our principal competitors in this line of business are Converium, Hannover Ruckversicherungs-Aktiengesellschaft and Lloyd's.

    Our remaining business in this segment represents a variety of contracts which were underwritten utilizing the expertise of our senior underwriting staff. These contracts are those that do not fit with our other segments.

    Our Special Accounts business is produced primarily by Aon, Marsh, Willis and Benfield.

    In December 2003, we announced that we are expanding our lines of business to include accident reinsurance and marine and energy.

DISTRIBUTION

    We are a broker-market participant and conduct business almost exclusively through insurance and reinsurance brokers around the world. The brokerage distribution channel provides us with access to an efficient, variable cost, and global distribution system without the significant time and expense which would be incurred in creating wholly owned distribution networks.

    Aon is the largest distributor of our reinsurance lines while Marsh is the largest distributor of our insurance lines. A breakdown of our distribution by broker is provided in the table below.


                                                 PERCENTAGE OF GROSS
                                                   PREMIUMS WRITTEN
                                      ------------------------------------------
                                      THREE MONTHS ENDED        YEAR ENDED
BROKER                                  MARCH 31, 2004     DECEMBER 31, 2003 (1)
------                                ------------------   ---------------------
Aon ..............................           29.8%                  29.4%
Marsh ............................           23.1                   26.7
Benfield .........................           14.3                    6.1
Willis ...........................            9.1                   21.1
Towers Perrin ....................            3.6                    2.9
All Other ........................           20.1                   13.8
                                            -----                  -----
Total ............................          100.0%                 100.0%
                                            =====                  =====

---------------
(1)   Excludes gross premiums acquired from HartRe.

CLAIMS MANAGEMENT

    We have received a moderate number of reported claims resulting in a total of $195.2 million in case specific reserves on our balance sheet at March 31, 2004. Notwithstanding the moderate claims activity to date, we have a process in place for identifying, tracking and settling potential claims. The responsibilities of the claims department include reviewing loss reports, monitoring claims handling activities of ceding companies, requesting additional information where appropriate, establishing initial case reserves including determining whether the client's reported losses are sufficient and approving payment of individual claims. We have established authority levels for all individuals involved in the reserving and settlement of claims. We have a total claims staff of 13.

    When we receive notification of a potential claim, a member of our staff logs the potential claim into our systems. An initial review is conducted by the underwriter and underwriting manager responsible for the program in coordination with our claims department. Once the validity of the given claim is established, responsibility for management of the claim is transferred to our claims department. As the claim develops, the claims department is empowered to draw on those resources, both internal and external, it deems appropriate to settle the claim appropriately. To date, the Company has worked to establish a network of external legal and claims experts to augment our own in-house team.

    In addition to managing reported claims and conferring with ceding companies on claims matters, the claims department conducts periodic audits of specific claims and the overall claims procedures of our reinsurance clients at the offices of ceding companies. Through these audits, we are able to evaluate ceding companies' claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines.

RESERVE FOR LOSSES AND LOSS EXPENSES

    We are required by applicable insurance laws and regulations and U.S. GAAP to establish reserves for losses and loss expenses that arise from our products. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured or reinsured claims which have occurred at or before the balance sheet date, whether already known to us or not yet reported. It is our policy to establish these losses and loss reserves prudently after reflecting all information known to us as of the date they are recorded.

    The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period additional facts and trends will be revealed. As these factors become apparent, reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves.

    Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation by the Company of losses resulting from catastrophic events based upon its own historical claim experience is inherently difficult because of the Company's short operating history and the potential severity of property catastrophe claims. Therefore, the Company utilizes commercially available models, as well as historical reinsurance industry property catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

    To assist us in establishing appropriate reserves for losses and loss expenses, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, this industry information is used to guide our loss and loss expense estimates. These estimates are reviewed regularly, and such adjustments, if any, are recorded in earnings in the periods in which they are determined. Our losses and loss expense reserves are reviewed annually by our outside actuarial specialists.

    While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

UNDERWRITING AND RISK MANAGEMENT

    Internal underwriting controls are exercised through Kenneth J. LeStrange, our Chief Executive Officer. Underwriting authority is delegated to the managers of our lines of business and to underwriters in accordance with prudent practice and an understanding of each individual's capabilities. Detailed letters of underwriting authority are issued to each of our underwriters. These letters contain our operating guidelines, a description of the analytic process to be followed, referral requirements broken down by sources of business, terms and conditions, situations and the limits capacity and annual premium for any one contract. Our profitability guidelines are attached to each such letter as an exhibit and are stated in terms of maximum combined ratio targets, excluding our general and administrative expenses, by line of business. Our profitability guidelines are regularly reviewed to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

    We have a disciplined approach to underwriting and risk management that relies heavily upon the collective underwriting expertise of our management and staff. This expertise is in turn guided by the following underwriting principles:

   o We will underwrite and accept only those risks we know and understand;

   o We will perform our own independent pricing or risk review on all risks we accept; and

   o We will accept only those risks that are expected to earn a level of profit commensurate with the risk they present.

    Before we review any program proposal, we consider the appropriateness of the client, including the quality of its management and its risk management strategy. In addition, we require each program to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We further request information on the client's loss history for the perils being reinsured, together with relevant underwriting considerations. If a program meets the preceding underwriting criteria, we then evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives.

    It is our corporate objective to limit the risk of a significant loss on an economic basis, which includes limiting premiums and reinstatement premiums from a one in one hundred year series of catastrophic events to no more than 25% of our total capital.

    To achieve the above objectives, we utilize a variety of proprietary and commercially available tools to quantify and monitor the various risks we accept as a company.

    Our proprietary systems include those for modeling risks associated with property catastrophe, hospital professional liability, aviation, property individual risk and workers' compensation business, various casualty and specialty pricing models as well as our proprietary portfolio risk management and capital allocation models. These systems allow us to monitor our pricing and risk on a contract by contract basis across the Company's lines of business.

    We have fully integrated our internal actuarial staff into the underwriting and decision making process. We use in-depth actuarial and risk analysis to evaluate and approve all contracts prior to any authorization. In addition to internal actuaries and risk professionals, we make use of outside consultants as necessary to develop the appropriate analysis for pricing. We require significant amounts of data from our clients and turn down business in which we feel the data provided to us is insufficient for us to make an appropriate analysis.

    To monitor the catastrophe and correlation risk of our direct property and treaty property business, we have subscribed to and utilize natural catastrophe modeling tools from EQE, RMS and AIR. We take an active role in the evaluation of these commercial catastrophe pricing models, providing feedback to the modeling companies to improve the efficiencies of these models. We also supplement the model output in certain territories with the results of our proprietary models. We use modeling not just for the underwriting of individual transactions but also to optimize the total return and risk of our underwriting portfolio.

    Separate from our natural catastrophe exposed businesses, we underwrite and accept casualty and specialty insurance and reinsurance business. We apply the same standards with respect to actuarial and risk analysis to these businesses using commercial data and models licensed from the Insurance Services Office, Inc. ("ISO"), the National Council on Compensation Insurance, Inc. ("NCCI"), the Reinsurance Association of America ("RAA"), A.M. Best, Airclaims Ltd., Bloomberg, and various professional service firms. As with our natural catastrophe exposed businesses, we seek to identify those casualty and specialty exposures that are most likely to be simultaneously influenced by significant events. These exposures are then jointly tracked to ensure that we do not develop an excessive accumulation of exposure to that particular type of event.

    In addition to the above technical and analytical practices, our underwriters use a variety of means, including specific contract terms, to manage the Company's exposure to loss. These include occurrence limits, aggregate limits, reinstatement provisions and loss ratio caps. Additionally, underwriters use appropriate exclusions, terms and conditions to further eliminate particular risks or exposures that our underwriting team deems to be significant. Accordingly, our Bermuda underwriting location provides us with a particular advantage in this regard because there are no limitations upon our use of coverage restrictions in insurance policies.

INVESTMENTS

    We follow an investment strategy designed to emphasize the preservation of our invested assets and provide sufficient liquidity for the prompt payment of claims. In determining our investment decisions, we consider the impact of various catastrophic events, particularly those to which our insurance and reinsurance portfolio may be exposed, on our invested assets to protect our financial position. As of March 31, 2004, our portfolio consisted of high investment grade rated, liquid, fixed maturity securities of short to medium term duration. We currently have no investments in equity securities, less than investment grade securities, real estate, or other classes of alternative investments. However, at its most recent meeting in May 2004, our Board of Directors approved the investment of up to $100 million (less than 3.4% of the Company's current invested assets) to performance incentive based alternative investment managers. We are in the process of selecting and allocating funds to alternative investment managers.

    As of March 31, 2004, our aggregate invested assets totaled approximately $2.9 billion. Invested assets have grown significantly as a result of strong operating cash flow. Invested assets include cash and cash equivalents and fixed maturity securities managed by our investment managers. The portfolio is managed by two professional management firms in accordance with investment guidelines set by the investment committee of our Board of Directors. The average credit quality of our investments is AAA/Aaa, with no investments in securities rated below A-/A3 as determined by S&P and Moody's Investor Services ("Moody's") respectively. Short-term instruments must be rated a minimum of A-1/P-1. The target duration is 3.0 years and the portfolio has an income versus total return orientation. At March 31, 2004, the average duration of our invested assets was 2.74 years. There have been no credit losses to date. At March 31, 2004, there were $49.0 million of net unrealized gains in the portfolio.

    The following table sets forth the types of securities in our fixed maturity portfolio, excluding cash equivalents and short term securities, and their fair values and amortized costs as of March 31, 2004:


                                                                                 AMORTIZED     UNREALIZED    UNREALIZED     FAIR
TYPE OF INVESTMENT                                                                 COST          GAINS         LOSSES       VALUE
------------------                                                               ----------    ----------    ----------   ----------
                                                                                                   (IN THOUSANDS)
U.S. government and agencies ................................................   $  690,124      $12,563      $  (934)    $  701,753
Non U.S. government securities ..............................................      261,604        2,948       (2,293)       262,259
Corporate securities ........................................................      442,072       17,168         (499)       458,741
Mortgage-backed securities ..................................................      963,268       15,929         (687)       978,510
Asset-backed securities .....................................................      300,869        5,066         (284)       305,651
                                                                                ----------      -------      -------     ----------
Total .......................................................................   $2,657,937      $53,674      $(4,697)    $2,706,914
                                                                                ==========      =======      =======     ==========


    U.S. Government and Agencies. U.S. government and agency securities are comprised of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association ("Fannie Mae").

    Non U.S. Government Securities. Non U.S. government securities represent the fixed income obligations of non U.S. governmental entities.

    Corporate Securities. Corporate securities are comprised of bonds issued by corporations rated A-/A3 or higher and are diversified across a wide range of issuers and industries. The principal risk of corporate securities is the potential loss of income and potential realized and unrealized principal losses due to insolvencies or deteriorating credit. The largest corporate credit in the Company's portfolio represented less than 1% of total invested assets at March 31, 2004. We actively monitor our corporate credit exposures and have had no realized credit related losses to date. Our investment guidelines call for the sale of any bond which becomes rated less than the lower of A- or A3 from S&P or Moody's.

    Mortgage-Backed Securities. Mortgage-backed securities are purchased to diversify our portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.

    The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. Our active monitoring of our mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations. Our mortgage-backed securities are principally comprised of AAA-rated pools of residential mortgages originated by Fannie Mae and the Government National Mortgage Association.

    Asset-Backed Securities. Asset-backed securities are purchased both to diversify the overall risks of our fixed maturity portfolio and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer and are comprised of AAA-rated bonds backed by pools of automobile loan receivables and credit card receivables originated by a variety of financial institutions.

    The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.

    The investment ratings (provided by major rating agencies) for fixed maturity securities held as of March 31, 2004 and the percentage of our total fixed maturity securities they represented at such date were as follows:



RATINGS                                                  FAIR VALUE   PERCENTAGE
-------                                                  ----------   ----------
                                                             (IN THOUSANDS)
U.S. government and government agencies .............    $  701,753      25.9%
AAA/Aaa .............................................     1,553,742      57.4%
AA/Aa ...............................................       109,444       4.1%
A/A .................................................       341,975      12.6%
                                                         ----------     ------
Total ...............................................    $2,706,914     100.0%
                                                         ==========     ======


    The maturity distribution for fixed maturity securities held as of March 31, 2004 was as follows:



MATURITY                                             AMORTIZED COST   FAIR VALUE
--------                                             --------------   ----------
                                                           (IN THOUSANDS)
Due within one year .............................      $   67,460     $   67,286
Due after one year through five years ...........         817,704        832,553
Due after five years through ten years ..........         401,858        414,454
Due after ten years .............................         106,778        108,460
Mortgage-backed securities ......................         963,268        978,510
Asset-backed securities .........................         300,869        305,651
                                                       ----------     ----------
Total ...........................................      $2,657,937     $2,706,914
                                                       ==========     ==========


    Our investment returns for the three months ended March 31, 2004 and the year ended December 31, 2003 were as follows (in thousands):


                                                       THREE MONTHS   YEAR ENDED
                                                       ENDED MARCH     DECEMBER
                                                         31, 2004      31, 2003
                                                       ------------   ----------
Net investment income .............................      $24,675       $ 71,010
Net realized gains on sales of investments ........        5,176          5,718
Net increase (decrease) in unrealized gains .......       20,946        (22,225)
                                                         -------       --------
Total net investment return .......................      $50,797       $ 54,503
                                                         =======       ========


    Our investment committee establishes investment guidelines and supervises our investment activity. The investment committee regularly monitors our overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports our overall investment results to the board of directors. Our investment guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries. Currently our investment guidelines restrict the purchase of financial futures, options, swaps, and other derivatives for investment purposes, subject to approval of our investment committee and our board of directors. Our investment managers may be instructed to invest some of the investment portfolio in currencies other than U.S. dollars based upon the business we have written, the currency in which our loss reserves are denominated on our books or regulatory requirements.

    We have engaged our investment managers to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values held under their respective custody. The fees, which vary depending on the amount of assets under management, are included in net investment income. These agreements may be terminated by either party upon 30 days written notice. In the three months ended March 31, 2004 and in the year ended December 31, 2003, we incurred investment management fees of $1.0 million and $2.3 million, respectively.

RATINGS

    Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to Endurance Bermuda, Endurance U.K. and Endurance U.S. a financial strength rating of "A" (Excellent), Standard & Poor's assigned a financial strength rating to Endurance Bermuda, Endurance U.K. and Endurance U.S. of "A- " (Strong) and Moody's assigned an insurance financial strength rating to Endurance Bermuda and Endurance U.S. of A2. A.M. Best upgraded our rating from "A-" to "A" in May 2003, making us one of a small number of companies to receive an upgrade during the year. Of 124 ratings actions by A.M. Best in the period from September 11, 2001 to December 29, 2003, Endurance was one of only six companies worldwide to receive a ratings upgrade by A.M. Best. The objective of A.M. Best's, Standard & Poor's and Moody's rating systems is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's, Standard & Poor's and Moody's opinions of Endurance Bermuda's, Endurance U.K.'s and Endurance U.S.'s capitalization, performance, management and sponsorship and are not a recommendation to buy, sell or hold the notes. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (In Liquidation), and includes 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent). Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated an excellent ability to meet their ongoing obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. The rating "A" (Excellent) by A.M. Best is the third highest of 15 rating levels (the rating of "S" (Suspended) is considered a rating category but not a rating level). Standard & Poor's maintains a letter rating system ranging from "AAA" (Extremely Strong) to "R" (Under Regulatory Supervision). Within these categories, "AAA" (Extremely Strong) is the highest, followed by "AA+," "AA" and "AA-" (Very Strong) and "A+," "A" and "A- " (Strong). Publications of Standard & Poor's indicate that the "A+," "A" and "A-" ratings are assigned to those companies that, in Standard & Poor's opinion, have demonstrated strong financial security characteristics, but are somewhat more likely to be affected by adverse business conditions than are insurers with higher ratings. These ratings may be changed, suspended, or withdrawn at the discretion of Standard & Poor's. The rating "A-" (Strong) by Standard & Poor's is the seventh highest of twenty-one rating levels. Moody's maintains a letter scale rating system ranging from "Aaa" (Exceptional) to "C" (Extremely Poor). Within these categories, "Aaa" (Exceptional) is the highest, followed by Aa1, Aa2 and Aa3 (Excellent) and A1, A2 and A3 (Good). Publications of Moody's indicate that "A1," "A2" and "A3" ratings are assigned to those companies that, in Moody's opinion, have demonstrated good financial security; however, elements may be present which suggest a susceptibility to impairment sometime in the future. These ratings may be changed, suspended, or withdrawn at the discretion of Moody's. The rating "A2" (Good) by Moody's is the sixth highest of twenty-one rating levels.

COMPETITION

    The insurance and reinsurance industries are mature and highly competitive. Insurance and reinsurance companies compete on the basis of many factors, including premium charges, general reputation and perceived financial strength, the terms and conditions of the products offered, ratings assigned by independent rating agencies, speed of claims payments and reputation and experience in the particular risk to be underwritten.

    We expect to compete directly with numerous other parties, including established global insurance and reinsurance companies, other start-up insurance and reinsurance entities, as well as potential capital markets and securitization structures aimed at managing catastrophe and other risks.


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    Many of these entities have significantly larger amounts of capital and more employees than the Company.

EMPLOYEES

    As of May 15, 2004, we had approximately 260 full-time employees. We believe that our employee relations are satisfactory. None of our employees are subject to collective bargaining agreements.

PROPERTIES

    We currently lease office space in Pembroke, Bermuda comprised of approximately 36,304 square feet under a ten year lease expiring August 1, 2013, with an option to extend to June 7, 2021.

    Endurance U.S. Holdings Corp. leases office space comprised of approximately 21,625 square feet in White Plains, New York under a lease expiring in 2014.

    Endurance Worldwide Insurance Limited leases office space comprised of approximately 12,050 square feet in London, England under a lease expiring on June 23, 2013.

LEGAL PROCEEDINGS

    We are party to various legal proceedings generally arising in the normal course of our business. While any proceeding contains an element of uncertainty, we do not believe that the eventual outcome of any litigation or arbitration proceeding to which we are presently a party will have a material adverse effect on our financial condition or business. Our subsidiaries are regularly engaged in the investigation and the defense of claims arising out of the conduct of their business. Pursuant to our insurance and reinsurance arrangements, disputes are generally required to be finally settled by arbitration.


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                               REGULATORY MATTERS

GENERAL

    The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under relatively less intensive regulatory regimes. However, in the United States and in the United Kingdom licensed insurers and reinsurers must comply with financial supervision standards comparable to those governing primary insurers. Accordingly, Endurance U.S. is subject to extensive financial regulation under applicable statutes in the U.S. Endurance U.K. is licensed in the U.K. and therefore subject to U.K. regulation.

    We are aware of new legislative changes that may impact the worldwide demand for insurance and reinsurance. For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This has increased underwriting capacity for certain of our competitors as a result of it requiring that coverage for terrorist acts be offered by insurers. To date, this law has resulted in an increase of certain terrorism coverages which we are required to offer. We have taken steps to provide that our insurance operations are able to receive the benefit of this law. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

BERMUDA

    The Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act"), regulates the insurance business of Endurance Bermuda and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act. Endurance Bermuda is a registered as a Class 4 insurer by the BMA; however, as a holding company, Endurance Holdings is not subject to Bermuda insurance regulations. Insurance as well as reinsurance is regulated under the Insurance Act. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

    An Insurance Advisory Committee appointed by the Bermuda Minister of Finance (the "Minister") advises the BMA on matters connected with the discharge of the BMA's functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the BMA.

    The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.


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CLASSIFICATION OF INSURERS

    The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Endurance Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. Endurance Bermuda is not licensed to carry on long-term business.

CANCELLATION OF INSURER'S REGISTRATION

    An insurer's registration may be cancelled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

PRINCIPAL REPRESENTATIVE

    An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Endurance Bermuda's principal office is its executive offices in Hamilton, Bermuda, and Endurance Bermuda's principal representative is James R. Kroner. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

INDEPENDENT APPROVED AUDITOR

    Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Endurance Bermuda, are required to be filed annually with the BMA. Endurance Bermuda's independent auditor must be approved by the BMA and may be the same person or firm that audits Endurance Holdings' consolidated financial statements and reports for presentation to its shareholders.

LOSS RESERVE SPECIALIST

    As a registered Class 4 insurer, Endurance Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. David S. Cash, a Fellow of the Casualty Actuaries Society, our Chief Actuary and our Chief Risk Officer, has been approved to act as Endurance Bermuda's loss reserve specialist.

STATUTORY FINANCIAL STATEMENTS

    An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and

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analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements, in the case of the Company, will be prepared in accordance with U.S. GAAP. As a general business insurer, Endurance Bermuda is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by BMA.

ANNUAL STATUTORY FINANCIAL RETURN

    Endurance Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

MINIMUM SOLVENCY MARGIN AND RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS

    Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Endurance Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin.

ENDURANCE BERMUDA:

         1. is required, with respect to its general business, to maintain a minimum solvency margin equal to the greater of:

               a.     $100,000,000;

               b. 50% of net premiums written (being gross premiums written less any premiums ceded by Endurance Bermuda, but Endurance Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); or

               c.     15% of net losses and loss expense reserves;

         2. is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Endurance Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

         3. is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA (at least 7 days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

         4. is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

         5. is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

    Additionally, under the Companies Act, Endurance Holdings and Endurance Bermuda may only declare or pay a dividend if Endurance Holdings or Endurance Bermuda, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

MINIMUM LIQUIDITY RATIO

    The Insurance Act provides a minimum liquidity ratio for general business insurers, like Endurance Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding reinsurers. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities, (by interpretation, those not specifically defined) letters of credits and guarantees.

SUPERVISION, INVESTIGATION AND INTERVENTION

    The BMA may appoint an inspector with extensive powers to investigate the affairs of Endurance Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct Endurance Bermuda to produce documents or information relating to matters connected with its business. In addition, the BMA has the power to require the production of documents from any person who appears to be in possession of such documents. Further, the BMA has the power, in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the BMA has required or could require information. If it appears to the BMA to be desirable in the interests of the clients of a person registered under the Insurance Act, the BMA may also exercise these powers in relation to any company which is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 per cent or more of the shares or is entitled to exercise, or control the exercise, of more than 50 per cent of the voting power at a general meeting. If it appears to the BMA that there is a risk of Endurance Bermuda becoming insolvent, or that Endurance Bermuda is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Endurance Bermuda (i) not to effect further contracts of insurance, or any contract of insurance of a specified description; (ii) to limit the aggregate of the premiums to be written by it during a specified

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period beginning not earlier than 28 days after the direction is given; (iii)
not to vary any contract of insurance in force when the direction is given, if the effect of the variation would be to increase the liabilities of the insurer; (iv) not to make any investment of a specified class; (v) before the expiration of a specified period (or such longer period as the BMA may allow) to realize any existing investment of a specified class; (vi) not to declare or pay any dividends or any other distributions, or to restrict the making of such payments to such extent as the BMA thinks fit; (vii) not to enter into any specified transaction with any specified person or persons of a specified class; (viii) to provide such written particulars relating to the financial circumstances of the insurer as the BMA thinks fit; and (ix) to obtain the opinion of a loss reserve specialist with respect to general business, or an actuarial opinion with respect to long-term business, and to submit it to the BMA within a specified time. The BMA intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

DISCLOSURE OF INFORMATION

    In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

    Under the Companies Act, the Minister has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish him with information, to produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

CERTAIN OTHER BERMUDA LAW CONSIDERATIONS

    Endurance Holdings and Endurance Bermuda will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

    Although Endurance Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, Endurance Bermuda may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its ordinary shares.

    Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, Endurance Holdings and Endurance Bermuda may not, without the

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express authorization of the Bermuda legislature or under a license or consent granted by the Minister, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Minister, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; (3) to acquire any bonds or debentures secured on any land in Bermuda except bonds or debentures issued by the Government of Bermuda or a public authority or (4) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of Endurance Holdings' business or Endurance Bermuda's business (as the case may be) carried on outside Bermuda. Endurance Bermuda is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

    The Bermuda government actively encourages foreign investment in "exempted" entities like Endurance Holdings and Endurance Bermuda that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Endurance Holdings and Endurance Bermuda are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda. See "Material Tax Considerations -- Certain Bermuda Tax Considerations."

    Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual.

U.K. REGULATION

GENERAL

    On December 1, 2001, the FSA assumed its full powers and responsibilities as the single statutory regulator responsible for regulating the financial services industry in respect of the carrying on of "regulated activities" (including deposit taking, insurance, investment management and most other financial services business by way of business in the U.K.), with the purpose of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing the proper degree of protection for consumers and helping to reduce financial crime. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA and has been granted permission to carry on that regulated activity or falls under an exemption.

    Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. Insurance business in the United Kingdom is divided between two main categories: long-term insurance (which is primarily investment-related) and general insurance. It is not possible for an insurance company to be authorized in both long-term and general insurance business. These two categories are both divided into "classes" (for example: permanent health and pension fund management are two classes of long-term insurance; damage to property and motor vehicle liability are two classes of general insurance). Under FSMA, effecting or carrying out contracts of insurance, within a class of general or long-term insurance, by way of business in the United Kingdom, constitutes a regulated activity requiring individual authorization. An authorized insurance company must have permission for each class of insurance business it intends to write.

    Endurance U.K. has received authorization from the FSA to effect and carry out in the United Kingdom contracts of insurance in all classes of general business (limited in the case of credit and suretyship to reinsurance only) except sickness, legal expenses and assistance business. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the E.U., subject to certain regulatory requirements of the FSA and in some cases, certain local regulatory requirements. An insurance company with FSA authorization to write insurance business in the United Kingdom can seek consent from the FSA to allow it to provide cross-border services in other member states of the E.U. As an alternative, FSA consent may be obtained to establish a branch office within another member state.

    As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. are subject to close supervision by the FSA. During 2004, the FSA will strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and will place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. There are a number of proposed changes to the FSA's rules that will affect insurance and reinsurance companies authorized in the U.K. With effect from January 14, 2005, the FSA will assume responsibility for the regulation of selling of general insurance business, in addition to prudential regulation. Endurance U.K. is likely to have to apply to extend the scope of its regulatory permissions and will become subject to the proposed Insurance Conduct of Business Sourcebook. When the Interim Prudential Sourcebook for Insurers is replaced by the Integrated Prudential Sourcebook (probably towards the end of 2004), new evidential provisions relating to credit exposure to reinsurers will need to be addressed. Changes in the scope of the FSA's regulation may have an adverse impact on the business of Endurance U.K.

SUPERVISION

    The FSA carries out the prudential supervision of insurance companies through a variety of methods, including the collection of information from statistical returns, review of accountants' reports, visits to insurance companies and regular formal interviews.

    The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach the FSA performs a formal risk assessment of insurance companies or groups carrying on business in the U.K. periodically, which varies in length according to the risk profile of the insurer. The FSA performs the risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA will inform the insurer of its views on the insurer's risk profile. This will include details of any remedial action that the FSA requires and the likely consequences if this action is not taken.

SOLVENCY REQUIREMENTS

    The Interim Prudential Sourcebook for Insurers requires that insurance companies maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the Interim Prudential Sourcebook for Insurers, and for these purposes, all insurer's assets and liabilities are subject to specific valuation rules which are set out in the Interim Prudential Sourcebook for Insurers. Failure to maintain the required solvency margin is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised. For financial years beginning on or after January 1, 2004, the calculation of the

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required margin of solvency has been amended as a result of the implementation of the EU Solvency I Directives. In respect of liability business accepted, 150% of the actual premiums written and claims incurred must be included in the calculation, which will have the effect of increasing the required minimum margin of solvency and possibly the amount of capital required for Endurance UK.

    Each insurance company writing property, credit insurance business, aviation, marine, business interruption or nuclear insurance or reinsurance business is required by the Interim Prudential Sourcebook for Insurers to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996 calculated in accordance with the provisions of the Interim Prudential Sourcebook for Insurers where the amount of premiums for such classes exceed the minimum threshold set forth in the provisions.

    When the Interim Prudential Sourcebook for Insurers is replaced by the Integrated Prudential Sourcebook, insurers will be required to calculate an Enhanced Capital Requirement in addition to their required minimum solvency margin. This represents a more risk-based calculation than the existing solvency margin requirements. There will also be a requirement for insurers to maintain financial resources which are adequate, both as to amount and quality, to ensure that there is no significant risk that its liabilities cannot be met as they become due. In order to carry out the assessment as to the necessary financial resources that are required, insurers will be required to identify the major sources of risk to its ability to meet its liabilities as they become due, and to carry out stress and scenario tests to identify an appropriate range of realistic adverse scenarios in which the risk crystallizes and to estimate the financial resources needed in each of the circumstances and events identified. In addition, the FSA is proposing to give guidance regularly to insurers and reinsurers under "individual capital assessments," which may result in guidance that a company should hold capital in excess of the ECR.

    In addition, an insurer (other than a pure reinsurer) that is part of a group, is required to perform and submit to the FSA a solvency margin calculation return in respect of its ultimate parent undertaking, in accordance with the FSA's rules. This return is not part of an insurer's own solvency return and hence will not be publicly available. Although there is no requirement for the parent undertaking solvency calculation to show a positive result, the FSA may take action where it considers that the solvency of the insurance company is or may be jeopardized due to the group solvency position. However, for financial years beginning in 2005, there will be a "hard" group solvency capital requirement calculated at the level of an insurer's ultimate European Economic Area parent undertaking. Further, an insurer is required to report in its annual returns to the FSA all material related party transactions (e.g., intra group reinsurance, whose value is more than 5% of the insurer's general insurance business amount).

RESTRICTIONS ON DIVIDEND PAYMENTS

    U.K. company law prohibits Endurance U.K. from declaring a dividend to its shareholders unless it has "profits available for distribution." The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the United Kingdom insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company's solvency margin within its jurisdiction. The FSA's rules require Endurance U.K., in its early years of trading, to notify the FSA of any proposed or actual payment of a dividend that is greater than forecast in the business plans submitted by Endurance U.K. with its application for authorization. Any such payment or proposal could result in regulatory intervention. In addition, the FSA requires authorized insurance companies to notify the FSA in advance of any significant dividend payment.


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REPORTING REQUIREMENTS

    U.K. insurance companies must prepare their financial statements under the Companies Act of 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports. In addition, U.K. insurance companies are required to file with the FSA regulatory returns, which include a revenue account, a profit and loss account and a balance sheet in prescribed forms. Under the Interim Prudential Sourcebook for Insurers, audited regulatory returns must be filed with the FSA within two months and 15 days (or three months where the delivery of the return is made electronically). As a recently authorized insurer, Endurance U.K. is also required to submit abridged quarterly information to the FSA.

SUPERVISION OF MANAGEMENT

    The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to perform certain specified "controlled functions" within a regulated entity, must be approved by the FSA.

CHANGE OF CONTROL

    FSMA regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of the ordinary shares would therefore be considered to have acquired "control" of Endurance U.K.

    Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied that both the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application could result in action being taken against the Company by the FSA.

INTERVENTION AND ENFORCEMENT

    The FSA has extensive powers to intervene in the affairs of an authorized person, culminating in the ultimate sanction of the removal of authorization to carry on a regulated activity. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA related rules made by the FSA. The FSA has power, among other things, to enforce and take disciplinary measures in respect of breaches of both the Interim Prudential Sourcebook for Insurers and breaches of the conduct of business rules generally applicable to authorized persons.

    The FSA also has the power to prosecute criminal offenses arising under FSMA, and to prosecute insider dealing under Part V of the Criminal Justice Act of 1993, and breaches of money laundering regulations. The FSA's stated policy is to pursue criminal prosecution in all appropriate cases.

PASSPORTING

    European Union directives allow Endurance U.K. to conduct business in European Union states other than the United Kingdom in compliance with the scope of permission granted

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these companies by the FSA without the necessity of additional licensing or authorization in other European Union jurisdictions. This ability to operate in other jurisdictions of the European Union on the basis of home state authorization and supervision is sometimes referred to as "passporting." Insurers may operate outside their home member state either on a "services" basis or on an "establishment" basis. Operating on a "services" basis means that the company conducts permitted businesses in the host state without having a physical presence there, while operating on an establishment basis means the company has a branch or physical presence in the host state. In both cases, a company remains subject to regulation by its home regulator, and not by local regulatory authorities, although the company nonetheless may have to comply with certain local rules. In addition to European Union member states, Norway, Iceland and Liechtenstein (members of the broader European Economic
Area) are jurisdictions in which this passporting framework applies.

U.S. REGULATION

    Endurance U.S. was organized on September 5, 2002. During 2002, Endurance Bermuda contributed $336 million to the statutory surplus of Endurance U.S. During 2003, we contributed an additional $135 million of equity capital to Endurance U.S. On December 18, 2002, Endurance U.S. received a license to write certain lines of insurance and reinsurance business from the New York Department.

U.S. INSURANCE HOLDING COMPANY REGULATION OF ENDURANCE HOLDINGS

    Endurance Holdings, as the indirect parent of Endurance U.S., and Endurance U.S. Holdings Corp., as the direct parent of Endurance U.S., are subject to the insurance holding company laws of New York, where Endurance U.S. is organized and domiciled. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the New York Department and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system affecting Endurance U.S., including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the New York Superintendent.

CHANGES OF CONTROL

    These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Endurance Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Endurance Holdings might consider to be desirable.

    Before a person can acquire control of a domestic insurer or reinsurer, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner where the insurer is domiciled will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that "control" over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. Because a person acquiring ten percent or more of Endurance Holdings' ordinary shares would indirectly acquire the same percentage of Endurance U.S.'s common stock, the U.S. insurance change of control laws will likely apply to such a transaction.


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STATE INSURANCE REGULATION OF ENDURANCE U.S.

    The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or policy terms. This contrasts with primary insurance agreements, the rates and policy terms of which are generally closely regulated by state insurance departments. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

    State insurance authorities have broad regulatory powers with respect to various aspects of the reinsurance business, including: licensing to transact business, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, and regulating investments and dividends. State insurance laws and regulations require Endurance U.S. to file financial statements with insurance departments everywhere it will be licensed or authorized or accredited to conduct insurance business; and the operations of Endurance U.S. are subject to examination by those departments at any time. Endurance U.S. prepares statutory financial statements in accordance with statutory accounting practices and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC.

NEW YORK STATE DIVIDEND LIMITATIONS

    Under the New York Insurance Law, Endurance U.S. may only pay dividends to us out of "earned surplus," which is defined under New York Insurance Law as the portion of capital surplus that represents net earnings, gains or profits, after deduction of all losses, that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. In addition, the ability of Endurance U.S. to declare or pay any dividend to us which, together with all dividends declared or distributed by it during the next preceding twelve months, exceeds the lesser of:

         1. 10% of Endurance U.S.'s surplus to policyholders as shown on its last statement on file with the New York Superintendent; or

         2. 100% of Endurance U.S.'s adjusted net investment income during that period will be subject to the prior approval of the New York Superintendent.

    The extraordinary dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Endurance U.S. determined by using statutory accounting practices which differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. The significant differences relate to deferred acquisition expenses, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. The Company has agreed with the New York Department to not declare a dividend from Endurance U.S. for two years after its license is issued without prior regulatory approval.

NEW YORK STATE RISK-BASED CAPITAL REGULATIONS

    The New York Insurance Law requires that New York insurers report their risk-based capital ("RBC") based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. The New York Insurance Law imposes broad confidentiality requirements on those

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engaged in the insurance business (including insurers, agents, brokers and others) and on the New York Department as to the use and publication of RBC data. The New York Superintendent has explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels.

STATUTORY ACCOUNTING PRACTICES

    Statutory accounting practices, or "SAP," is a basis of accounting developed to assist U.S. insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

    U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

    Statutory accounting practices established by the NAIC and adopted, in part, by the New York Department, determine, among other things, the amount of statutory surplus and statutory net income of our U.S. insurance subsidiary and thus determine, in part, the amount of funds they have available to pay dividends to us.

OPERATIONS OF ENDURANCE U.K. AND ENDURANCE BERMUDA

    Endurance U.K. and Endurance Bermuda are not admitted to do business in the United States. However, the insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers such as Endurance U.K. and Endurance Bermuda, which are not admitted to do business within such jurisdictions.

    In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period) and loss reserves and loss expense reserves ceded to the reinsurer. Endurance U.K. and Endurance Bermuda are not licensed, accredited or approved in any state in the U.S. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

    We do not believe that Endurance U.K. and Endurance Bermuda are in violation of insurance laws of any jurisdiction in the U.S. There can be no assurance however, that inquiries or challenges to Endurance U.K.'s or Endurance Bermuda's reinsurance activities will not be raised in the future.


                                      S-85

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS AND RELATIONSHIPS WITH INITIAL INVESTORS

    Aon participated in our initial private placement, investing $227 million.

    Certain of our founding shareholders, including Aon, received 9,292,490 warrants issued on December 31, 2001 with a total estimated fair value of $51.9 million. Certain of our founding shareholders also received $29 million in the aggregate for assistance with Endurance Bermuda's private placement completed on December 14, 2001.

    In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon. Such contracts resulted in net premiums earned of $485,000, losses and loss expenses of $152,000 and acquisition expenses of $53,000 for the three months ended March 31, 2004 and net premiums earned of $301,000, losses and loss expenses of $223,000 and acquisition expenses of $33,000 for the year ended December 31, 2003. During the three months ended March 31, 2004, an affiliate of Aon produced 29.8% of the Company's gross premiums written.

TRANSACTIONS AND RELATIONSHIPS WITH THE UNDERWRITERS AND THE TRUSTEE

    JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., an underwriter in this offering, acts as the administrative agent and a lender in our amended and restated revolving credit facility and amended term loan facility. J.P. Morgan Securities Inc. serves as an advisor, joint lead manager and joint book manager in both facilities. Barclays Bank Plc, an affiliate of Barclays Capital Inc., an underwriter in this offering, is a lender in our amended and restated revolving credit facility and amended term loan facility. Barclays Capital Inc. serves as documentation agent in both facilities. The Bank of New York, an affiliate of BNY Capital Markets, Inc., an underwriter in this offering, is the trustee under the indenture, and a lender in our amended and restated revolving credit facility and amended term loan facility. The Bank of New York serves as co-arranger and syndication agent in both facilities. In addition, affiliates of Deutsche Bank Securities Inc., ING Financial Markets LLC, Wachovia Capital Markets, LLC and Calyon Securities
(USA) Inc., underwriters in this offering, are lenders under our amended and restated revolving credit facility and amended term loan facility. As of March 31, 2004, we had $103.0 million of principal outstanding under our amended term loan facility and letters of credit totaling $251.4 million outstanding under our amended and restated revolving credit facility. Proceeds of this offering will be used in part to repay loans made by these lenders.


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                              DESCRIPTION OF NOTES

    The following summary of the particular terms of the notes we are offering supplements the description of the general terms and provisions of the debt securities set forth under "Description of Debt Securities" beginning on page 11 in the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the notes. The following description replaces the description of the debt securities in the accompanying prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this "Description of Notes" section, "we," "our," and "the Company" mean Endurance Specialty Holdings Ltd. and do not include its subsidiaries. This summary is not complete and we encourage you to read the accompanying prospectus and the indenture referred to below.

GENERAL

    The % senior notes due 2034 are a series of debt securities described in the accompanying prospectus, and are senior debt securities. We will issue the notes under the indenture dated as of July , 2004, between us and The Bank of New York, as trustee, which is more fully described in the accompanying prospectus, as supplemented by the first supplemental indenture to be dated as of the date the notes are first delivered. The indenture does not limit the aggregate principal amount of notes of this series that we may issue.

    Interest on the notes will accrue at the rate of   % per year. Interest on
the notes will be payable semi-annually in arrears on   and    of each year,
commencing on , 2004, to holders of record on the immediately preceding and , respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July , 2004. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    If any interest payment date falls on a day that is not a business day, the interest payment will be postponed until the next succeeding business day, and no interest on such payment will accrue for the period from and after such interest payment date. Similarly, if the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

    We will pay principal, premium, if any, interest and additional amounts, if any, on the notes at our office or agency maintained for such purpose within the City and State of New York. The indenture provides that we may pay interest on the notes, at our option, by wire transfer or by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for such purpose.

    Unless the notes are redeemed prior to maturity, the notes will mature, and the principal amount of the notes will become payable, on , 2034.

FURTHER ISSUANCES

    We will issue the notes in an initial principal amount of $250,000,000. We may, without notice to or the consent of the holders of the then existing notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered by this prospectus supplement, except for the issue price and issue date and, in some cases, the first interest payment date. Any additional notes having such similar terms will, together with the notes offered by this prospectus supplement, constitute a single series of notes under the indenture. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the notes offered by this prospectus supplement. We will not issue

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any additional notes intended to form a single series with the notes offered by this prospectus supplement unless the additional notes will be fungible with the notes for U.S. federal income tax purposes.

RANKING

    The notes will be unsecured senior obligations of the Company and will rank equally in right of payment with all our other unsecured senior debt securities from time to time outstanding. As of March 31, 2004, after giving effect to this offering of notes and the application of proceeds therefrom, we would have no outstanding indebtedness that would have ranked equally in right of payment with the notes. At March 31, 2004, we had letters of credit totaling $251.4 million outstanding under our amended and restated revolving credit facility. The notes will rank senior to any subordinated indebtedness.

    We conduct our operations through subsidiaries, which generate substantially all our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions and regulatory limitations governing our subsidiaries' insurance business, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain the cash required to pay our obligations, including payments on the notes. The notes will be effectively subordinated to the obligations of our subsidiaries, meaning that holders of the notes will have a junior position to the claims of creditors of our subsidiaries (including policy holders, trade creditors, debt holders, taxing authorities, guarantee holders and preference shareholders) on their assets and earnings. As of March 31, 2004, our subsidiaries had no outstanding indebtedness.

EVENTS OF DEFAULT

    The following events will constitute an event of default under the indenture with respect to the notes:

   o a default in payment of principal or any premium when due;

   o a default for 30 days in payment of any interest;

   o a failure to observe or perform any other covenant or agreement in the debt securities or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

   o certain events of bankruptcy, insolvency or reorganization; or

   o a continuing default, for more than 30 days after we receive notice of the default, under any other indenture, mortgage, bond, debenture, note or other instrument, under which we or our restricted subsidiaries may incur recourse indebtedness for borrowed money in an aggregate principal amount exceeding $50,000,000, if the default resulted in the acceleration of that indebtedness, and such acceleration has not been waived or cured.

    Section 5.1 of the indenture provides that, under limited conditions specified in the indenture, where an event of default occurs and is continuing, either the indenture trustee or the holders of not less than 25% in principal amount of each affected series of debt securities issued under the indenture, treated as one class, may declare the principal and accrued interest of all the affected debt securities to be due and payable immediately. A similar right exists for the indenture trustee and the holders of not less than 25% of all outstanding debt securities issued under the indenture, in the event of a default in the performance of any covenants or agreements applicable to all outstanding debt securities. If an event of default occurs involving certain events of bankruptcy, insolvency or reorganization, all unpaid principal of all the securities then outstanding, and interest accrued thereon, if any, shall be due and payable

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immediately, without any declaration or other act on the part of the indenture trustee or any holder.

    Upon conditions specified in the indenture, however, the holders of a majority in principal amount of the affected outstanding series of debt securities, or of all the debt securities as the case may be, may waive past defaults under the indenture. Such a waiver may not occur where there is a continuing default in payment of principal, any premium or interest on the affected debt securities.

    Section 6.2 of the indenture entitles the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. The right of the indenture trustee to indemnity or security is subject to the indenture trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

    Subject to the right of the indenture trustee to indemnification as described above and except as otherwise described in the indenture, section
5.9 of the indenture provides that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indenture or for any remedy available to the trustee.

    Section 5.6 of the indenture provides that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

   o such holder previously gave written notice of the continuing default to the trustee;

   o the holders of at least 25% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

   o the trustee did not institute the action within 60 days of the request;
     and

   o the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

    Under section 3.4 of the indenture, we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

OPTIONAL REDEMPTION

    The notes will be redeemable prior to maturity, at our option, in whole at any time or in part from time to time (a "Redemption Date"), at a redemption price equal to the greater of:

   o 100% of the aggregate principal amount of the notes to be redeemed; and

   o an amount equal to the sum of the present values of the remaining scheduled payments for principal and interest on such notes, not including any portion of the payments of interest accrued as of such Redemption Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the
     Treasury Rate, plus     basis points;

plus, in each case, accrued and unpaid interest on such notes to, but excluding, such Redemption Date.

    "Treasury Rate" means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release

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designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Independent Investment Banker" means either J.P. Morgan Securities Inc. and its successors or Barclays Capital Inc. and its successors and any successor firm or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and Barclays Capital Inc. and their respective successors and three other primary U.S. government securities dealers (each a "Primary Treasury Dealer"), as specified by us; provided, that (1) if any of J.P. Morgan Securities Inc. and Barclays Capital Inc. and their respective successors or any Primary Treasury Dealer as specified by us shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (2) if we fail to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

    "Reference Treasury Dealer Quotations" mean, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

    If less than all of the notes are to be redeemed, the trustee shall determine, in such manner as it deems appropriate and fair, the principal amount of such notes held by each beneficial owner of such notes to be redeemed. The trustee may select notes and portions of notes in amounts of $1,000 and whole multiples of $1,000 in excess of $2,000.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date. We will not be responsible for giving notice to anyone other than the Depositary. Unless we default in payment of the redemption price, on or after the Redemption Date, interest will cease to accrue on the senior notes called for redemption.

PAYMENT OF ADDITIONAL AMOUNTS

    We will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the notes without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any note such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such note or in the indenture to be then due and payable.

    We will not be required to pay any additional amounts for or on account of:

    (1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such note,
(b) presented, where presentation is required, such note for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such note could not have been presented for payment elsewhere, or (c) presented, where presentation is required, such note for payment more than 30 days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such note for payment on any day within that 30-day period;

    (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

    (3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such note to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

    (4) any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

    (5) any combination of items (1), (2), (3) and (4).

    In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such note if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the note.

REDEMPTION FOR TAX PURPOSES

    We may redeem the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption, at any time we receive an opinion of counsel that as a result of
(1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any taxing jurisdiction (or of any political subdivision or taxation authority affecting taxation) or any change in the application or official interpretation of such laws, regulations or rulings, or (2) any action taken by a taxing authority of Bermuda or any taxing jurisdiction (or any political subdivision or taxing authority affecting taxation) which action is generally applied or is taken with respect to the Company, or (3) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction (or any political subdivision) whether or not such decision was rendered with respect to us, there is a substantial probability that we will be required as of the next interest payment date to pay additional amounts with respect to the notes as provided in "Payment of Additional Amounts" above and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If we elect to redeem the notes under this provision, we will give written notice of such election to the trustee and the holders of the notes. Interest on the notes will cease to accrue unless we default in the payment of the redemption price.

SINKING FUND

    The notes are not subject to a sinking fund.

DEFEASANCE

    The discharge, defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" on page 19 of the accompanying prospectus will apply to the notes.

GLOBAL NOTES

    The notes will be registered in denominations of $1,000 and integral multiples of $1,000. The notes will be issued in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as "global notes." Each global note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor thereto, as depositary, and registered in the name of Cede & Co., a nominee of DTC.

    The deposit of global notes with DTC and their registration in the name of DTC's nominee effect no change in beneficial ownership. Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. We understand that DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants in DTC to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or that nominee or common depositary will be considered the sole owner and holder of the global notes, and of the notes represented thereby, for all purposes under the indenture and the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered holders of notes under the indenture or the notes. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by DTC to its nominee.

    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

    Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's same-day funds settlement system.

    We will make all payments of principal of and interest on the notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. We expect that upon the issuance of a global note DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such global note to the accounts of its participants. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf).

    Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant in DTC, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the indenture.

    We understand that under existing industry practices, in the event that we request any action of holders of notes or that an owner of a beneficial interest in the notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

    Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time, and DTC may discontinue its operations entirely at any time. We also expect that payments, conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for those customers, subject to any statutory or regulatory requirements as may be in effect from time to time, and will be the responsibility of the participants. None of we, the trustee, any of our respective agents or the underwriters will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interests in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests, or for the performance by DTC or the participants of their respective obligations under the rules and procedures governing their operations.

    DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    Interests in a global note will be exchanged for notes in certificated form only if:

   o DTC notifies us that it is unwilling, unable or ineligible to continue as a depositary for such global note and we have not appointed a successor depositary within 60 days;

   o an event of default under the indenture with respect to the notes has occurred and is continuing; or

   o we, in our sole discretion, determine at any time that the notes will no longer be represented by a global note.

    Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of notes in certificated form. All certificated notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 and will be in registered form only, without coupons.

SETTLEMENT PROCEDURES

    Settlement for the notes will be made by the underwriters in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal of and interest on the global notes will be made by us in immediately available funds.

THE TRUSTEE

    The Bank of New York is the trustee under the indenture relating to the notes. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the notes unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

    The Bank of New York is a lender under our $500 million letter of credit and revolving credit facility and is part of the lending syndicate under our $192 million three-year term loan facility. As of March 31, 2004, we have letters of credit totaling $251.4 million outstanding under our revolving credit facility and $103.0 million of principal outstanding borrowings under the three-year term loan facility.

APPLICABLE LAW

    The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

PAYMENT AND PAYING AGENTS

    We will pay interest on any notes to the person in whose name the notes are registered on the regular record date for interest.

    We will pay principal of, and any premium and interest on, the notes at the office of the paying agents designated by us, except that we may pay interest by check mailed to the holder. The corporate trust office of the agency of the trustee in the City of New York will be our sole paying agent for payments. We will be required to maintain a paying agent in each place of payment for the notes.

    All moneys we pay to a paying agent or the trustee for the payment of principal of, or any premium or interest on, a note which remains unclaimed at the end of two years will be repaid to us, and the holder of the note may then look only to us for payment.

                          MATERIAL TAX CONSIDERATIONS


    The following summary of the taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. and the taxation of an investment in the notes is for general information only. Prospective investors should consult their professional advisors concerning the possible tax consequences of an investment in the notes under the laws of their countries of citizenship, residence, ordinary residence or domicile.Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

CERTAIN BERMUDA TAX CONSIDERATIONS

    The following is a summary of certain Bermuda income tax considerations under current law and is based upon the advice of Appleby Spurling Hunter, our Bermuda counsel.

    Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us. Currently, there is no Bermuda withholding or other tax on principal or interest paid to holders of the notes, other than holders ordinarily resident in Bermuda, if any. There can be no assurance that we or holders of the notes will not be subject to any such taxes in the future.

    Endurance Bermuda has received written assurance dated December 7, 2001 and Endurance Holdings has received written assurance dated July 18, 2002 from the Minister under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to Endurance Bermuda or Endurance Holdings or to any of their respective operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by Endurance Bermuda or Endurance Holdings in respect of real property or leasehold interests in Bermuda held by them. There can be no assurance that we will not be subject to any such tax after March 28, 2016.

CERTAIN UNITED KINGDOM TAX CONSIDERATIONS

    Endurance U.K. is a company incorporated in the United Kingdom and is, therefore, resident in the United Kingdom for United Kingdom corporation tax purposes and will be subject to United Kingdom corporation tax on its worldwide profits. The current rate of United Kingdom corporation tax is generally 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Endurance U.K.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a general summary of certain U.S. federal income tax considerations relating to Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. and the ownership of the notes.

    This summary is based upon the Code, the regulations promulgated thereunder, rulings and other administrative pronouncements issued by the United States Internal Revenue Service (the "IRS"), judicial decisions, the tax treaty between the United States and Bermuda (the "Bermuda Treaty") and the tax treaty between the United States and the United Kingdom (the "U.K. Treaty"), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus supplement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor's investment or tax circumstances, or to investors subject to special tax rules, such as tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold debt securities that are a hedge or that are hedged against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of notes under U.S. federal, state, local and other tax laws.

UNITED STATES TAXATION OF ENDURANCE HOLDINGS, ENDURANCE BERMUDA, ENDURANCE U.K. AND ENDURANCE U.S.

    We intend to operate Endurance Holdings, Endurance Bermuda and Endurance U.K. in such a manner that they will not be considered to be conducting business within the United States for purposes of U.S. federal income taxation. Whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, there can be no assurance that the IRS will not contend successfully that Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it timely files a U.S. federal income tax return. Endurance Holdings, Endurance Bermuda and Endurance U.K. intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

    If Endurance Bermuda is entitled to the benefits available under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. Endurance Bermuda intends to conduct its activities so as not to have a permanent establishment in the United States, although there can be no assurance that it will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if
(i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

    Foreign insurance companies that conduct an insurance business within the United States must maintain a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty, either because it fails to satisfy one of the limitations on Bermuda Treaty benefits described above or because Endurance Bermuda is considered to have a U.S. permanent establishment, a significant portion of Endurance Bermuda's premium and investment income could be subject to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is not clear whether it applies to other income, such as investment income. Consequently, if Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty, but the Bermuda Treaty is interpreted so as not to apply to investment income, a significant portion of Endurance Bermuda's investment income could be subject to U.S. federal income tax even if Endurance Bermuda does not maintain a permanent establishment in the United States.

    Under the U.K. Treaty, Endurance U.K., if entitled to the benefits of the U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Endurance U.K. intends to conduct its activities in a manner so that it does not have a permanent establishment in the United States, although we cannot predict whether we will achieve this result. Endurance U.K. will be entitled to the benefits of the U.K. Treaty if (i) during at least half of the days in the relevant taxable period, at least 50% of Endurance U.K.'s stock is beneficially owned, directly or indirectly, by citizens or certain residents of the United States and the United Kingdom, and less than 50% of Endurance U.K.'s gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible (except for certain arm's length payments) for purposes of U.K. taxation or (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, Endurance U.K.'s business conducted in the United Kingdom.

    Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. withholding tax at a rate of 30% of the gross amount of certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to reduction or elimination by the Code or applicable treaties.

    The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to Endurance Bermuda is 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Endurance U.K., provided that Endurance U.K. is entitled to the benefits of the U.K. Treaty, and certain other requirements are met.

    Endurance U.S. is a New York State corporation and will be subject to taxation in the United States at regular corporate rates. Dividends paid by Endurance U.S. Holdings Corp. to Endurance Bermuda will be subject to U.S. withholding tax at the rate of 30%.

    Personal Holding Companies. Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income earned from U.S. sources (and certain types of foreign source income which are effectively connected with the conduct of a U.S. trade or business) if any of them are considered to be a PHC for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning (i) his/her proportionate share of any stock owned by the partnership as well as (ii) the stock owned and/or treated as owned under the foregoing rule by his/her partners. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals.

    If Endurance Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to a 15% PHC tax on its "undistributed PHC income." For taxable years beginning after December 31, 2008, the PHC tax would be the highest marginal rate on ordinary income applicable to individuals.

    Although Endurance Holdings believes, based upon information made available to it regarding its existing shareholder base, that neither it nor any of its subsidiaries currently is a PHC, Endurance Holdings cannot predict that this will continue to be the case because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base and the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the PHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become a PHC, it cannot be certain that the amount of PHC income would be immaterial.

UNITED STATES TAXATION OF HOLDERS OF NOTES

    The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary assumes that an investor will acquire the notes at their original issue price and hold the notes as capital assets, which generally means as property held for investment.

    For U.S. federal income tax purposes and for purposes of the following discussion, a "U.S. holder" means a beneficial owner of notes that is (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or
(iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of notes who is a nonresident alien individual or a corporation, estate or trust that is not a U.S. holder.

    If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that acquires notes, you should consult your tax advisor.

 U.S. Holders of Notes

    Interest Payments. Interest paid to a U.S. holder on a note will be includible in such holder's gross income as ordinary interest income in accordance with the holder's regular method of tax accounting. In addition, interest on the notes will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the notes generally will constitute passive income, or, in the case of certain U.S. holders, financial services income.

    Sale, Exchange, Redemption and Other Disposition of Notes. Upon the sale, exchange, redemption or other disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest which will be taxable as interest) and the holder's adjusted tax basis in such note. A U.S. holder's adjusted tax basis in a note, in general, will equal the cost of such note. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period in the note exceeds one year at the time of the disposition of the note. For U.S. holders other than corporations, preferential tax rates may apply to such long-term capital gain recognized on the disposition of the note compared to rates that may apply to ordinary income. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of a note generally will be treated as U.S. source gain or loss.

    Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments of interest on the notes and the proceeds from a sale or other disposition of the notes unless the U.S. holder of the notes establishes an exemption from the information reporting rules. A U.S. holder of notes that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

 Non-U.S. Holders of Notes

    Interest and Disposition. In general (and subject to the discussion below under "Information Reporting and Backup Withholding"), a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to payments of interest on, or gain upon the disposition of, notes, unless (i) the interest or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or (ii) in the case of gain upon the disposition of notes, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year and certain other conditions are met.

    Interest or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if such non-U.S. holder is a corporation, such interest or gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

    Information Reporting and Backup Withholding. If the notes are held by a non-U.S. holder through a non-U.S. (and non-U.S. related) broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the notes are held by a non-U.S. holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.

PROPOSED U.S. TAX LEGISLATION

    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us or our subsidiaries, it is possible that broader based legislative proposals could emerge in the future that could have an adverse impact on us or our subsidiaries.

                                  UNDERWRITING


    Under the terms and subject to the conditions set forth in the Underwriting Agreement dated the date hereof, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:


UNDERWRITER                                                         PRINCIPAL
  -----------                                                    AMOUNT OF NOTES
                                                                 ---------------
J.P. Morgan Securities Inc. ..................................     $
Barclays Capital Inc. ........................................
Banc of America Securities LLC ...............................
BNY Capital Markets, Inc. ....................................
Deutsche Bank Securities Inc. ................................
ING Financial Markets LLC ....................................
Wachovia Capital Markets, LLC ................................
Comerica Securities Inc. .....................................
Calyon Securities (USA) Inc. .................................
 Total .......................................................     $250,000,000
                                                                   ============


    Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

    The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

    The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):


                                                                      PAID BY US
                                                                      ----------
Per Note ..........................................................        %


    We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

    In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

    Expenses associated with this offering, to be paid by us, are estimated to be $475,000.

    In the ordinary course of their respective business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Affiliates of J.P. Morgan Securities Inc., Barclays Capital Inc., BNY Capital Markets, Inc., Deutsche Bank Securities Inc., ING Financial Markets LLC, Wachovia Capital Markets, LLC and Calyon Securities
(USA) Inc. are lenders and/or the administrative agent under our revolving credit facility and term loan facility and will receive a portion of the amounts repaid under the term loan facility with a portion of the net proceeds of this offering. Because more than 10% of the net proceeds of this offering may be paid to affiliates of the underwriters, this offering is being made in accordance with Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition, The Bank of New York, an affiliate of BNY Capital Markets, Inc., is the trustee under the indenture.

    J.P. Morgan Securities Inc. and Barclays Capital Inc. will make the notes available for distribution on the Internet through a proprietary Web site and/ or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and Barclays Capital Inc. and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. and Barclays Capital Inc. based on transactions J.P. Morgan Securities Inc. and Barclays Capital Inc. conduct through the system. J.P. Morgan Securities Inc. and Barclays Capital Inc. will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.


                                 LEGAL MATTERS


    Certain legal matters in connection with the offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York with respect to U.S. federal and New York State law and by Appleby Spurling Hunter, Hamilton, Bermuda with respect to matters of Bermuda law. The underwriters are being represented by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed, and continues to perform, legal services for us.


                                    EXPERTS

    Ernst & Young, independent registered public accounting firm, have audited our consolidated financial statements and schedules included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.endurance.bm as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of these filings.

    The accompanying prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. The accompanying prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and does not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its web site.

    We "incorporate by reference" into this prospectus supplement information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supercede that information. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

    The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

   o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

   o our Quarterly Report on Form 10-Q for the period ended March 31, 2004;
     and

   o our Current Reports on Form 8-K, filed January 28, 2004, February 18, 2004, March 2, 2004, March 4, 2004 and May 25, 2004.

    All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and prior to the termination of the offering of the notes shall also be deemed to be incorporated in this prospectus supplement by reference.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:


                       Endurance Specialty Holdings Ltd.
                            Office of the Secretary
                                Wellesley House
                               90 Pitts Bay Road
                            Pembroke HM 08, Bermuda
                                 (441) 278-0400

                      ENFORCEABILITY OF CIVIL LIABILITIES
         UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS


    Endurance Holdings was incorporated under the laws of Bermuda. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and its assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against Endurance Holdings, or such directors and officers or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them. However, Endurance Holdings may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of the notes made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

    We have been advised by Appleby Spurling Hunter, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

    In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling Hunter that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

    The BMA accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement and the accompanying prospectus.

PROSPECTUS

                                 $1,800,080,221


                                [GRAPHIC OMITTED]


                        ENDURANCE SPECIALTY HOLDINGS LTD.

              DEBT SECURITIES, PREFERENCE SHARES, ORDINARY SHARES, DEPOSITARY SHARES, WARRANTS, STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

                       ENDURANCE HOLDINGS CAPITAL TRUST I
                       ENDURANCE HOLDINGS CAPITAL TRUST II


              TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
                 GUARANTEED BY ENDURANCE SPECIALTY HOLDINGS LTD.
                            ------------------------

    We may offer, from time to time, debt securities, preference shares, ordinary shares, depositary shares, warrants, contracts to purchase shares of our ordinary shares or stock purchase units consisting of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities, trust preferred securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or ordinary shares), that would secure the holders' obligations to purchase or to sell, as the case may be, preference shares, ordinary shares or depository shares under the stock purchase contract.

    Specific terms of these securities will be provided in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

    Endurance Holdings Capital Trust I and Endurance Holdings Capital Trust II are Delaware statutory trusts. Each Capital Trust may offer, from time to time, trust preferred securities. We will guarantee the payments of dividends and payments on liquidation or redemption of the trust preferred securities, as described in this prospectus and in an applicable prospectus supplement. We will own the trust interests represented by the common securities to be issued by each Capital Trust.

    In addition, selling shareholders named in this prospectus may sell up to 38,069,699 of our ordinary shares. We will not receive any of the proceeds from the sale of our ordinary shares by selling shareholders.

    Our ordinary shares are listed on the New York Stock Exchange ("NYSE") under the trading symbol "ENH."

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE REGISTRAR OF COMPANIES IN BERMUDA, THE BERMUDA MONETARY AUTHORITY NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is June 30, 2004.

                               TABLE OF CONTENTS


                                                                       PAGE
Risk Factors .....................................................       4
Cautionary Statement Regarding Forward-Looking Statements ........       5
Endurance Specialty Holdings Ltd .................................       6
The Capital Trusts ...............................................       7
Use of Proceeds ..................................................       8
Ratio of Earnings to Fixed Charges ...............................       8
Description of Debt Securities ...................................       9
Description of Share Capital .....................................      19
Description of Depositary Shares .................................      38
Description of Warrants ..........................................      41
Description of Trust Preferred Securities and Trust Guarantees ...      43
Description of Stock Purchase Contracts and Stock Purchase Units .      47
Selling Shareholders .............................................      48
Material Tax Considerations ......................................      51
Plan of Distribution .............................................      62
Where You Can Find More Information ..............................      64
Legal Matters ....................................................      65
Experts ..........................................................      65
Enforceability of Civil Liabilities Under United States Federal
  Securities Laws and Other Matters...............................      66

                            ------------------------

    THIS PROSPECTUS IS PART OF A JOINT REGISTRATION STATEMENT FILED BY ENDURANCE SPECIALTY HOLDINGS LTD. AND THE CAPITAL TRUSTS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC" OR THE "COMMISSION") USING A "SHELF" REGISTRATION PROCESS. UNDER THIS SHELF PROCESS (I) WE, AND IN THE CASE OF AN OFFERING OF TRUST PREFERRED SECURITIES, THE CAPITAL TRUSTS, MAY SELL ANY COMBINATION OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS IN ONE OR MORE OFFERINGS UP TO AN AGGREGATE OFFERING PRICE OF $500,000,000, AND (II) THE SELLING SHAREHOLDERS MAY SELL IN ONE OR MORE OFFERINGS UP TO AN AGGREGATE OF 38,069,699 ORDINARY SHARES. THIS PROSPECTUS PROVIDES YOU WITH A GENERAL DESCRIPTION OF THE SECURITIES WE, THE CAPITAL TRUSTS OR THE SELLING SHAREHOLDERS MAY OFFER. EACH TIME WE, THE CAPITAL TRUSTS OR THE SELLING SHAREHOLDERS SELL SECURITIES, WE, THE CAPITAL TRUSTS OR THE SELLING SHAREHOLDERS, AS THE CASE MAY BE, WILL PROVIDE A PROSPECTUS SUPPLEMENT THAT WILL CONTAIN SPECIFIC INFORMATION ABOUT THE TERMS OF THAT OFFERING. THE PROSPECTUS SUPPLEMENT MAY ALSO ADD, UPDATE OR CHANGE INFORMATION CONTAINED IN THIS PROSPECTUS. IF THERE IS ANY INCONSISTENCY BETWEEN THE INFORMATION IN THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, YOU SHOULD RELY ON THE INFORMATION IN THE APPLICABLE PROSPECTUS SUPPLEMENT. YOU SHOULD READ BOTH THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION."

    THE REGISTRATION STATEMENT CONTAINING THIS PROSPECTUS, INCLUDING THE EXHIBITS TO THE REGISTRATION STATEMENT, PROVIDES ADDITIONAL INFORMATION ABOUT US, THE CAPITAL TRUSTS AND THE SECURITIES TO BE OFFERED. THE REGISTRATION STATEMENT, INCLUDING THE EXHIBITS, CAN BE READ AT THE SEC WEB SITE OR AT THE SEC OFFICES MENTIONED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION." GENERAL INFORMATION ABOUT US, INCLUDING OUR ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K, AS WELL AS ANY AMENDMENTS AND EXHIBITS TO THOSE REPORTS, ARE AVAILABLE FREE OF CHARGE THROUGH OUR WEBSITE AT WWW.ENDURANCE.BM AS SOON AS REASONABLY PRACTICABLE AFTER WE FILE THEM WITH, OR FURNISH THEM TO, THE SEC. INFORMATION ON OUR WEBSITE IS NOT INCORPORATED INTO THIS PROSPECTUS OR OUR OTHER SECURITIES FILINGS AND IS NOT A PART OF THESE FILINGS.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    SECURITIES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT OF 2003 OF BERMUDA WHICH REGULATES THE SALE OF SECURITIES IN BERMUDA. IN ADDITION, THE BERMUDA MONETARY AUTHORITY (THE "BMA") MUST APPROVE ALL ISSUANCES AND TRANSFERS OF SECURITIES OF A BERMUDA EXEMPTED COMPANY. WE WILL HAVE TO OBTAIN FROM THE BMA THEIR PERMISSION FOR THE ISSUE AND FREE TRANSFERABILITY OF THE SECURITIES IN THE COMPANY BEING OFFERED PURSUANT TO THIS PROSPECTUS, AND EACH PROSPECTUS SUPPLEMENT IN ADDITION, AT THE TIME OF ISSUE OF EACH PROSPECTUS SUPPLEMENT, WE WILL DELIVER TO AND FILE A COPY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT WITH THE REGISTRAR OF COMPANIES IN BERMUDA IN ACCORDANCE WITH BERMUDA LAW. THE BMA AND THE REGISTRAR OF COMPANIES ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT.

    AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "WE," "US," "OUR" AND "THE COMPANY" REFER TO THE CONSOLIDATED OPERATIONS OF ENDURANCE SPECIALTY HOLDINGS LTD., AND ITS DIRECT AND INDIRECT SUBSIDIARIES, INCLUDING ENDURANCE SPECIALTY INSURANCE LTD. ("ENDURANCE BERMUDA"), ENDURANCE WORLDWIDE HOLDINGS LIMITED, ENDURANCE WORLDWIDE INSURANCE LIMITED ("ENDURANCE U.K."), ENDURANCE U.S. HOLDINGS CORPORATION, ENDURANCE REINSURANCE CORPORATION OF AMERICA ("ENDURANCE U.S.") AND ENDURANCE SERVICES LIMITED. "ENDURANCE HOLDINGS" REFERS SOLELY TO ENDURANCE SPECIALTY HOLDINGS LTD. ON DECEMBER 17, 2002, WE EFFECTED A SHARE PREMIUM ISSUANCE TO OUR EXISTING SHAREHOLDERS AT THAT TIME. EXCEPT AS OTHERWISE INDICATED, ALL SHARE DATA IN THIS PROSPECTUS ASSUMES THE SHARE PREMIUM ISSUANCE TO SUCH EXISTING SHAREHOLDERS OF FOUR ADDITIONAL SHARES FOR EACH COMMON SHARE OUTSTANDING HAD OCCURRED AS OF THE DATE SUCH DATA IS PRESENTED. AS USED IN THIS PROSPECTUS, "COMMON SHARES" REFERS TO OUR ORDINARY SHARES AND CLASS A SHARES COLLECTIVELY. REFERENCES TO THE "CAPITAL TRUSTS" REFER TO ENDURANCE HOLDINGS CAPITAL TRUST I AND ENDURANCE HOLDINGS CAPITAL TRUST II.

                                  RISK FACTORS


    Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


    This prospectus and the documents incorporated by reference into this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

    All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

   o the effects of competitors' pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

   o the impact of acts of terrorism and acts of war;

   o the effects of terrorist-related insurance legislation and laws;

   o greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

   o decreased level of demand for property and casualty insurance or reinsurance or increased competition due to an increase in capacity of property and casualty insurers and reinsurers;

   o the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

   o uncertainties in our reserving process;

   o Endurance Holdings or Endurance Bermuda becomes subject to income taxes in the United States or the United Kingdom;

   o changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

   o acceptance of our products and services, including new products and services;

   o the inability to renew business previously underwritten or acquired;

   o changes in the availability, cost or quality of reinsurance or retrocessional coverage;

   o loss of key personnel;

   o political stability of Bermuda;

   o changes in accounting policies or practices; and

   o changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates, and other factors.

    The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                       ENDURANCE SPECIALTY HOLDINGS LTD.


    Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

    We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently, allow for greater capital efficiency, and provide a superior risk-adjusted return on capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized, quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance intermediaries.

    We began operations on December 17, 2001 after Endurance Bermuda completed a private placement of its equity securities. Our principal executive offices are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and our telephone number is (441) 278-0400.

                               THE CAPITAL TRUSTS


    We created two Delaware statutory trusts, each pursuant to a declaration of trust executed by us as sponsor for each Capital Trust and its trustees. The Capital Trusts are named Endurance Holdings Capital Trust I and Endurance Holdings Capital Trust II.

    We have filed, as an exhibit to the registration statement of which this prospectus is a part, a form of Amended and Restated Declaration of Trust for the Capital Trusts which contains the terms and conditions under which the Capital Trusts will issue and sell their preferred securities and common securities. We refer to the Amended and Restated Declaration of Trust as a declaration with respect to that Capital Trust.

    Unless an applicable prospectus supplement provides otherwise, each Capital Trust exists solely to:

   o issue and sell preferred securities, which we refer to as trust preferred securities. The proceeds of the trust preferred securities will be invested in a specified series of our debt securities;

   o issue and sell common securities, which we refer to as trust common securities. The trust common securities will be issued and sold to us in exchange for cash. The proceeds from the sale will be invested in additional series of our debt securities; and

   o engage in other activities only as are necessary, convenient or incidental to the above two purposes.

    Neither Capital Trust will borrow money, issue debt, reinvest proceeds derived from investments, pledge any of its assets, nor otherwise undertake or permit to be undertaken any activity that would cause it to not be classified as a grantor trust for United States federal income tax purposes.

    We will own all of the trust common securities. The holder of the trust common securities will receive payments that will be made on a ratable basis with the trust preferred securities. However, the right of the holder of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the right of the trust preferred securities holders if there is a continuing event of default under the declaration.

    We will acquire trust common securities having an aggregate liquidation amount equal to the percentage set forth in the applicable prospectus supplement of the total capital of the Capital Trust.

    Each Capital Trust will have a term of 30 years, unless the declaration provides otherwise.

    We will pay all fees and expenses related to each Capital Trust and the offering of the trust preferred securities by each Capital Trust.

    The principal place of business of each Capital Trust is c/o Endurance U.S. Holdings Corporation, 333 Weschester Avenue, White Plains, New York, 10607. The telephone number is: (914) 468-8000.

    The trustees of each Capital Trust will conduct the business and affairs of their respective Capital Trust. The trustees' duties and obligations will be governed by the declaration of their respective Capital Trust. Each Capital Trust's trust common securities holders will be entitled to appoint, remove, replace or change the number of trustees for their respective Capital Trust.

    Each Capital Trust will include the following trustees:

   o at least one administrative trustee, which is a person who is an employee or officer of us or our subsidiaries or who is affiliated with us and is resident in the United States, or who is a licensed trustee under Bermuda law;

   o at least one institutional trustee, which is a financial institution that is not affiliated with us and which will act as institutional trustee and indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms described in an applicable prospectus supplement; and

   o at least one Delaware trustee, which is an individual resident of, or a legal entity with a principal place of business in, the State of Delaware, unless the Capital Trust's institutional trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law.

    The trustees of each Capital Trust are collectively referred to as the trustees. Unless otherwise indicated in an applicable prospectus supplement, the institutional trustee will be The Bank of New York and the Delaware trustee will be The Bank of New York (Delaware), with its Delaware office located at 502 White Clay Center, Route 273, Newark, Delaware 19711.


                                USE OF PROCEEDS

    Unless otherwise indicated in an applicable prospectus supplement, the net proceeds from the sale of the securities offered by us or the Capital Trusts will be used for general corporate purposes. The Capital Trusts will use all proceeds from the sale of trust preferred securities to purchase our debt securities. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities. We will not receive any of the proceeds from the sale of our ordinary shares by selling shareholders.


                       RATIO OF EARNINGS TO FIXED CHARGES

    For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and one-third of rental payments under operating leases (estimated by management to be the interest factor of such rentals).


                                                                        THREE MONTHS
                                                                            ENDED        YEAR ENDED      YEAR ENDED    PERIOD ENDED
                                                                          MARCH 31,     DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                                            2004            2003            2002           2001
                                                                        ------------    ------------    ------------   ------------
Ratio of Earnings to Fixed Charges ..................................      71.18x          43.33x          74.86x          NM(1)

---------------
(1)   Not meaningful.

                         DESCRIPTION OF DEBT SECURITIES

SENIOR DEBT INDENTURE AND SUBORDINATED DEBT INDENTURE

    We may issue our debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series. We will issue any senior debt securities pursuant to a senior debt indenture entered into between Endurance Holdings and The Bank of New York, as trustee. We will issue any subordinated debt securities pursuant to a subordinated debt indenture entered into between Endurance Holdings and The Bank of New York, as trustee. Forms of the indentures for the senior debt securities and the subordinated debt securities are filed as exhibits to the registration statement, of which this prospectus is a part.

    The senior debt indenture and the subordinated debt indenture are substantially identical except that (1) the subordinated debt indenture, unlike the senior debt indenture, provides for debt securities which are specifically made junior in right of payment to other specified indebtedness of Endurance Holdings and (2) the senior debt indenture, unlike the subordinated debt indenture, restricts the ability of Endurance Holdings to use the shares of its restricted subsidiaries to secure any of its indebtedness, unless it grants a similar security interest in these subsidiary shares to the holders of the debt securities issued pursuant to the senior debt indenture. Neither the senior debt indenture nor the subordinated debt indenture limit the aggregate principal amount of indebtedness that we may issue from time to time.

    Forms of the senior debt indenture and the subordinated debt indenture are included as exhibits to the registration statement of which this prospectus forms a part. The following description provides a general summary of the material terms and conditions of each of these indentures and the debt securities issued pursuant to these indentures.

    The following discussion is only a summary. The indentures may contain language which expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.

SENIOR AND SUBORDINATED DEBT SECURITIES

    The debt securities will be our unsecured senior or subordinated obligations. The term "senior" is generally used to describe debt obligations which entitle the holder to receive payment of principal and interest upon the happening of certain events prior to the holders of "subordinated" debt. Events which can trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the senior debt indenture.

    We may issue the senior debt securities, pursuant to the senior debt indenture, in one or more series. All series of senior debt securities issued under the senior debt indenture will be equal in ranking. The senior debt securities also will rank equally with all our other unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to our senior debt securities.

    The senior indebtedness issued pursuant to the senior debt indenture will rank junior and be subordinate to any of our secured indebtedness. In the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to the secured indebtedness, the holders of our secured indebtedness would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under the senior debt indenture.

    Additionally, the senior indebtedness issued pursuant to the senior debt indenture will rank junior and be subordinate to any indebtedness of our subsidiaries. In the event of a bankruptcy, receivership, state-ordered rehabilitation, liquidation or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary's assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of an Endurance Holdings subsidiary to satisfy claims of the subsidiary's policyholders and creditors might make it impossible for such subsidiary to pay dividends to us. This inability to pay dividends would further impair our ability to satisfy our obligations under the debt securities.

    The debt securities issued under the subordinated debt indenture will be subordinate in right of payment in respect of principal, any premium and interest owing under the subordinated debt securities to all our senior indebtedness of Endurance Holdings in the manner described below under the caption "Subordination Under the Subordinated Debt Indenture."

PROSPECTUS SUPPLEMENTS

    We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. In the prospectus supplement, we will describe the following terms and conditions of the series of debt securities which we are offering, to the extent applicable:

   o whether the securities are senior or subordinated, the specific designation of the series of debt securities being offered, the aggregate principal amount of debt securities of such series, the purchase price for the debt securities and the denominations of the debt securities;

   o the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

   o the date or dates upon which the debt securities are payable;

   o the interest rate or rates applicable to the debt securities or the method for determining such rate or rates, whether the rate or rates are fixed or variable and the dates on which interest will be payable;

   o the place or places where the principal of, any premium and any interest on the debt securities will be payable;

   o any mandatory or optional redemption, repayment or sinking fund provisions applicable to the debt securities. A redemption or repayment provision could either obligate or permit us to buy back the debt securities on terms that we designate in the prospectus supplement. A sinking fund provision could either obligate or permit us to set aside a certain amount of assets for payments upon the debt securities, including payment upon maturity of the debt securities or payment upon redemption of the debt securities;

   o whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form. In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, the holder of a bearer debt security can transfer ownership merely by transferring possession of the security;

   o any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium and any interest on bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities or (3) the sale and delivery of bearer debt securities. A holder of debt securities will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances;

   o whether we are issuing the debt securities in whole or in part in global form. If debt securities are issued in global form, the prospectus supplement will disclose the identity of the depositary for such debt securities and any terms and conditions applicable to the exchange of debt securities in whole or in part for other definitive securities. Debt securities in global form are discussed in greater detail below under the heading "Global Debt Securities;"

   o any United States federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

   o any Bermuda tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

   o any proposed listing of the debt securities on a securities exchange;

   o any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indentures, by depositing money or U.S. government obligations with the trustee of the indentures;

   o the names of any trustee, depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

   o any right we may have to defer payments of interest on the debt securities; and

   o any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

    Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

    Debt securities may bear interest at a fixed rate or a floating rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special United States federal income tax considerations applicable to these discounted debt securities.

    We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

GLOBAL DEBT SECURITIES

    We may issue registered debt securities in global form. This means that one "global" debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

    We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the "beneficial" owner of that interest. A "beneficial" owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the "beneficial interest." We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

    The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

   o by the depositary for the registered global security to a nominee of the depositary;

   o by a nominee of the depositary to the depositary or to another nominee of the depositary; or

   o by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

    These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

    We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

    Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant's account on the depositary's book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

    Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

    As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

   o be entitled to have the debt securities represented by the registered global security registered in their own names;

   o receive or be entitled to receive physical delivery of the debt securities in definitive form; and

   o be considered the owners or holders of the debt securities under the applicable indenture.

    Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

    We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

    We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of Endurance Holdings, the indenture trustee or any other agent of Endurance Holdings or of the indenture trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

    We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

    We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

    We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the indenture trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

    We also may issue bearer debt securities of a series in global form. We will deposit these global bearer securities with a common depositary or with a nominee for the depositary identified in the prospectus supplement relating to the series. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in the prospectus supplement relating to the series. We also will describe in the applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.

COVENANTS APPLICABLE TO THE DEBT SECURITIES

    Limitations on Liens. Under section 3.9 of the senior debt indenture, so long as any debt securities are outstanding, neither we nor any of our restricted subsidiaries may use any voting stock of a restricted subsidiary as security for any of our debt or other obligations unless any debt securities issued under the senior debt indenture are secured to the same extent as that debt or other obligation. This restriction does not apply to liens existing at the time a corporation becomes our restricted subsidiary or any renewal or extension of the existing lien and does not apply to shares of subsidiaries that are not "restricted subsidiaries".

    To qualify as our "subsidiary," as defined in section 1.1 of the indentures, we must control, either directly or indirectly, more than 50% of the outstanding shares of voting stock of the corporation. Section 1.1 of the indentures defines voting stock as any class or classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of the corporation in question, except that stock which carries only the right to vote conditionally on the happening of an event is not considered voting stock.

    As defined in section 1.1 of the indentures, our "restricted subsidiaries" include (1) Endurance Bermuda, Endurance U.S. and Endurance U.K., so long as they remain our subsidiaries; (2) any other present or future subsidiary of Endurance Holdings, the consolidated total assets of which constitute at least 20% of our total consolidated assets; and (3) any successor to any such subsidiary.

    Consolidation, Merger, Amalgamation and Sale of Assets. Section 9.1 of both the senior and subordinated debt indentures provides that we will not (1) consolidate with or merge or amalgamate into a third party, (2) sell, other than for cash, all or substantially all of our assets to any third party or (3) purchase all or substantially all of the assets of any third party; unless

   o we are the continuing entity in the transaction or, if not, unless the successor entity expressly assumes our obligations on the securities and under the indentures;

   o following the completion of the transaction, we or the successor entity in the transaction would be in compliance with the covenants and conditions contained in the indentures; and

   o a specified Officers' Certificate and an Opinion of Counsel are delivered to the Trustee, each (i) stating that such consolidation, merger, sale, conveyance, or transfer, as the case may be, and any supplemental indenture pertaining thereto, comply with Article VIII and Article IX, respectively, of the indentures and (ii) otherwise complying with
     Section 11.5 therein.

    In the context of a merger, amalgamation or consolidation or sale or purchase of assets, the successor entity is the entity that assumes or otherwise becomes obligated for the rights and obligations of the other party or parties to the transaction.

    The limitations on the transactions described above do not apply to a recapitalization, change of control, or highly leveraged transaction unless the transaction involves a consolidation, merger or amalgamation into a third party, or a sale, other than for cash to a third party of all or substantially all of our assets, or a purchase by us of all or substantially all of the assets of a third party. In addition, the indentures do not include any provisions that would increase interest, provide an option to dispose of securities at a fixed price, or otherwise protect debt security holders in the event of any recapitalization, change of control, or highly leveraged transaction.

    Restrictions on Dispositions. Section 9.3 of both the senior and subordinated debt indentures provides that, except in a transaction otherwise governed by such indenture, neither we nor any of our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a restricted subsidiary so long as any of the debt securities remain outstanding. However, exceptions to this restriction include situations where:

   o the action must be taken to comply with the order of a court or regulatory authority, unless the order was requested by us or one of our restricted subsidiaries;

   o we dispose of all of the voting stock of a restricted subsidiary owned by us or by a restricted subsidiary for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors;

   o the issuance, sale, assignment, transfer or other disposition is made to us or another restricted subsidiary;

   o any issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction; or

   o after completion of a sale or other disposition of the stock of a restricted subsidiary, we and our restricted subsidiaries would own 80% or more of the voting stock of the restricted subsidiary and the consideration received for the disposed stock is at least equal to the fair market value of the disposed stock.

    The indentures do not restrict the transfer of assets from a restricted subsidiary to any other person, including us or another of our subsidiaries.

EVENTS OF DEFAULT

    Unless we provide other or substitute Events of Default in a prospectus supplement, the following events will constitute an event of default under the applicable indenture with respect to a series of debt securities:

   o a default in payment of principal or any premium when due; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

   o a default for 30 days in payment of any interest; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

   o a default in payment of any sinking fund installment when due;

   o a failure to observe or perform any other covenant or agreement in the debt securities or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

   o events of bankruptcy, insolvency or reorganization; or

   o a continuing default, for more than 30 days after notice of the default, under any other indenture, mortgage, bond, debenture, note or other instrument, under which we or our restricted subsidiaries may incur recourse indebtedness for borrowed money in an aggregate principal amount exceeding $50,000,000, if the default would result in the acceleration of that indebtedness.

    Section 5.1 of both the senior and subordinated debt indentures provides that, under limited conditions specified in the indentures, where an event of default occurs and is continuing, either the indenture trustee or the holders of not less than 25% in principal amount of each affected series of debt securities issued under the relevant indenture, treated as one class, may declare the principal and accrued interest of all the affected debt securities to be due and payable immediately. A similar right exists for the indenture trustee and the holders of not less than 25% of all outstanding debt securities issued under an indenture, in the event of a default in the performance of any covenants or agreements applicable to all outstanding debt securities.

    Upon conditions specified in the indentures, however, the holders of a majority in principal amount of the affected outstanding series of debt securities, or of all the debt securities as the case may be, may waive past defaults under the indentures. Such a waiver may not occur where there is a continuing default in payment of principal, any premium or interest on the affected debt securities.

    Section 6.2 of both the senior and subordinated debt indentures entitles the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. The right of the indenture trustee to indemnity or security is subject to the indenture trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

    Subject to the right of the indenture trustee to indemnification as described above and except as otherwise described in the indentures, section
5.9 of the indentures provides that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indentures or for any remedy available to the trustee.

    Section 5.6 of the senior and subordinated debt indentures provides that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

   o such holder previously gave written notice of the continuing default to the trustee;

   o the holders of at least 25% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

   o the trustee did not institute the action within 60 days of the request;
     and

   o the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

    Under section 3.4 of each indenture, we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    If indicated in the applicable prospectus supplement, we can discharge and defease our obligations under the applicable indenture and debt securities as set forth below and as provided in Article X of the senior and subordinated debt indentures. For purposes of the indentures, obligations with respect to debt securities are discharged and defeased when, through the fulfillment of the conditions summarized below, we are released and discharged from performing any further obligations under the relevant indenture with respect to the debt securities. Covenant defeasance occurs when we are released from performing any further obligations under specific covenants in the relevant indenture relating to the debt securities.

    If provided for in the prospectus supplement, we may elect to defease and be discharged from any and all future obligations with respect to debt securities of a particular series or debt securities within a particular series (1) if the debt securities remain outstanding and have not been delivered to the trustee for cancellation and (2) have either become due and payable or are by their terms due and payable, or scheduled for redemption, within one year. We may make such discharge and defeasance election by irrevocably depositing cash or U.S. government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium and interest on the relevant debt securities when due.

    If provided for in the prospectus supplement, we may elect to defease and be discharged from our specific obligations under the covenants contained in section 9.1 and section 3.5 of the indentures with respect to any debt securities of or within a series and, if specified in the prospectus supplement, our obligations under any other covenant contained in the indentures. We may make this covenant discharge and defeasance election by irrevocably depositing cash or U.S. Government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium and interest on the relevant debt securities when due. Section 9.1 of the indentures prohibits us from consolidating with or merging into a third party or selling, other than for cash, all or substantially all of our assets to a third party unless the conditions described above under the caption "Covenants Applicable to the Debt Securities -- Consolidation, Merger, Amalgamation and Sale of Assets" are satisfied. Section 3.5 of the indentures requires us to preserve and keep in full force and effect our existence and our charter and statutory rights and those of our subsidiaries, unless our board of directors determines that the loss of these rights would not be materially disadvantageous to the holders of debt securities or unless the transaction resulting in the loss of such rights would otherwise be permitted under section 9.1 of the indentures or any other section of Article IX of the indentures.

    As a condition to any discharge and defeasance or covenant discharge and defeasance, we must provide the trustee an opinion of counsel to the effect that the holders of the affected debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the discharge and defeasance and will be taxed by the U.S. federal government on the same amounts, in the same manner, and at the same times as if such discharge and defeasance had not occurred. This opinion of counsel, in the case of discharge and defeasance of any and all obligations with respect to any debt securities, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the relevant indenture.

    We may exercise our discharge and defeasance option notwithstanding any prior covenant discharge and defeasance upon the affected debt securities. If we exercise our discharge and defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant discharge and defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants which have been discharged and defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value which will vary depending upon interest rates and other factors.

MODIFICATION OF THE INDENTURES

    Section 8.1 of both the senior and subordinated debt indentures provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

   o secure any debt securities;

   o evidence a successor person's assumption of our obligations under the indentures and the debt securities;

   o add covenants that protect holders of debt securities;

   o cure any ambiguity or inconsistency in the indenture, provided that such correction does not adversely affect the holders of the affected debt securities;

   o establish forms or terms for debt securities of any series; and

   o evidence a successor trustee's acceptance of appointment.

    Section 8.2 of the senior and subordinated debt indentures also permits us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under the relevant indenture, voting as one class, to change, in any manner, the relevant indenture and the rights of the holders of debt securities issued under that indenture. However, the consent of each holder of an affected debt security is required for changes that:

   o extend the stated maturity of, or reduce the principal of any debt security;

   o reduce the rate or extend the time of payment of interest;

   o reduce any amount payable upon redemption;

   o change the currency in which the principal, any premium or interest is payable;

   o reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

   o alter specified provisions of the relevant indenture relating to issued debt securities not denominated in U.S. dollars;

   o impair the right to institute suit for the enforcement of any payment on any debt security when due; or

   o reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.

    The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

SUBORDINATION UNDER THE SUBORDINATED DEBT INDENTURE

   o Article XIII of the subordinated debt indenture provides that payment of the principal, any premium and interest on debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in that indenture, to all our senior indebtedness. Section 1.1 of the subordinated debt indenture defines senior indebtedness as the principal, any premium and interest on all our indebtedness, whether incurred prior to or after the date of the indenture:

     o  for money borrowed by us;

     o for obligations of others that we directly or indirectly either assume or guarantee;

     o in respect of letters of credit and acceptances issued or made by banks in favor of us; or

     o issued or assumed as all or part of the consideration for the acquisition of property, however acquired, or indebtedness secured by property included in our property, plant and equipment accounts at the time of acquisition, if we are directly liable for the payment of such debt.

    Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to the indebtedness listed above.

    Senior indebtedness does not include:

   o any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, has a subordinate or equivalent right to payment with the subordinated debt securities; or

   o any of our indebtedness to one of our subsidiaries.

    The subordinated debt indenture does not limit the amount of senior indebtedness that we can incur.

    The holders of all senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any subordinated debt securities or coupons relating to those subordinated debt securities receive any payment on account of such subordinated debt securities or coupons, in the event:

   o of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings in respect of us or our property; or

   o that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding in respect of us or our property.

    We may not make any payment of the principal or interest on the subordinated debt securities or coupons during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.

CONVERSION RIGHTS

    If applicable, the terms of debt securities of any series that are convertible into or exchangeable for our ordinary shares or our other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder, or at our option. These terms may include provisions pursuant to which the number of shares of our ordinary shares or our other securities to be received by the holders of debt securities would be subject to adjustment. Any such conversion or exchange will comply with applicable Bermuda law, our memorandum of association and bye-laws.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

THE INDENTURE TRUSTEES

    The Bank of New York acts as trustee under each of the senior debt indenture and the subordinated debt indenture. The Bank of New York is a lender under our $500 million letter of credit and revolving credit facility and is part of the lending syndicate under our $192 million three-year term loan facility. As of June 11, 2004, we have letters of credit totaling
$248.6 million outstanding under our revolving credit facility and $103 million of principal outstanding borrowings under the three-year term loan facility.

                          DESCRIPTION OF SHARE CAPITAL

    The following summary of provisions of our bye-laws, memorandum of association and memorandum of increase of share capital, is qualified in its entirety by the provisions of such bye-laws and memorandum of association, copies of which are filed as an exhibit to the registration statement of which this prospectus forms a part. All references in this section to "bye-laws" are intended to refer to the amended and restated bye-laws of Endurance Holdings. As of June 9, 2004, there were 54 record holders of our ordinary shares, and 8 record holders of warrants currently exercisable for ordinary shares and 10 record holders of warrants currently exercisable for class A shares.

    Endurance Holdings has authorized share capital of 120,000,000 shares, par value $1.00 per share, of which 61,965,652 ordinary shares were outstanding as of June 9, 2004. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and our bye-laws, the amended and restated shareholders agreement, the registration rights agreement and the warrants, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

ORDINARY SHARES

    In general, subject to the adjustments regarding voting set forth in "-- Voting Adjustments" below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Holders of our ordinary shares have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preference shares.

    Pursuant to the amended and restated shareholders agreement, certain of our shareholders may designate persons to be nominated for election to our board of directors by all shareholders of Endurance Holdings. See "-- Amended and Restated Shareholders Agreement -- Composition of Board and Board Committees."

CLASS A SHARES

    Holders of our class A shares have the same rights as the holders of ordinary shares, except they have no right to vote on any matters put before the shareholders of Endurance Holdings. The holders of class A shares may convert their class A shares into ordinary shares at any time, provided that certain voting percentage limits are not breached and that adverse tax consequences to Endurance Holdings do not result from such conversion.

VOTING ADJUSTMENTS

    In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. If, and so long as, the "controlled shares" (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at a meeting of shareholders, then the votes conferred by the shares of such person's "control group" (as defined below) shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall not exceed such 9.5% limitation. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." "Controlled shares" in reference to any person means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of a U.S. person (as defined in our bye-laws), constructively (within the meaning of Section 958(b) of the
Code). "Control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person.

    In addition, if, and so long as, the shares held directly by any "related group" would otherwise exceed the 9.5% limitation, then the votes conferred by the shares held directly by members of such "related group" shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares held directly by such related group shall not exceed the 9.5% limitation. The reduction in votes is generally to be applied proportionately among all directly held shares of such related group. "Related group" means a group of shareholders that are investment vehicles and are under common control or management.

    For purposes of applying these provisions, shareholders will be entitled to direct that our board of directors (i) treat them (and certain affiliates) as U.S. persons, and/or (ii) treat them (and certain related shareholders) as one person for purposes of determining a shareholder's control group.

    The amount of any reduction of votes that occurs by operation of the above limitations will generally be allocated proportionately among all other shareholders of Endurance Holdings. Consequently, under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.

    In addition, our board of directors may adjust a shareholder's voting rights to the extent that our board of directors reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us, any subsidiary or any shareholder or its affiliates. This adjustment may result in a shareholder having voting rights in excess of one vote per share. Therefore, a shareholder's voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in the shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in you becoming subject to filing requirements under
Section 16 of the Exchange Act. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders.

    We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If, after a reasonable cure period, a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, Endurance Holdings, in its reasonable discretion, may reduce or eliminate the shareholder's voting rights.

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

    General. We entered into a shareholders agreement with all of our founding shareholders at the time of the exchange offer in July of 2002. In February of 2003, our founding shareholders approved an amended and restated shareholders agreement. This agreement will generally terminate upon the consent among us and our founding shareholders and warrant holders of 75% of the aggregate number of our shares outstanding, on a fully diluted basis, held by parties to the agreement at the time or upon our liquidation or dissolution.

    The amended and restated shareholders agreement, together with the bye-laws, define the rights and obligations of founding shareholders party to the agreement with respect to our corporate governance, the transfer of our ordinary shares and related matters. This agreement may be amended only with our consent and the consent of the parties to the agreement holding common shares (including common shares obtainable upon conversion of warrants) representing at least 66 2/3% of the common shares, on a fully diluted basis, held by shareholders and warrant holders who are parties to that agreement. Amendments require the prior written consent of each shareholder or warrant holder who is a party to the amended and restated shareholders agreement if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the requirements for amending or waiving the agreement,
(ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

    Composition of Board and Board Committees. Pursuant to the amended and restated shareholders agreement, affiliates of Aon Corporation ("Aon"), the Thomas H. Lee entities ("THL"), Texas Pacific Group ("TPG"), General Motors Asset Management, Lightyear Capital LLC, Capital Z Partners, Ltd. ("Capital Z"),

Perry Capital and Metro Center Investments Pte Ltd. have the right to nominate, through the Nominating Committee of our board of directors, designees as candidates for election to our board of directors. On February 12, 2004, Lightyear Capital LLC irrevocably waived its right under the amended and restated shareholders agreement to nominate a director to our board. In addition, the amended and restated shareholders agreement sets the size of the Nominating Committee of our board of directors at five directors, with each of Aon, THL and TPG having the right to select from our existing directors one member of this committee. The amended and restated shareholders agreement also sets the size of the Underwriting Committee of our board of directors at three, with THL and TPG having the right to select from our existing directors two of these members. Finally, the amended and restated shareholders agreement also requires that the Audit Committee and the Compensation Committee of our board of directors each have at least one member selected from our existing directors by each of Aon, Capital Z, THL and TPG; however, Aon and Capital Z cannot designate a majority of the members of these committees.

REGISTRATION RIGHTS AGREEMENT

    We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all our founding shareholders. Pursuant to the terms of this agreement, shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement have the right on five occasions to require us to register under the Securities Act any common shares owned by such shareholders. We have already fulfilled the requirement of one of the five occasions as a result of filing a registration statement on Form S-1 for a secondary offering of ordinary shares, which was consummated on March 9, 2004. The registration statement of which this prospectus forms a part permits the resale from time to time by our founding shareholders of their ordinary shares as contemplated by the registration rights agreement. In addition, under certain circumstances, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale.

    If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the registration rights agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

    The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 90 days following the date of the corresponding underwriting agreement.

PREFERENCE SHARES

    From time to time, pursuant to the authority granted by our bye-laws to issue shares up to the amount of our authorized share capital, our board of directors may create and issue one or more series of preference shares having such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividends, voting, return of capital, or otherwise, as the shareholders of Endurance Holdings may determine or, if there has not been any such determination or so far as the same shall not make specific provision, as our board of directors may determine. When we issue preference shares, we will provide specific information about the preference shares being offered in a prospectus supplement.

    Such preference shares, upon issuance against full consideration (not less than the par value of such shares), will be fully paid and nonassessable. The particular rights and preferences of such preference shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preference shares, will be described in the prospectus supplement.

    Because the following summary of the terms of preference shares is not complete, you should refer to our memorandum of association and bye-laws and any applicable resolution of our board of directors for complete information regarding the terms of the class or series of preference shares described in a prospectus supplement. Whenever we refer to particular sections or defined terms of our memorandum of association and bye-laws and an applicable resolution of our board of directors, such sections or defined terms are incorporated herein by reference.

    A prospectus supplement will specify the terms of a particular class or series of preference shares as follows:

   o the number of shares to be issued and sold and the distinctive designation thereof;

   o the dividend rights of the preference shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preference shares and any limitations, restrictions or conditions on the payment of such dividends;

   o the voting powers, if any, of the preference shares, equal to or greater than one vote per share, which may include the right to vote, as a class or with other classes of capital stock, to elect one or more of our directors;

   o the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preference shares may be redeemed, at whose option such a redemption may occur, and any limitations, restrictions or conditions on such redemption;

   o the terms, if any, upon which the preference shares will be convertible into or exchangeable for our shares of any other class, classes or series;

   o the relative amounts, and the relative rights or priority, if any, of payment in respect of preference shares, which the holders of the preference shares will be entitled to receive upon our liquidation, dissolution, winding up, amalgamation, merger or sale of assets;

   o the terms, if any, of any purchase, retirement or sinking fund to be provided for the preference shares;

   o the restrictions, limitations and conditions, if any, upon the issuance of our indebtedness so long as any preference shares are outstanding;

   o any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our memorandum of association and bye-laws; and

   o if necessary, a discussion of certain U.S. federal income tax considerations and Bermuda tax considerations.

    Subject to the specification of the above terms of preference shares and as otherwise provided with respect to a particular class or series of preference shares, in each case as described in a supplement to this prospectus, the following general provisions will apply to each class or series of preference shares.

 Dividends

    The holders of preference shares will be entitled to receive dividends, if any, at the rate established in accordance with the bye-laws and the Board of Directors, payable on specified dates each year for the respective dividend periods ending on such dates ("dividend periods"), when and as declared by our board of directors and subject to Bermuda law and regulations. Such dividends will accrue on each preference share from the first day of the dividend period in which such share is issued or from such other date as our board of directors may fix for such purpose. All dividends on preference shares will be cumulative. If we do not pay or set apart for payment the dividend, or any part thereof, on the issued and outstanding preference shares for any dividend period, the deficiency in the dividend on the preference shares must thereafter be fully paid or declared and set apart for payment (without interest) before any dividend may be paid or declared and set apart for payment on our ordinary shares. The holders of preference shares will not be entitled to participate in any other or additional earnings or profits of ours, except for such premiums, if any, as may be payable in case of our liquidation, dissolution or winding up.

    Any dividend paid upon the preference shares at a time when any accrued dividends for any prior dividend period are delinquent will be expressly declared to be in whole or partial payment of the accrued dividends to the extent thereof, beginning with the earliest dividend period for which dividends are then wholly or partly delinquent, and will be so designated to each shareholder to whom payment is made.

    No dividends will be paid upon any shares of any class or series of preference shares for a current dividend period unless there will have been paid or declared and set apart for payment dividends required to be paid to the holders of each other class or series of preference shares for all past dividend periods of such other class or series. If any dividends are paid on any of the preference shares with respect to any past dividend period at any time when less than the total dividends then accumulated and payable for all past dividend periods on all of the preference shares then outstanding are to be paid or declared and set apart for payment, then the dividends being paid will be paid on each class or series of preference shares in the proportions that the dividends then accumulated and payable on each class or series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preference shares.

    Endurance Holdings is a holding company and has no direct operations. The ability of Endurance Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to Endurance Holdings. Under Bermuda law, neither Endurance Bermuda nor Endurance Holdings may declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda or Endurance Holdings, as the case may be, is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or other distributions. Endurance U.K. is subject to significant regulatory restrictions limiting its ability to pay dividends. Endurance U.S. has agreed with the New York Department to not pay a dividend until December 2004 without prior regulatory approval. Our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. In addition, our other subsidiaries are subject to Bermuda insurance laws and regulatory constraints which will affect their abilities to pay dividends to us.

    Dividends on the preference shares will have a preference over dividends on the common shares.

 Liquidation, Dissolution or Winding Up

    In case of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each class or series of preference shares will be entitled to receive out of our assets the liquidation preference with respect to that class or series of preference shares. These holders will also receive an amount equal to all accrued but unpaid dividends thereon (whether or not earned or declared), before any of our assets will be paid or distributed to holders of our common shares.

    It is possible that, in case of our voluntary or involuntary liquidation, dissolution or winding up, our assets could be insufficient to pay the full amounts due to the holders of all of the classes or series of preference shares then outstanding. In that circumstance, the holders of each outstanding class or series of preference shares will share ratably in such assets in proportion to the amounts which would be payable with respect to such class or series if all amounts payable thereon were paid in full.

    Our consolidation, amalgamation or merger with or into any other company or corporation, or a sale of all or any part of our assets, will not be deemed to constitute a liquidation, dissolution or winding up.

 Redemption

    Except as otherwise provided with respect to a particular class or series of preference shares and as described in a supplement to this prospectus, the following general redemption provisions will apply to each class or series of preference shares. Any redemption of the preference shares may only be made in compliance with Bermuda law.

    On or prior to the date fixed for redemption of a particular class or series of preference shares or any part thereof as specified in the notice of redemption for such class or series, we will deposit adequate funds for such redemption, in trust for the account of holders of such class or series, with a bank or trust company that has an office in the United States, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000. If the name and address of such bank or trust company and the deposit of or intent to deposit the redemption funds in such trust account have been stated in the redemption notice, then from and after the mailing of the notice and the making of such deposit the shares of the class or series called for redemption will no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of such shares in or with respect to us will cease and terminate except for the right of the holders of the shares:

         (1)   to transfer such shares prior to the date fixed for redemption;

         (2) to receive the redemption price of such shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed; and

         (3) on or before the close of business on the fifth business day preceding the date fixed for redemption to exercise privileges of conversion, if any, not previously expired.

    Any moneys so deposited by us which remain unclaimed by the holders of the shares called for redemption and not converted will, at the end of six years after the redemption date, be paid to us upon our request, after which repayment the holders of the shares called for redemption can no longer look to such bank or trust company for the payment of the redemption price but must look only to us for the payment of any lawful claim for such moneys which holders of such shares may still have. After such six-year period, the right of any shareholder or other person to receive such payment may lapse through limitations imposed in the manner and with the effect provided under the laws of Bermuda. Any portion of the moneys so deposited by us, in respect of preference shares called for redemption that are converted into ordinary shares, will be repaid to us upon our request.

    In case of redemption of only a part of a class or series of preference shares, we will designate by lot, in such manner as our board of directors may determine, the shares to be redeemed, or will effect such redemption pro rata.

    Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions, or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares, limited to funds otherwise available for dividends or distributions or out of the company's share premium account before the redemption date.

    Under Section 42 of the Companies Act 1981 of Bermuda (the "Companies Act"), no redemption of shares may be made by a company if, on the date of the redemption, there are reasonable grounds for believing that the company is, or after the redemption would be, unable to pay its liabilities as they become due. Most Bermuda companies have to maintain a minimum issued share capital of $12,000.

    Our ability to effect a redemption of our preference shares may be subject to the performance of our subsidiaries. Distribution to us from our insurance subsidiaries will also be subject to insurance laws and regulatory constraints. See "--Dividends."

 Conversion Rights

    Except as otherwise provided with respect to a particular class or series of preference shares and as described in a supplement to this prospectus, and subject in each case to applicable Bermuda law, the following general conversion provisions will apply to each class or series of preference shares that is convertible into ordinary shares.

    All ordinary shares issued upon conversion will be fully paid and nonassessable, and will be free of all taxes, liens and charges with respect to the issue thereof except taxes, if any, payable by reason of issuance in a name other than that of the holder of the shares converted and except as otherwise provided by applicable law or the bye-laws.

    The number of ordinary shares issuable upon conversion of a particular class or series of preference shares at any time will be the quotient obtained by dividing the aggregate conversion value of the shares of such class or series surrendered for conversion, by the conversion price per share of ordinary shares then in effect for such class or series. We will not be required, however, upon any such conversion, to issue any fractional share of ordinary shares, but instead we will pay to the holder who would otherwise be entitled to receive such fractional share if issued, a sum in cash equal to the value of such fractional share based on the last reported sale price per ordinary share on the New York Stock Exchange at the date of determination. Preference shares will be deemed to have been converted as of the close of business on the date of receipt at the office of the transfer agent of the certificates, duly endorsed, together with written notice by the holder of his election to convert the shares.

    Except as otherwise provided with respect to a particular class or series of preference shares and subject in each case to applicable Bermuda law, our memorandum of association and bye-laws, the basic conversion price per ordinary share for a class or series of preference shares, as fixed by our board of directors, will be subject to adjustment from time to time as follows:

   o In case we (1) pay a dividend or make a distribution to all holders of outstanding common shares as a class in common shares, (2) subdivide or split the outstanding common shares into a larger number of shares or (3) combine the outstanding common shares into a smaller number of shares, the basic conversion price per ordinary share in effect immediately prior to that event will be adjusted retroactively so that the holder of each outstanding share of each class or series of preference shares which by its terms is convertible into ordinary shares will thereafter be entitled to receive upon the conversion of such share the number of ordinary shares which that holder would have owned and been entitled to receive after the happening of any of the events described above had such share of such class or series been converted immediately prior to the happening of that event. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split or combination.

    Such adjustments will be made successively whenever any event described in this clause occurs.

   o In case we issue to all holders of common shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares at a price per share less than the current market price per ordinary share at the record date for determination of shareholders entitled to receive such rights or warrants, the basic conversion price per ordinary share in effect immediately prior thereto for each class or series of preference shares which by its terms is convertible into ordinary shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the sum of number of common shares outstanding at such record date and the number of common shares which the aggregate exercise price (before deduction of underwriting discounts or commissions and other expenses of the Company in connection with the issue) of the total number of shares so offered for subscription or purchase would purchase at such current market price per share and of which the denominator will be the sum of the number of common shares outstanding at such record date and the number of additional ordinary shares so offered for subscription or purchase. An adjustment made pursuant to this clause will become effective retroactively immediately after the record date for determination of shareholders entitled to receive such rights or warrants. Such adjustments will be made successively whenever any event described in this clause occurs.

   o In case we distribute to all holders of common shares as a class evidences of indebtedness or assets (other than cash dividends), the basic conversion price per ordinary share in effect immediately prior thereto for each class or series of preference shares which by its terms is convertible into ordinary shares will be adjusted retroactively by multiplying such basic conversion price by a fraction, of which the numerator will be the difference between the current market price per ordinary share at the record date for determination of shareholders entitled to receive such distribution and the fair value (as determined by our board of directors) of the portion of the evidences of indebtedness or assets (other than cash dividends) so distributed applicable to one ordinary share and of which the denominator will be the current market price per ordinary share. An adjustment made pursuant to this clause will become effective retroactively immediately after such record date. Such adjustments will be made successively whenever any event described in this clause occurs.

    For the purpose of any computation under the last clause above, the current market price per ordinary share on any date will be deemed to be the average of the high and low sales prices of the ordinary shares, as reported in the New York Stock Exchange -- Composite Transactions (or such other principal market quotation as may then be applicable to the ordinary shares) for each of the 30 consecutive trading days commencing 45 trading days before such date.

    No adjustment will be made in the basic conversion price for any class or series of preference shares in effect immediately prior to such computation if the amount of such adjustment would be less than fifty cents. However, any adjustments which by reason of the preceding sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. Notwithstanding anything to the contrary, any adjustment required for purposes of making the computations described above will be made not later than the earlier of (1) three years after the effective date described above for such adjustment or (2) the date as of which such adjustment would result in an increase or decrease of at least 3% in the aggregate number of common shares issued and outstanding on the first date on which an event occurred which required the making of a computation described above. All calculations will be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

    Subject to Bermuda law, in the case of any capital reorganization or reclassification of common shares, or if we amalgamate or consolidate with or merge into, or sell or dispose of all or substantially all of our property and assets to, any other company or corporation, proper provisions will be made as part of the terms of such capital reorganization, reclassification, amalgamation, consolidation, merger or sale that any shares of a particular class or series of preference shares at the time outstanding will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of common shares deliverable upon conversion of such preference shares would have been entitled upon such capital reorganization, reclassification, consolidation, amalgamation or merger.

    No dividend adjustment with respect to any preference shares or common shares will be made in connection with any conversion.

    Whenever there is an issue of additional ordinary shares requiring a change in the conversion price as provided above, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a class or series of preference shares, we will file with our transfer agent or agents, a statement signed by one of our executive officers, describing specifically such issue of additional ordinary shares or such other event (and, in the case of a capital reorganization, reclassification, amalgamation, consolidation or merger, the terms thereof) and the actual conversion prices or basis of conversion as changed by such issue or event and the change, if any, in the securities issuable upon conversion. Whenever we issue to all holders of common shares as a class any rights or warrants enabling them to subscribe for or purchase ordinary shares, we will also file in like manner a statement describing the same and the consideration they will receive. The statement so filed will be open to inspection by any holder of record of shares of any class or series of preference shares.

    Preference shares converted to ordinary shares will cease to form part of the authorized preference share capital and will, instead, become part of our authorized and issued common share capital.

 Reissuance of Shares

    Any preference shares retired by purchase, redemption, or through the operation of any sinking fund or redemption or purchase account, will have the status of authorized but unissued preference shares, and may be reissued as part of the same class or series or may be reclassified and reissued by our board of directors in the same manner as any other authorized and unissued shares.

 Voting Rights

    Except as indicated below or as otherwise required by applicable law, the holders of preference shares will have no voting rights.

    The applicable prospectus supplement for a series may provide that, whenever dividends payable on any class or series of preference shares are in arrears in an aggregate amount equivalent to six full quarterly dividends on all of the preference shares of that class or series then outstanding, the holders of preference shares of that class or series, together with the holders of each other class or series of preference shares ranking on a parity with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, will have the right, voting together as a single class regardless of class or series, to elect two directors of our board of directors. We will use our best efforts to increase the number of directors constituting our board of directors to the extent necessary to effectuate such right.

    The applicable prospectus supplement for a series may provide that, whenever such special voting power of such holders of the preference shares has vested, such right may be exercised initially either at a special meeting of the holders of preference shares, or at any annual general meeting of shareholders, and thereafter at annual general meetings of shareholders. The right of such holders of preference shares to elect members of our board of directors will continue until such time as all dividends accumulated on such preference shares have been paid in full, at which time that special right will terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends and any member of our board of directors appointed as described above shall vacate office.

    At any time when such special voting power has vested in the holders of any such preference shares as described in the preceding paragraph, our president will, upon the written request of the holders of record of at least 10% of such preference shares then outstanding addressed to our secretary, call a special general meeting of the holders of such preference shares for the purpose of electing directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the bye-laws (or if there be no designation, at our principal office in Bermuda). If such meeting shall not be called by our proper officers within 20 days after our secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to our secretary at our principal office, then the holders of record of at least 10% of such preference shares then outstanding may designate in writing one of their number to call such meeting at our expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless we otherwise designate.

    Any holder of such preference shares so designated will have access to our register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of common shareholders.

    At any annual or special general meeting at which the holders of such preference shares have the special right, voting separately as a class, to elect directors as described above, the presence, in person or by proxy, of the holders of 50% of such preference shares will be required to constitute a quorum of such preference shares for the election of any director by the holders of such preference shares, voting as a class. At any such meeting or adjournment thereof the absence of a quorum of such preference shares will not prevent the election of directors other than those to be elected by such preference shares, voting as a class, and the absence of a quorum for the election of such other directors will not prevent the election of the directors to be elected by such preference shares, voting as a class.

    During any period in which the holders of such preference shares have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled by vote of a majority of our board of directors pursuant to the bye-laws. During such period the directors so elected by the holders of such preference shares will continue in office (1) until the next succeeding annual general meeting or until their successors, if any, are elected by such holders and qualify or (2) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of such preference shares to vote as a class for directors, if earlier. Immediately upon any termination of the right of the holders of such preference shares to vote as a class for directors as provided herein, the term of office of the directors then in office so elected by the holders of such preference shares will terminate.

    The rights attached to any class of preference shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class held in accordance with Section 47(7) of the Companies Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or having different restrictions. Further, the rights attaching to any shares shall be deemed not to be altered by the creation or issue of any share ranking in priority for payment of a dividend or in respect of capital or which confer on the holder thereof voting rights more favorable than those conferred by our common shares. In the event we were to merge into or amalgamate with another company, the approval of the holders of a majority of the preference shares would be required (voting as a separate class, if affected in a manner that would constitute a variation of the rights of such preference shares) in addition to approval of our common shareholders pursuant to the Companies Act. In addition, holders of preference shares would be entitled to vote at a court-ordered meeting in respect of a compromise or arrangement pursuant to section 99 of the Companies Act and their consent would be required with respect to the waiver of the requirement to appoint an auditor and to lay audited financial statements before a general meeting pursuant to section 88 of the Companies Act.

    On any item on which the holders of the preference shares are entitled to vote, such holders will be entitled to one vote for each preference share held.

 Restrictions in Event of Default in Dividends on Preference Shares

    Unless we provide otherwise in a prospectus supplement, if at any time we have failed to pay dividends in full on the preference shares, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on the preference shares outstanding, shall have been declared and set apart in trust for payment or paid, or if at any time we have failed to pay in full amounts payable with respect to any obligations to retire preference shares, thereafter and until such amounts shall have been paid in full or set apart in trust for payment:

         (1) we may not redeem less than all of the preference shares outstanding at such time unless we obtain the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding preference shares given in person or by proxy, either in writing or by resolution adopted at a special general meeting called for the purpose, at which the holders of the preference shares shall vote separately as a class, regardless of class or series;

         (2) we may not purchase any preference shares except in accordance with a purchase offer made in writing to all holders of preference shares of all classes or series upon such terms as our board of directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; provided that (a) we, to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any class or series, may use shares of such class or series acquired by it prior to such failure and then held by it as treasury stock and (b) nothing will prevent us from completing the purchase or redemption of preference shares for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to such failure; and

         (3) we may not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire any shares of any other class of our stock ranking junior to the preference shares as to dividends and upon liquidation.

 Preemptive Rights

    No holder of preference shares, solely by reason of such holding, has or will have any preemptive right to subscribe to any additional issue of shares of any class or series or to any security convertible into such shares.

BYE-LAWS

    In addition to the provisions of the bye-laws described above, the following summarizes some of the other important provisions of the bye-laws of Endurance Holdings.

    Our Board of Directors and Corporate Action. Endurance Holdings' bye-laws provide that the board of directors shall consist of not less than two nor more than 20 directors, as determined by the shareholders at an annual general meeting of the shareholders, divided into three approximately equal classes. Our board of directors is comprised of four Class I directors whose initial term will expire at our 2006 annual shareholders' meeting, four Class II directors whose term will expire at our 2007 annual shareholders' meeting and four Class III directors whose initial term will expire at our 2005 annual shareholders' meeting. After the initial terms of these directors, the term of each class of directors elected shall be three years. Directors may only be removed prior to the expiration of such director's term at a special meeting of shareholders called for that purpose. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth.

    A special general meeting of shareholders may be convened by Endurance Holdings' board of directors or the President of Endurance Holdings. Pursuant to the Companies Act a special general meeting of shareholders may also be convened at the request of shareholders holding at the date of the deposit of the request not less than 10% of the paid up voting share capital of Endurance Holdings.

    Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum, but in no event may a quorum consist of less than two directors.

    Shareholder Action. At any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders' aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

    Acquisition of Ordinary Shares by Endurance Holdings. Endurance Holdings' bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. Our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences.

    Transfer Restrictions. Endurance Holdings' directors may decline to register the transfer of any ordinary shares if the transfer is in favor of five persons or more jointly, the shares have not been fully paid or the transferor fails to comply with all applicable laws and regulations governing the transfer. No shareholder may transfer any non-publicly traded ordinary shares unless the transfer is approved by a majority of either the board of directors or the appropriately delegated committee, and the transferring shareholder complies with various other requirements, including providing the directors 30 days' written notice, obtaining an agreement by the proposed transferee to be bound by the terms of the amended and restated shareholders agreement, obtaining a letter certifying that the transfer may be effected without registration and that the transferee will adhere to all applicable laws and rules. Unless such a transfer will result in adverse tax consequences to either Endurance Holdings, its subsidiaries or certain of its shareholders, the directors may not unreasonably withhold their consent to any transfer.

    Tax Liability Resulting from Acts of Shareholders. Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder or its executor or administrator is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

    Certain Subsidiaries. Endurance Holdings' bye-laws require that the boards of directors of Endurance Holdings' non-U.S. subsidiaries be comprised of the persons who have been elected as director designees by the shareholders of Endurance Holdings. A majority of the director designees for each of Endurance Holdings' non-U.S. subsidiaries must be directors of Endurance Holdings.

    Endurance Holdings' shareholders will elect separate slates of director designees for each of our non-U.S. subsidiaries. Under Endurance Holdings' bye-laws, Endurance Holdings must vote shares it holds in its non-U.S. subsidiaries to elect the slates of director designees as the directors of these non-U.S. subsidiaries. Accordingly, the only persons eligible to be elected as directors of Endurance Holdings' non-U.S. subsidiaries are those persons who first have been elected by the shareholders of Endurance Holdings as director designees in accordance with our bye-laws (including after giving effect to any limitation on voting rights). The bye-law provisions addressing the removal of directors of Endurance Holdings' non-U.S. subsidiaries also obligate Endurance Holdings to vote shares it holds in these non-U.S. subsidiaries in favor of removal of any director designees in accordance with a resolution duly adopte d by the shareholders of Endurance Holdings.

    The following table shows the number of warrants outstanding to purchase common shares at June 9, 2004:


                                                                     WARRANTS TO      PERCENTAGE OF
                                                                    ACQUIRE COMMON       COMMON       EXERCISE
WARRANT HOLDER                                                        SHARES(1)         SHARES(2)      PRICE(3)       EXPIRATION
--------------                                                      --------------    -------------    --------   -----------------
Aon(4) ..........................................................      4,099,200            5.9%        $19.50    December 14, 2011
Capital Z(5) ....................................................      2,049,600            3.0%         19.50    December 14, 2011
TPG(6) ..........................................................        547,045            0.8%         19.50    December 14, 2011
Thomas H. Lee Entities(7) .......................................        547,045            0.8%         19.50    December 14, 2011
                                                                       ---------           ----
Total ...........................................................      7,242,890           10.5%

---------------
(1) Includes warrants exercisable for ordinary shares and warrants exercisable for class A shares as of June 9, 2004.
(2) Percentages are based upon 61,965,652 ordinary shares outstanding as of June 9, 2004 plus 7,242,890 common shares issuable upon exercise of outstanding warrants, not including the exercise of options to purchase ordinary shares. If all outstanding warrants were immediately exercised for cash, Aon, Capital Z, Thomas H. Lee entities and TPG would own, on an economic basis, 20.2%, 8.0%, 12.2% and 12.2% of common shares outstanding, respectively.


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
(3) In accordance with the terms of the warrants, the per share exercise price of such warrants was decreased by $0.50, reflecting the aggregate amount of dividends paid by the Company on its ordinary shares in 2003 and 2004.
(4) Includes warrants exercisable for 783,035 ordinary shares held by Combined Insurance Company of America; warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; warrants exercise for 54,125 ordinary shares held by Resource Life Insurance Company; warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and warrants exercisable for 3,157,395 ordinary shares held by Combined Specialty Insurance Company.
(5) Includes warrants exercisable for 2,049,600 ordinary shares held by an affiliate of the management company of Capital Z. Capital Z disclaims beneficial ownership of these warrants.
(6) Includes warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. Includes warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.
(7)   Includes warrants exercisable for 421,665 class A shares held by Thomas
      H. Lee (Alternative) Fund V, L.P.; warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; warrants exercisable for 840 class A shares held by US Bank, N.A. as Trustee under the 1997 Thomas H. Lee Nominee Trust; warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; warrants exercisable for 2,825 class a shares held by Putnam Investments Employees' Securities Company Co. I LLC; warrants exercisable for 2,530 class A shares held by Putnam Investments Employees' Securities Co. II LLC; and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC.

    The holders of warrants for ordinary shares may exercise their warrants in whole or in part for ordinary shares. Warrant holders also have the option to exercise their warrants on a cashless basis, in which case the warrant holder will receive a reduced number or ordinary shares which have an aggregate fair value equal to the total exercise price of the warrant shares being purchased upon conversion. The exercise price and number of shares issuable upon exercise of each warrant will be subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest. The registration rights agreement contains registration rights for warrant holders similar to those applicable to holders of our ordinary shares. See "-- Registration Rights Agreement."

ANTI-TAKEOVER PROVISIONS

    Endurance Holdings' bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

    For example, our bye-laws contain the following provisions that could have such an effect:

   o election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

   o any shareholder owning, directly, indirectly or, in the case of any U.S. Person by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights

   o our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulation approvals for such transfer have been obtained; and

   o we have the option, but not the obligation, to require a shareholder to sell the shareholder's ordinary shares to us, to another shareholder or to third parties at fair market value if we determine, based on the advice of legal counsel, that failure to exercise such option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

INSURANCE REGULATIONS CONCERNING CHANGE OF CONTROL

    Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction.

DIFFERENCES IN CORPORATE LAW

    You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

    Duties of Directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary due to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

   o a duty to act in good faith in the best interests of the company;

   o a duty not to make a personal profit from opportunities that arise from the office of director;

   o a duty to avoid conflicts of interest; and

   o a duty to exercise powers for the purpose for which such powers were intended.

    The Companies Act imposes a duty on directors and officers of a Bermuda company:

   o to act honestly and in good faith with a view to the best interests of the company; and

   o to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

    In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

    The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Endurance Holdings' bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer of Endurance Holdings for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

    Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

    The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

    A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

    Interested Directors. Under Bermuda law and Endurance Holdings' bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, Endurance Holdings' bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution will fail unless it is approved by a majority of the disinterested directors voting on the resolution. Under Delaware law, such transaction would not be voidable if
(1) the material facts as to such interested director's relationship or interests are disclosed or ar e known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

    Voting Rights and Quorum Requirements. Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders' aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

    Any individual who is a shareholder of Endurance Holdings and who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to our board of directors.

    In order to avoid adverse tax consequences to us and our shareholders, our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. "Controlled shares" means all ordinary shares that a person is deemed to own directly, indirectly

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
(within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group," as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

    Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See "-- Voting Adjustments."

    Under Delaware law, unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

    Dividends. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, Endurance Bermuda's ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints.

    Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

    Amalgamations, Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining the Company's objectives contained within its memorandum of association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

    Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such

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
stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

    Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

    Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Endurance Holdings' bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of any fraud or dishonesty of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

    Indemnification of Directors and Officers. Under Bermuda law and Endurance Holdings' bye-laws, Endurance Holdings may indemnify its directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by such person by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

    Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of

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
the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

    Shareholder Proposals. Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

    Calling of Special Shareholders Meetings. Under Endurance Holdings' bye-laws, a special general meeting may be called by the board of directors or by the President of Endurance Holdings. Under Bermuda law a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of Endurance Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of stockholders.

    Staggered Board of Directors. Bermuda law does not contain statutory provisions specifically mandating staggered board of directors arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

    Amendment of Memorandum of Association. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require approval of the Minister of Finance of Bermuda ("Minister"), who may grant or withhold approval at his or her discretion.

    Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

    Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company's stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

    Amendment of Bye-laws. Endurance Holdings' bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of Endurance Holdings' board of directors and by a simple majority of votes cast by its shareholders.

    Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our ordinary shares is EquiServe Trust Company, N.A. Its address is 250 Royall Street, Canton, Massachusetts 02021 and its telephone number at this location is 781-575-2000.

LISTING

    Our ordinary shares are listed on the NYSE under the trading symbol "ENH."


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
                        DESCRIPTION OF DEPOSITARY SHARES

    The following summarizes briefly the material provisions of the deposit agreement and the depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us, and any deposit agreement relating to a particular series of preference shares, which will be described in more detail in an applicable prospectus supplement, which will also include a discussion of certain U.S. federal income tax considerations. A copy of the form of deposit agreement, including the form of depositary receipt, is filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

    We may, at our option, elect to offer fractional shares of preference shares, rather than full preference shares. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be described in an applicable prospectus supplement, of a share of a particular series of preference shares as described below.

    The shares of each series of preference shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all of the rights and preferences of the preference shares in proportion to the applicable fraction of preference shares represented by the depositary share, including any dividend, voting, redemption, conversion and liquidation rights.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preference shares in accordance with the terms of the offering.

    Pending the preparation of definitive depositary receipts, the depositary may, upon our written order or the written order of any holder of deposited preference shares, execute and deliver temporary depositary receipts that are substantially identical to, and that entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited preference shares to the record holders of depositary shares relating to the preference shares, in proportion to the numbers of the depositary shares owned by such holders.

    In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

REDEMPTION OF SHARES

    Subject to Bermuda law, if a series of preference shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of each series of preference shares held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the preference shares so redeemed. Whenever we redeem preference shares held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing preference shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or by any other equitable method as may be determined by the depositary.


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
WITHDRAWAL OF SHARES

    Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the related series of preference shares and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive whole shares of preference shares on the basis described in an applicable prospectus supplement for such series of preference shares, but holders of whole preference shares will not thereafter be entitled to deposit the preference shares under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole preference shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

VOTING DEPOSITED PREFERENCE SHARES

    Upon receipt of notice of any meeting at which the holders of any series of deposited preference shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such series of preference shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the relevant series of preference shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preference shares represented by the holder's depositary shares.

    The depositary will attempt, insofar as practicable, to vote the amount of such series of preference shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting the preference shares to the extent it does not receive specific instructions from the holder of depositary shares representing the preference shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares representing preference shares of any series will not be effective unless the amendment has been approved by the holders of at least the amount of the depositary shares then outstanding representing the minimum amount of preference shares of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the preference shares of such series. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement automatically terminates if:

   o all outstanding depositary shares have been redeemed;

   o each preference share has been converted into other preference shares or has been exchanged for debt securities; or

   o a final distribution in respect of the preference shares has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Endurance Holdings.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the relevant series of preference shares and any redemption of the preference shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the deposited preference shares.

    Neither we nor the depositary will be liable if we are or it is prevented or delayed by law or any circumstances beyond our or its control in performing any obligations under the deposit agreement. Our and their obligations under the deposit agreement will be limited to performance in good faith of our and their duties under the deposit agreement and neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preference shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

    We may issue warrants, including warrants to purchase debt securities, as well as warrants to purchase other types of securities, including ordinary shares and preference shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered.

DEBT WARRANTS

    The applicable prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to the debt warrants and the certificates representing the debt warrants, including the following:

   o the title of the debt warrants;

   o the aggregate number of debt warrants;

   o the price or prices at which the debt warrants will be issued;

   o the currency or currencies, including composite currencies or currency units, in which the price of the debt warrants may be payable;

   o the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

   o the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

   o the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the debt securities purchasable upon exercise of the debt warrants will be payable;

   o the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

   o the principal amount of debt securities that may be purchased upon exercise of each debt warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which the principal amount of debt securities may be purchased upon exercise;

   o the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

   o the maximum or minimum number of the debt warrants which may be exercised at any time;

   o if applicable, a discussion of any material Bermuda tax considerations;

   o a discussion of any material United States federal income tax considerations; and

   o any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

    Certificates representing debt warrants will be exchangeable for new certificates representing debt warrants of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities issuable upon exercise and will not be entitled to payment of principal of or any premium or interest on the debt securities issuable upon exercise.

OTHER WARRANTS

    The applicable prospectus supplement will describe the following terms of any other warrants that we may issue:

   o the title of the warrants;

   o the securities (which may include preference shares or ordinary shares) for which the warrants are exercisable;

   o the price or prices at which the warrants will be issued;

   o the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

   o if applicable, the designation and terms of the preference shares or ordinary shares with which the warrants are issued, and the number of the warrants issued with each share of preference shares or ordinary shares;

   o if applicable, the date on and after which the warrants and the related preference shares or ordinary shares will be separately transferable;

   o if applicable, a discussion of any material United States federal income tax considerations; and

   o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or the number of preference shares or ordinary shares at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

    Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

         DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES

TRUST PREFERRED SECURITIES

    Each declaration will authorize the trustees of each Capital Trust to issue on behalf of the Capital Trust one series of trust preferred securities and one series of trust common securities. We collectively refer to the trust preferred securities and the trust common securities as the trust securities. The trust preferred securities will be issued to the public pursuant to the registration statement of which this prospectus is a part, and the trust common securities will be issued directly or indirectly to us.

    The trust preferred securities will have the terms, including dividends, redemption, voting, conversion, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the applicable declaration or made part of the declaration by the Trust Indenture Act.

    You should refer to the applicable prospectus supplement relating to the trust preferred securities of each Capital Trust for specific terms, including:

   o the distinctive designation of trust preferred securities;

   o the number of trust preferred securities issued by the Capital Trust;

   o the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the Capital Trust and the date or dates upon which the distributions will be payable and any right to defer payment thereof;

   o whether distributions on trust preferred securities issued by the Capital Trust will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by the Capital Trust will be cumulative;

   o the amount or amounts which will be paid out of the assets of the Capital Trust to the trust preferred securities holders upon voluntary or involuntary dissolution, winding-up or termination of the Capital Trust;

   o the terms and conditions, if any, under which trust preferred securities may be converted into share capital, including the conversion price per share and the circumstances, if any, under which the conversion right will expire;

   o the terms and conditions, if any, upon which the related series of our debt securities may be distributed to trust preferred securities holders;

   o the obligation, if any, of the Capital Trust to purchase or redeem trust preferred securities issued by the Capital Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities issued by the Capital Trust will be purchased or redeemed, in whole or in part, pursuant to the obligation;

   o the voting rights, if any, of trust preferred securities issued by the Capital Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the trust preferred securities holders, as a condition to specified action or amendments to the applicable declaration; and

   o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the Capital Trust that are consistent with the applicable declaration or applicable law.

    Pursuant to the declaration, the Institutional Trustee will own our debt securities purchased by the applicable Capital Trust for the benefit of the trust preferred securities holders and the trust common securities holders. The payment of dividends out of money held by the applicable Capital Trust, and payments upon redemption of trust preferred securities or liquidation of any Capital Trust, will be guaranteed by us to the extent described below under "-- Trust Guarantees."

    Specific United States federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

    In connection with the issuance of trust preferred securities, each Capital Trust will also issue one series of trust common securities. Each declaration will authorize the administrative trustees of a Capital Trust to issue on behalf of the Capital Trust one series of trust common securities having the terms, including dividends, conversion, redemption, voting, liquidation rights or the restrictions described in the applicable declaration. Except as otherwise provided in the applicable prospectus supplement, the terms of the trust common securities issued by the Capital Trust will be substantially identical to the terms of the trust preferred securities issued by the Capital Trust, and the trust common securities will rank on equal terms with, and payments will be made on a ratable basis with, the trust preferred securities. However, upon an event of default under the applicable declaration, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the trust preferred securities holders. Except in limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust. All of the trust common securities of each Capital Trust will be directly or indirectly owned by us.

    The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the Institutional Trustee.

TRUST GUARANTEES

    Below is a summary of information concerning the trust guarantees which will be executed and delivered by us, at various times, for the benefit of the trust preferred securities holders. The applicable prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. This summary does not describe all exceptions and qualifications contained in the indenture or all of the terms of the trust guarantees. You should read the trust guarantees for provisions that may be important to you. A copy of the form of the trust guarantees have been filed as an exhibit to the registration statement of which this prospectus is a part.

    General. We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust preferred securities holders of each Capital Trust, the trust guarantee payments (as defined below), except to the extent paid by the Capital Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the Capital Trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust preferred securities holders or by causing the applicable Capital Trust to pay the required amounts to the holders.

    The following payments regarding the trust preferred securities, which we refer to as the trust guarantee payments, to the extent not paid by the applicable Capital Trust, will be subject to the trust guarantees, without duplication:

   o any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the Capital Trust will have funds legally available;

   o the redemption price, including all accrued and unpaid distributions, payable out of legally available funds, regarding any trust preferred securities called for redemption by the Capital Trust; and

   o upon a liquidation of the Capital Trust, other than in connection with the distribution of our debt securities to the trust preferred securities holders or the redemption of all of the trust preferred securities issued by the Capital Trust, the lesser of:

     o the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Capital Trust will have funds legally available; and

     o the amount of assets of the Capital Trust remaining available for distribution to the holders of the Capital Trust's trust preferred securities in liquidation of the Capital Trust.

    Covenants of Endurance Holdings. In each trust guarantee, we will covenant that, so long as any trust preferred securities issued by the Capital Trust remain outstanding, and if there will have occurred any event that would constitute an event of default under the trust guarantee or the declaration, we will not do any of the following:

   o declare or pay any dividend on, make any distributions regarding, or redeem, purchase or acquire or make a liquidation payment regarding, any of our share capital;

   o make any payment of the principal of and any premium and interest on or repay, purchase or redeem any debt securities issued by us which rank pari passu or junior to the debt securities owned by the Capital Trust; and

   o make any guarantee payments regarding the trust preferred securities, other than pursuant to the trust guarantees.

    However, even during such circumstances, we may:

   o purchase or acquire our share capital in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

   o reclassify our share capital or exchange or convert one class or series of our share capital for another class or series of our share capital;

   o purchase fractional interests in our share capital pursuant to the conversion or exchange provisions of such share capital or the security being converted or exchanged;

   o declare dividends or distributions in our share capital, including cash or share dividends paid by us which consist of the shares of the same class as that on which any dividend is being paid;

   o redeem or purchase any rights pursuant to a rights agreement; and

   o make payments under the trust guarantee related to the trust preferred securities.

    Amendment and Assignment. Except regarding any changes which do not adversely affect the rights of trust preferred securities holders of any Capital Trust, in which case no vote will be required, the trust guarantees regarding the trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities. The manner of obtaining the approval of trust preferred securities holders will be as described in the applicable prospectus supplement. All guarantees and agreements contained in the trust guarantees will bind our successors, assigns, receivers, trustees and representatives and for the benefit of the holders of the outstanding trust preferred securities.

    Termination of the Trust Guarantees. Each trust guarantee will end as to the trust preferred securities issued by the Capital Trust upon any of the following:

   o full payment of the redemption price of all trust preferred securities;

   o distribution of our debt securities held by the Capital Trust to the trust preferred securities holders; or

   o full payment of the amounts payable in accordance with the declaration upon liquidation of the Capital Trust.

    Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Capital Trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

    Each trust guarantee represents a guarantee of payment and not of collection. Each trust guarantee will be deposited with the Institutional Trustee to be held for the benefit of the trust preferred securities of the applicable Capital Trust. The Institutional Trustee will have the right to enforce the trust guarantees on behalf of the trust preferred securities holders of the applicable Capital Trust. The holders of not less than a majority in aggregate liquidation preference of the trust preferred securities of the applicable Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the applicable trust guarantee, including the giving of directions to the Institutional Trustee.

    If the Institutional Trustee fails to enforce a trust guarantee as provided above, any holder of trust preferred securities of the applicable Capital Trust may institute a legal proceeding directly against us to enforce its rights under the trust guarantee, without first instituting a legal proceeding against the applicable Capital Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the Capital Trust, and by complete performance of all obligations under the trust guarantee.

    Governing Law. Each trust guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

    The applicable prospectus supplement will set out the status of the trust guarantee.

EXPENSES OF THE CAPITAL TRUST

    Subject to Bermuda law, we will agree to pay all of the costs, expenses or liabilities of the Capital Trusts, other than obligations of the Capital Trusts to pay to the holders of any trust preferred securities or trust common securities the amounts due pursuant to the terms of the trust preferred securities or trust common securities.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our ordinary shares, preference shares or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of ordinary shares, preference shares or depositary shares. The price per share of our ordinary shares, preference shares or depositary shares and number of shares of our ordinary shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities, trust preferred securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or ordinary shares), that would secure the holders' obligations to purchase or to sell, as the case may be, ordinary shares, preference shares or depositary shares under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

    The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a discussion of the material United States federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

                              SELLING SHAREHOLDERS

    The following table sets forth information as of June 9, 2004 regarding beneficial ownership of ordinary shares by each selling shareholder that may offer ordinary shares pursuant to this registration statement. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling shareholders' interest. Beneficial ownership is calculated based on 61,965,652 shares of our ordinary shares outstanding as of June 9, 2004.


                                                                         NUMBER OF                                      SHARES
                                                                         ORDINARY                                    BENEFICIALLY
                                                                          SHARES          SHARES BENEFICIALLY        OWNED AFTER
                                                                        COVERED BY       OWNED BEFORE OFFERING       OFFERING(1)
NAME AND ADDRESS OF                                                        THIS         -----------------------    ----------------
BENEFICIAL OWNER                                                       PROSPECTUS(1)     NUMBER      PERCENT(2)    NUMBER   PERCENT
-------------------                                                    -------------   ----------    ----------    ------   -------
Aon Corporation(3).................................................      9,911,335     14,010,535       21.2%        --        --
Caisse Depot et Placement du de Quebec(4)..........................        750,000        750,000        1.2%        --        --
Capital Z Financial Services Fund II, LP(5)........................      3,462,618      5,517,218        8.6%        --        --
GM Entities(6).....................................................      1,519,070      1,519,070        2.5%        --        --
Metro Center Investment Pte Ltd.(7)................................      1,272,434      1,272,434        2.1%        --        --
Perry Corp.(8).....................................................      4,575,370      4,580,370        7.4%        --        --
Ryan Family(9).....................................................        750,000        900,000        1.2%        --        --
Texas Pacific Group(10)............................................      7,870,515      8,417,560       13.5%        --        --
Thomas H. Lee related entities(11).................................      7,870,515      8,422,560       13.5%        --        --
Anthony DeFelice(12)...............................................          4,564          4,564          *         --        --
Fred L. Turner Trust(13)...........................................         25,000         25,000          *         --        --
Lester B. Knight(14)...............................................         12,500         12,500          *         --        --
Andrew J. McKenna(15)..............................................         25,000         25,000          *         --        --
Richard Rose(16)...................................................         20,678         20,678          *         --        --
Paul T. Schultz(17)................................................            100            100          *         --        --

---------------
*     Less than 1%
(1)   Includes outstanding shares only.
      Each of the selling shareholders may offer up to the number of ordinary shares listed in the first column of this table. The prospectus supplement issued in connection with any offering by any of the selling shareholders will provide further details with respect to the number of ordinary shares to be offered by each selling shareholder and the number of ordinary shares that would be beneficially owned by each selling shareholder following such an offering. The selling shareholders may elect to sell all or part of their ordinary shares in the event that we commit to an underwritten public offering of our ordinary shares. In addition, the selling shareholders may sell all or part of their ordinary shares in an offering in which we do not participate. The decision by any of the selling shareholders to sell any of their respective ordinary shares in an offering will depend upon the market price of our ordinary shares at that time and other factors deemed relevant by such selling shareholder. See "Plan of Distribution" for a description of the transactions in which the selling shareholders may offer and sell their ordinary shares.
(2) The bye-laws of Endurance Holding provide that any shareholder owning, directly, indirectly or in the case of U.S. persons, by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. See "Description of Share Capital -- Voting Adjustments."
(3) Includes 379,851 ordinary shares held by Aon Corporation; 1,769,471 ordinary shares and warrants exercisable for 783,035 ordinary shares held by Combined Insurance Company of America; 75,000 ordinary shares and warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; 115,000 ordinary shares and warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; 150,000 ordinary shares and warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; 100,000 ordinary shares and warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and 7,322,013 ordinary shares and warrants exercisable for 3,157,395 ordinary shares held by Virginia Surety Company, Inc. The address of the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.
(4) The address of the beneficial owner is 1000 Place Jean-Paul-Riopelle, Montreal, Quebec H2Z 2B3.
(5) Includes 3,444,266 ordinary shares held by Capital Z Financial Services Fund II, LP; 18,352 ordinary shares held by Capital Z Financial Services Private Fund II, LP; warrants exercisable for 2,049,600 ordinary shares held by Capital Z Investments, LLC, an affiliate of the management company of Capital Z; and fully vested options exercisable for 5,000 ordinary shares held by Capital Z Management LLC. The sole general partner of Capital Z Financial Services Fund II and Capital Z Financial Services Private Fund II is Capital Z Partners, L.P. The sole general partner of Capital Z Partners, L.P. is Capital Z Partners, Ltd. No individual has voting or investment power over the securities held of record by Capital Z. The principal business address of each of these entities is 54 Thompson Street, New York, New York 10012. Capital Z disclaims beneficial ownership of the warrants held by Capital Z Investments.
(6) Includes 647,079 ordinary shares held by First Plaza Group Trust and 871,991 ordinary shares held by GM Capital Partners I, L.P, affiliates of GM Asset Management. The principal business address for each of these entities is 767 Fifth Avenue, 16th floor, New York, New York 10153. First Plaza Group Trust is a pension trust formed pursuant to the laws of the State of New York for the benefit of certain employee benefit plans of General Motors Corporation, or GM, its subsidiaries and unrelated employers. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation, or GMIMCo, a wholly-owned subsidiary of GM. GMIMCo is registered as an investment adviser under the Investment Advisers Act of 1940. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM, its subsidiaries and unrelated employers, and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as investment manager with respect to these shares and in that capacity it has the sole power to direct the trustee as to the voting and disposition of these shares. Because of the trustee's limited role, beneficial ownership of the shares by the trustee is disclaimed. The address of GMIMCo is 767 Fifth Avenue, New York, New York 10153.
(7) The address for the beneficial owner is 255 Shoreline Drive, Suite 600, Redwood City, California 94065.
(8) Includes 3,352,537 ordinary shares and vested options exercisable to purchase 3,650 ordinary shares held by Perry Partners International, Inc., and 1,222,833 ordinary shares and vested options exercisable to purchase 1,350 ordinary shares held by Perry Partners, L.P. The address of the beneficial owner is 599 Lexington Avenue, 36th Floor, New York, New York 10022. Richard Perry has voting and investment power over the securities beneficially owned by Perry Corp.
(9) Includes 750,000 ordinary shares owned by the Shirley W. Ryan Living Trust. The address of the beneficial owner is c/o Ryan Enterprises Group, Suite 2100, 150 North Michigan Avenue, Chicago, Illinois 60601.
(10) Includes 123,733 ordinary shares and warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; 615,163 ordinary shares and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.; and 7,131,619 ordinary shares and warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. The address of the beneficial owner is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(11) Includes vested options exercisable to purchase 5,000 ordinary shares held by THL Advisors (Alternative) V, L.P.; 6,066,610 ordinary shares and warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 1,574,040 shares and warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 83,593 ordinary shares and warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; 12,073 ordinary shares and warrants exercisable for 840 class A shares held by US Bank, N.A. (successor to State Street Bank and Trust Company), not personally, but solely as Trustee under the 1997 Thomas H. Lee Nominee Trust; 9,720 ordinary shares and warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; 40,730 ordinary shares and warrants

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
      exercisable for 2,825 class A shares held by Putnam Investments Employees' Securities Co. I LLC; 36,365 ordinary shares and warrants exercisable for 2,530 class A shares held by Putnam Investments Employees' Securities Co. II LLC; and 47,384 ordinary shares and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC. The address for the Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for the 1997 Thomas H. Lee Nominee Trust and Thomas H. Lee Investors Limited Partnership is 75 State Street, Boston, Massachusetts 02109. The address for Putnam Investments Employees' Securities Company I, LLC, Putnam Investments Employees' Securities Company II, LLC and Putnam Investments Holdings LLC is One Post Office Square, Boston, Massachusetts 02109. No individual at THL has voting or investment control over the shares owned of record by Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Thomas H. Lee has voting and investment control over shares owned of record by US Bank, N.A. as Trustee under the 1997 Thomas H. Lee Nominee Trust. No individual at Putnam Investments has voting or investment control over shares owned of record by Putnam Investments Employees' Securities Co. I LLC, Putnam Investments Employees' Securities Co. II LLC and Putnam Investments Holdings, LLC (collectively, the "Putnam Investors").
(12) The address of the beneficial owner is 8 Orchard Land, Lebanon, New Jersey 08833.
(13) The principal business address of the beneficial owner is 1570 Woodvale, Deerfield, Illinois 60015.
(14) The principal business address of the beneficial owner is c/o RoundTable Healthcare Partners, 272 East Deerpath Road, Suite 350, Lake Forest, Illinois 60045.
(15) The principal business address of the beneficial owner is 8338 Austin Avenue, Morton Grove, Illinois 60053.
(16) The principal business address of the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.
(17) The principal business address of the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.


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                          MATERIAL TAX CONSIDERATIONS

    The following summary of the taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. and the taxation of an investment in our ordinary shares and debt securities is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. This summary does not address the taxation of an investment in any securities other than our ordinary shares and debt securities. Additional information regarding the specific tax effect of each offering of securities will be set forth in the related prospectus supplement. Prospective investors should carefully examine the related prospectus supplement and should consult their professional advisors concerning the possible tax consequences of an investment in ordinary shares, debt securities or any other securities under the laws of their countries of citizenship, residence or domicile.

CERTAIN BERMUDA TAX CONSIDERATIONS

    The following is a summary of certain Bermuda income tax considerations under current law and is based upon the advice of Appleby Spurling Hunter, our Bermuda counsel.

    Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us. Currently, there is no Bermuda withholding or other tax on principal or interest paid to holders of debt securities, other than holders ordinarily resident in Bermuda, if any. There can be no assurance that we will not be subject to any such tax in the future.

    Endurance Bermuda has received written assurance dated December 7, 2001 and Endurance Holdings has received written assurance dated July 18, 2002 from the Minister under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to Endurance Bermuda or Endurance Holdings or to any of their respective operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by Endurance Bermuda or Endurance Holdings in respect of real property or leasehold interests in Bermuda held by them. There can be no assurance that we will not be subject to any such tax after March 28, 2016.

CERTAIN UNITED KINGDOM TAX CONSIDERATIONS

    Endurance U.K. is a company incorporated in the United Kingdom and is, therefore, resident in the United Kingdom for United Kingdom corporation tax purposes and will be subject to United Kingdom corporation tax on its worldwide profits. The current rate of United Kingdom corporation tax is generally 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Endurance U.K.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a general summary of certain U.S. federal income tax considerations relating to Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. and the ownership of ordinary shares and debt securities.

    This summary is based upon the Code, the regulations promulgated thereunder, rulings and other administrative pronouncements issued by the United States Internal Revenue Service (the "IRS"), judicial decisions, the tax treaty between the United States and Bermuda (the "Bermuda Treaty") and the tax treaty between the United States and the United Kingdom (the "U.K. Treaty"), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this registration statement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in

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
light of such investor's investment or tax circumstances, or to investors subject to special tax rules, such as tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold ordinary shares or debt securities that are a hedge or that are hedged against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of ordinary shares and debt securities under U.S. federal, state, local and other tax laws.

UNITED STATES TAXATION OF ENDURANCE HOLDINGS, ENDURANCE BERMUDA, ENDURANCE U.K. AND ENDURANCE U.S.

    We intend to operate Endurance Holdings, Endurance Bermuda and Endurance U.K. in such a manner that they will not be considered to be conducting business within the United States for purposes of U.S. federal income taxation. Whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, there can be no assurance that the IRS will not contend successfully that Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it timely files a U.S. federal income tax return. Endurance Holdings, Endurance Bermuda and Endurance U.K. intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

    If Endurance Bermuda is entitled to the benefits under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. Endurance Bermuda intends to conduct its activities so as not to have a permanent establishment in the United States, although there can be no assurance that it will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

    Foreign insurance companies that conduct an insurance business within the United States must maintain a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty, either because it fails to satisfy one of the limitations on Bermuda Treaty benefits described above or because Endurance Bermuda is considered to have a U.S. permanent establishment, a significant portion of Endurance Bermuda's premium and investment income could be subject to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is not clear whether it applies to other income, such as investment income. Consequently, if Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty, but the Bermuda Treaty is interpreted so as not to apply to investment income, a significant portion of Endurance Bermuda's investment income could be subject to U.S. federal income tax even if Endurance Bermuda does not maintain a permanent establishment in the United States.

    Under the U.K. Treaty, Endurance U.K., if entitled to the benefits of the U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or

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
business unless that trade or business is conducted through a permanent establishment in the United States. Endurance U.K. intends to conduct its activities in a manner so that it does not have a permanent establishment in the United States, although we cannot predict whether we will achieve this result. Endurance U.K. will be entitled to the benefits of the U.K. Treaty if
(i) during at least half of the days in the relevant taxable period, at least 50% of Endurance U.K.'s stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of Endurance U.K.'s gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation or (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, Endurance U.K.'s business conducted in the United Kingdom.

    Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. withholding tax at a rate of 30% of the gross amount of certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to reduction by applicable treaties.

    The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to Endurance Bermuda is 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Endurance U.K., provided that Endurance U.K. is entitled to the benefits of the U.K. Treaty, and certain other requirements are met.

    Endurance U.S. is a New York State corporation and will be subject to taxation in the United States at regular corporate rates. Dividends paid by Endurance U.S. Holdings Corporation to Endurance Bermuda will be subject to U.S. withholding tax at the rate of 30%.

    Personal Holding Companies. Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income earned from U.S. sources (and certain types of foreign source income which are effectively connected with the conduct of a U.S. trade or business) if any of them are considered to be a PHC for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any stock owned by the partnership. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals.

    If Endurance Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to a 15% PHC tax on its "undistributed PHC income." For taxable years beginning after December 31, 2008, the PHC tax would be the highest marginal rate on ordinary income applicable to individuals.

    Although Endurance Holdings believes, based upon information made available to it regarding its existing shareholder base, that neither it nor any of its subsidiaries currently is a PHC, Endurance Holdings cannot predict that this will continue to be the case because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base and the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the PHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become PHCs, it cannot be certain that the amount of PHC income would be immaterial.


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
UNITED STATES TAXATION OF HOLDERS OF ORDINARY SHARES

    The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of ordinary shares. This summary assumes that an investor will acquire and hold ordinary shares as capital assets, which generally means as property held for investment. Any special U.S. federal income tax considerations relevant to a particular issue of ordinary shares will be provided in the applicable prospectus supplement. Purchasers of such ordinary shares should carefully examine the applicable prospectus supplement and consult their tax advisors.

    For U.S. federal income tax purposes and for purposes of the following discussion, a "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes. A "non-U.S. Person" is a nonresident alien individual, or a corporation, estate or trust that is not a U.S. Person.

    If a partnership holds ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that acquires ordinary shares, you should consult your tax advisor.

 Shareholders Who Are U.S. Persons

    Dividends. Distributions with respect to ordinary shares will be treated as ordinary dividend income to the extent of Endurance Holdings' current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the "controlled foreign corporation," "related person insurance income," "passive foreign investment company" ("PFIC") and "foreign personal holding company" ("FPHC") rules. Recently enacted legislation reduces the applicable tax rate on certain dividends received by an individual shareholder from the higher marginal income tax rates imposed on ordinary income to 15 percent (in the case of an individual subject to the highest marginal tax rate) (the "Reduced Rate") for purposes of both the regular tax and the alternative minimum tax. The Reduced Rate applies to, among other things, dividends paid with respect to stock of a foreign corporation which is readily tradable on an established U.S. securities market, provided that the foreign corporation is not considered a FPHC, PFIC or foreign investment company. Since the ordinary shares have been trading on the NYSE since February 28, 2003, any dividends paid with respect to such stock to an individual shareholder after such time and before January 1, 2009 should be entitled to the Reduced Rate, provided that Endurance Holdings is not considered a PFIC or FPHC as discussed below or a foreign investment company.

    Distributions with respect to Endurance Holdings' ordinary shares will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Code. The amount of any distribution in excess of the current and accumulated earnings and profits of Endurance Holdings will first be applied to reduce a holder's tax basis in the ordinary shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder's ordinary shares.

    Classification of Endurance Holdings, Endurance U.K. or Endurance Bermuda as a Controlled Foreign Corporation. Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation

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in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, "own" means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. Due to the anticipated dispersion of Endurance Holdings' share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its ordinary shares and authorize the board to repurchase such shares under certain circumstances and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. There can be no assurance, however, that the IRS will not challenge the effectiveness of these provisions for purposes of preventing CFC and 10% U.S. Shareholder status and that a court will not sustain such challenge.

    RPII Companies. The CFC rules also apply to certain insurance companies that earn "related person insurance income." For purposes of applying the CFC rules to foreign corporations that earn RPII, a different definition of "controlled foreign corporation," as discussed below, applies.

    RPII is defined as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII Shareholder" of the foreign corporation or a "related person " to such RPII Shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

    For purposes of the RPII rules, "related person" means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. "Control" is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation.

    For purposes of inclusion of Endurance U.K.'s or Endurance Bermuda's RPII in the income of a RPII Shareholder, to the extent required under the RPII rules, the term "RPII Shareholder" means any U.S. Person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of Endurance U.K.'s or Endurance Bermuda's stock. Endurance U.K. or Endurance Bermuda will be treated as a CFC for RPII purposes if such persons collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of Endurance U.K. or Endurance Bermuda by vote or value.

    RPII Exceptions. The special RPII rules do not apply if (i) direct or indirect insureds and persons related to such insureds, whether or not U.S. Persons, own, directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of Endurance U.K. or Endurance Bermuda, as applicable (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income for the taxable year, as applicable (the "20% Gross Income Exception"), (iii) Endurance U.K. or Endurance Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements or (iv) Endurance U.K. or Endurance Bermuda elects to be treated as a U.S. corporation. Endurance Bermuda and Endurance U.K. intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we believe that our RPII has not in the recent past equaled or exceeded 20% of our gross insurance income, and do not expect it to do so in the foreseeable future, it is possible that neither Endurance Bermuda nor Endurance U.K. will be successful in qualifying under this exception.


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
    If none of these exceptions applies, each U.S. Person who owns shares in Endurance Holdings (and therefore, indirectly in Endurance U.K. and Endurance Bermuda) on the last day of Endurance Holdings' taxable year, will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of Endurance U.K. and/or Endurance Bermuda for the entire taxable year. This inclusion will be determined as if such RPII were distributed proportionately only to such U.S. Persons holding ordinary shares at that date. The inclusion will be limited to the current-year earnings and profits of Endurance U.K. or Endurance Bermuda, as applicable, reduced by the shareholder's pro rata share, if any, of certain prior year deficits in earnings and profits.

    Computation of RPII. In order to determine how much RPII each of Endurance U.K. and Endurance Bermuda has earned in each taxable year, Endurance Holdings intends to obtain and rely upon information from Endurance U.K.'s and Endurance Bermuda's insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own Endurance Holdings' ordinary shares and are U.S. Persons. Endurance Holdings may not be able to determine whether any of the underlying insureds of the insurance companies to which Endurance U.K. and Endurance Bermuda provide insurance or reinsurance are U.S. shareholders or related persons to such shareholders. Consequently, Endurance Holdings may not be able to determine accurately the gross amount of RPII earned by Endurance U.K. or Endurance Bermuda in a given taxable year. For any taxable year in which Endurance U.K.'s or Endurance Bermuda's gross RPII is 20% or more of its gross insurance income for the year, Endurance Holdings may also seek information from its shareholders to determine whether direct or indirect owners of Endurance Holdings' ordinary shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent Endurance Holdings is unable to determine whether a direct or indirect owner of shares is a U.S. Person, Endurance Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all shareholders identified as U.S. Persons.

    Apportionment of RPII to United States Shareholders. Every RPII Shareholder who owns shares of Endurance Holdings on the last day of any taxable year of Endurance Holdings in which Endurance U.K.'s or Endurance Bermuda's, as the case may be, RPII for that year equals or exceeds 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income and to whom the 20% Ownership Exception does not apply should expect that for such year it will be required to include in gross income its share of Endurance U.K.'s or Endurance Bermuda's RPII for the portion of the taxable year during which Endurance U.K. or Endurance Bermuda, as the case may be, was a CFC under the RPII provisions, even if such RPII Shareholder did not own the shares throughout such period. A RPII Shareholder who owns Endurance Holdings' shares during the taxable year, but not on the last day of such taxable year will not be required to include any RPII into income, whether or not distributed.

    Basis Adjustments. A RPII Shareholder's tax basis in its Endurance Holdings ordinary shares will be increased by the amount of any RPII that the shareholder includes in income. Any distributions made by Endurance Holdings out of previously taxed RPII income will be exempt from further tax in the hands of the RPII Shareholder. The RPII Shareholder's tax basis in its Endurance Holdings ordinary shares will be reduced by the amount of any distributions that are excluded from income under this rule.

    Information Reporting. Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS
Form 5471 is required with respect to (i) a person who is treated as a RPII Shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last of that year and
(iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Endurance Holdings determines that gross RPII constitutes 20% or more of Endurance U.K.'s or Endurance Bermuda's gross insurance income and the 20% Ownership Exception does not apply, Endurance Holdings intends to mail to all U.S. Persons registered as holders of its ordinary shares IRS Form 5471, completed with information from Endurance Holdings, for attachment to the U.S. federal income tax returns of such shareholders. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.


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
    Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

    Dispositions of Ordinary Shares. Subject to the discussion below relating to the potential application of Code section 1248 or the "PFIC " rules, any gain or loss realized by a U.S. Person on the sale or other disposition of ordinary shares of Endurance Holdings will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person's tax basis in the shares. If the holding period for these ordinary shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

    Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 1248 also ap plies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation. The Company believes, however, that the application of Code section 1248 under the RPII rules should not apply to the disposition of ordinary shares because Endurance Holdings is not directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the U.S. Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of ordinary shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of ordinary shares.

    Uncertainty as to Application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Endurance U.K. and Endurance Bermuda is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that the IRS will not challenge any determinations by Endurance U.K. or Endurance Bermuda as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Prospective investors should consult their tax advisors as to the effects of these uncertainties.

    Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" or (ii) 50% or more of its assets produce passive income.

    If Endurance Holdings were characterized as a PFIC during a given year, U.S. Persons owning ordinary shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such shareholders made a "qualified electing fund election" or "mark-to-market" election. In general, a shareholder receives an "excess distribution" if the amount of the

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distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

    For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

    This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Endurance Holdings expects for purposes of the PFIC rules that each of Endurance U.K. and Endurance Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. Accordingly, neither should be treated as a PFIC for U.S. federal income tax purposes currently, and Endurance Holdings does not expect that either should be treated as a PFIC in future taxable years. There can be no assurances, however, that this will be the case. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule Endurance Holdings should be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether it qualifies for the insurance exception. Consequently, Endurance Holdings believes that it should not be treated as a PFIC for U.S. federal income tax purposes currently and does not expect to be treated as a PFIC in future taxable years. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provision. There can be no assurance, however, that the IRS will not challenge this position or that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

    Foreign Personal Holding Companies. A foreign corporation will be classified as a foreign personal holding company ("FPHC") for U.S. federal income tax purposes if (i) at any time during the taxable year at issue, five or fewer individuals who are United States citizens or residents, referred to as a "United States group," own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value, and (ii) at least 60% of its gross income for the taxable year is "FPHC income" or, if the corporation has been classified as a FPHC for any preceding tax year ending after August 26, 1937, at least 50% of its gross income for the taxable year is "FPHC income," with certain exceptions. Under these constructive ownership rules, a person will be treated as owning shares of a corporation's stock owned by certain members of the person's family, shares of stock that could be acquired upon the exercise of an option held by the person and a proportionate amount of stock owned by a corporation, partnership, estate, or trust in which that person is a shareholder, partner or beneficiary. If a foreign corporation meets the stock ownership test and is a shareholder in a FPHC, then for purposes of determining whether it meets the gross income test and computing its "undistributed foreign personal holding company income," discussed below, a dividend is deemed included in its gross income for the applicable taxable year equal to its proportionate share of the FPHC's "undistributed foreign personal holding company income" to the extent of the FPHC's current and accumulated earnings and profits.

    If Endurance Holdings or any its subsidiaries were to be treated as a FPHC, a portion of the applicable "undistributed foreign personal holding company income" (as defined for U.S federal income tax purposes) would be imputed to U.S. Persons owning ordinary shares on the last day on which a United States group (as defined above) existed in the applicable taxable year. In the event a United States group ceases to exist prior to the end of a taxable year, the proportion of the FPHCs' undistributed foreign personal holding

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
company income includible in such U.S. Person's income would be based on the ratio of the number of days in the taxable year up to and including the last day on which the "United States group" existed to the total number of days in that year. If Endurance Holdings or any of its subsidiaries were treated as a FPHC, such income would be taxable as a deemed dividend to U.S. Persons to the extent of our current and acc umulated earnings and profits even if no cash dividend were actually paid and would not be eligible for the Reduced Rate of tax under recently enacted legislation. The amount of the deemed dividend included in the gross income of a U.S. Person would be treated as then reinvested by such U.S. Person as a contribution to the capital of Endurance Holdings, and the U.S. Person's tax basis in our stock generally would be increased by that same amount. Distributions by Endurance Holdings to its shareholders with respect to their stock in subsequent taxable years generally would be subject to income tax as dividends to the extent of our current and accumulated earnings and profits, reduced to reflect the amount of any deemed FPHC dividends. A distribution paid by Endurance Holdings to a U.S. Person that is characterized as a dividend would likewise not be eligible for the Reduced Rate of tax with respect to dividends paid before 2009 if Endurance were treated as a FPHC. Upon the death of any U.S. individual owning shares in a FPHC, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the shares which might otherwise be available under U.S. federal income tax laws. If Endurance Holdings is not a FPHC and such income is from one or more of its subsidiaries that are FPHCs, then the "undistributed personal holding company income" of the subsidiaries that are FPHCs could be taxable as a deemed dividend to U.S. Persons in certain circumstances and this deemed dividend would not be eligible for the Reduced Rate of tax under recently enacted legislation.

    Although Endurance Holdings believes, based upon information made available to it regarding its existing shareholder base, that neither it nor any of its subsidiaries currently is a FPHC, Endurance Holdings cannot be certain that they will not become FPHCs in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base, the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the FPHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become FPHCs, it cannot be certain that the amount of FPHC income will be immaterial.

    If there is an overlap of income inclusion under the FPHC rules and the PFIC rules (discussed above), the FPHC rules will generally take precedence.

    Other. Except as discussed below with respect to backup withholding, dividends paid by Endurance Holdings will not be subject to U.S. withholding tax.

 Shareholders Who Are Non-U.S. Persons

    Subject to certain exceptions, non-U.S. Persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, ordinary shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the ordinary shares.

 All Shareholders

    Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the ordinary shares to U.S. Persons. Thus, you may be subject to backup withholding with respect to dividends paid by such persons unless you (i) are a corporation, non-U.S. Person or come within certain other exempt categories and, when required, demonstrate this fact, or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

    Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability or otherwise you may be entitled to a refund for any such tax withheld.


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
UNITED STATES TAXATION OF HOLDERS OF DEBT SECURITIES

    The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of the debt securities. This summary assumes that an investor will acquire debt securities at their original issue price and hold our debt securities as capital assets, which generally means as property held for investment. Any special U.S. federal income tax considerations relevant to a particular issue of debt securities, including any debt securities issued in a currency other than U.S. dollars, issued with "original issue discount" or notes providing for contingent payments, will be provided in the applicable prospectus supplement. Purchasers of such debt securities should carefully examine the applicable prospectus supplement and should consult their tax advisors with respect to such debt securities.

    For U.S. federal income tax purposes and for purposes of the following discussion, a "U.S. holder" means a beneficial owner of debt securities that is (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of debt securities who is a nonresident alien individual or a corporation, estate or trust that is not a U.S. holder.

    If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that acquires our debt securities, you should consult your tax advisor.

 U.S. Holders of Debt Securities

    Interest Payments. Unless otherwise specified in the related prospectus supplement, interest paid to a U.S. holder on a debt security will be includible in such holder's gross income as ordinary interest income in accordance with the holder's regular method of tax accounting. In addition, interest on the debt securities will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the debt securities generally will constitute passive income, or, in the case of certain U.S. holders, financial services income.

    Sale, Exchange, Redemption and Other Disposition of Debt Securities. Upon the sale, exchange, redemption or other disposition of a debt security, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest which will be taxable as interest) and the holder's adjusted tax basis in such debt security. A U.S. holder's adjusted tax basis in a debt security, in general, will equal the cost of such debt security. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period in the debt security exceeds one year at the time of the disposition of the note. For U.S. holders other than corporations, preferential tax rates may apply to such long-term capital gain recognized on the disposition of the debt security compared to rates that may apply to ordinary income. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of a debt security generally will be treated as U.S. source gain or loss.

    Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments of interest on the debt securities and the proceeds from a sale or other disposition of the debt securities unless the U.S. holder of the debt securities establishes an exemption from the information reporting rules. A U.S. holder of debt securities that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.


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
 Non-U.S. Holders of Debt Securities

    Interest and Disposition. In general (and subject to the discussion below under "Information Reporting and Backup Withholding"), a non-U.S. holder will not be subject to U.S. federal income or withholding tax with respect to payments of interest on, or gain upon the disposition of, debt securities, unless (i) the interest or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or (ii) in the case of gain upon the disposition of debt securities, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year and certain other conditions are met.

    Interest or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if such non-U.S. holder is a non-U.S. corporation, such interest or gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

    Information Reporting and Backup Withholding. If the debt securities are held by a non-U.S. holder through a non-U.S. (and non-U.S. related) broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the debt securities are held by a non-U.S. holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.

PROPOSED U.S. TAX LEGISLATION

    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us or our subsidiaries, it is possible that broader based legislative proposals could emerge in the future that could have an adverse impact on us or our subsidiaries.

                              PLAN OF DISTRIBUTION

    We, each of the Capital Trusts and/or the selling shareholders may sell the securities covered by this prospectus in any of three ways (or in any combination) from time to time:

   o to or through underwriters or dealers;

   o directly to a limited number of purchasers or to a single purchaser; or

   o through agents.

    In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, and subject to receiving the prior written consent of the BMA, sell securities covered by this prospectus and applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. Subject to receiving the prior written consent of the BMA, we may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

    The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

   o the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

   o the public offering price or purchase price of the securities and the proceeds to us, the Capital Trusts and/or the selling shareholders and any discounts, commissions, or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any; and

   o any securities exchanges on which the securities may be listed, if any.

    Any public offering price or purchase price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

    The selling shareholders may offer their ordinary shares in one or more offerings pursuant to one or more prospectus supplements, and each such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent the ordinary shares offered pursuant to a prospectus supplement remain unsold, the selling shareholder may offer those ordinary shares on different terms pursuant to another prospectus supplement, provided that, subject to Rule 462(b) under the Securities Act, no selling shareholder may offer or sell more ordinary shares in the aggregate than are indicated in the table set forth under the caption "Selling Shareholders" pursuant to any such prospectus supplements.

    Each of the selling shareholders may offer its ordinary shares at various times in one or more of the following transactions: through short sales, derivative and hedging transactions; by pledge to secure debts and other obligations; through offerings of securities exchangeable, convertible or exercisable for ordinary shares; under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities); through distribution to its members, partners or shareholders; in exchange or over-the-counter market transactions; and/or in private transactions.

    Each of the selling shareholders also may resell all or a portion of its ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

    Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the

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
securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

    If indicated in an applicable prospectus supplement, we, the Capital Trusts and/or the selling shareholders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we, the Capital Trusts and/or the selling shareholders pay to them. Generally, unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. We, the Capital Trusts and/or the selling shareholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us, the Capital Trusts and/or the selling shareholders at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery or other contracts providing for payment and delivery on a specified date in the future.

    Any delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we, the Capital Trusts and/or the selling shareholders pay for solicitation of these delayed delivery contracts.

    Each underwriter, dealer and agent participating in the distribution of any offered securities which are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

    Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

    Agents, underwriters and other third parties described above may be entitled under relevent underwriting or other agreements to indemnification by us, the Capital Trusts and/or the selling shareholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us, the Capital Trusts and/or the selling shareholders in the ordinary course of business.


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                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.endurance.bm as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

    This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and does not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its web site.

    We "incorporate by reference" into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and later information that we file with the SEC will automatically update and supercede that information. This prospectus, incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

    The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

   o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

   o our Quarterly Report on Form 10-Q for the period ended March 31, 2004;
     and

   o our Current Reports on Form 8-K, filed January 28, 2004, February 18, 2004, March 2, 2004, March 4, 2004, and May 25, 2004.

    All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:


                       Endurance Specialty Holdings Ltd.
                            Office of the Secretary
                                Wellesley House
                               90 Pitts Bay Road
                             Pembroke HM 08 Bermuda
                                 (441) 278-0400


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    Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.


                                 LEGAL MATTERS

    Unless otherwise indicated in the applicable prospectus supplement, certain legal matters as to Bermuda law in connection with this offering will be passed upon for us by Appleby Spurling Hunter, Hamilton, Bermuda, and certain legal matters as to U.S. law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.


                                    EXPERTS

    Ernst & Young, independent auditors, have audited our consolidated financial statements and schedules included or incorporated by reference in our Annual Report on form 10-K for the year ended December 31, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young's reports, given on their authority as experts in accounting and auditing.


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        ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL
                       SECURITIES LAWS AND OTHER MATTERS

    Endurance Holdings was incorporated under the laws of Bermuda. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and its assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against Endurance Holdings, or such directors and officers or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them. However, Endurance Holdings may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of securities made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

    We have been advised by Appleby Spurling Hunter, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

    In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling Hunter that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

    We will have to obtain from the BMA their permission for the issue and free transferability of the securities in the Company being offered pursuant to this prospectus and each prospectus supplement. At the time of issue of each prospectus supplement, we will deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or any prospectus supplement.


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